Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Ixia,

Emily Acquisition Corp.,

Anue Systems, Inc., and

Alexander Pepe, as the Representative

Dated as of May 4, 2012

INDEX OF DEFINED TERMS

2008 Plan	72
Accounts Receivable	33
Acquisition Proposal	68
Acquisition Subsidiary	1
Action	42
Adjustment Amount	14
Adverse Recommendation Change	67
Affiliate	89
Agents	67
Agreement	1
Annual Financial Statements	24
Antitrust Filings	65
Assets	30
Auditor	13
Balance Sheet	25
BIS	56
Business Day	3
Cancellation Agreements	7
Cap	84
Certificate of Merger	2
Certificates	5
Closing	2
Closing Balance Sheet	11
Closing Date	3
Closing Indebtedness	11
Closing Net Taxes Payable	11
Closing Net Working Capital	11
Closing Statement of Indebtedness	11
Code	27
Common Stock	4
Common Stock Exchange Amount	4
Company	1
Company Development Tools	37
Company Entities	46
Company Hardware Products	37
Company Indemnified Person	18
Company Indemnified Persons	18
Company Intellectual Property	36
Company Intellectual Property Agreement	36
Company Material Adverse Effect	63
Company Options	5
Company Organizational Documents	20
Company Recommendation	66
Company Software Products	37
Company Subsidiary Securities	22

i

Company Transaction Expenses	17
Company Warrants	6
Confidentiality Agreement	64
Contract	35
Contracts	35
Covered Employees	72
Current Assets	9
Current Liabilities	10
DDTC	56
Defense Notice	81
Determination Date	13
DGCL	2
DISC Subsidiary	29
Dissenting Shares	5
Effective Time	2
Environmental Claim	48
Environmental Law	47
Environmental Property	46
ERISA Affiliates	50
Escrow Account	15
Escrow Agreement	6
Escrow Amount	3
Estimated Closing Net Working Capital	10
Estimated Company Transaction Expenses	17
Estimated Excess Net Taxes Payable	11
Estimated Indebtedness	10
Estimated Net Taxes Payable	10
Estimated Working Capital Adjustment Amount	11
Exchange Agent	8
Exchange Agent Agreement	8
Exchange Fund	8
Final Closing Indebtedness	13
Final Closing Net Taxes Payable	13
Final Closing Net Working Capital	13
Final Excess Net Taxes Payable	13
Financial Statements	24
GAAP	11
Good Faith Statement	10
Government	7
Government Contracts	57
Governmental Authorization	45
Hazardous Materials	47
HSR Act	65
Income Tax	30
Indebtedness	15
Indebtedness Adjustment Amount	14

Indemnification Threshold	84
Indemnified Losses	78
Indemnified Party	81
Indemnifying Party	81
Information Statement	76
Initial Cash Merger Consideration	3
Initial Merger Consideration	4
Intellectual Property	36
Interim Financials	25
IRS	7
ITAR	56
Law	45
Leased Real Property	31
Letter of Transmittal	1
Licensed Company Intellectual Property	36
Liens	22
Losses	78
Merger	1
Merger Consideration	3
Net Taxes Payable	10
Net Taxes Payable Adjustment Amount	14
Net Working Capital	9
Non-Competition Agreements	2
Non-Qualified Deferred Compensation Plans	15
Non-U.S. Benefit Plan	51
OFAC	56
off-balance sheet arrangements	25
Option Cancellation Agreements	5
Option Replacement Payments	17
Order	42
Ordinary Course of Business	26
Owned Company Intellectual Property	36
Parent	1
Parent Indemnified Persons	78
Parties	1
Party	1
Payment Event	90
Percentage	79
Permits	45
Person	89
Plan	51
Plans	51
Pre-Closing Period Income Tax Returns	76
Pre-Closing Tax Period	76
Pre-Closing Taxes	79
Pre-Closing Transaction Deductions	77

Property	30
Public Software	37
Real Property Leases	31
Release	47
Remaining Escrow Amount	16
Representative	18
Representative Expenses	19
Representative Holdback	16
Requisite Stockholder Approval	24
Restricted Share	6
Restricted Share Purchase Agreements	23
Scheduled Company Intellectual Property	38
Scheduled Indemnity Matters	79
Scheduled Indemnity Matters Confidential Information	83
Securities Act	25
Securityholders	14
Securityholders Indemnified Persons	81
Share	22
Shares	22
Software	38
Spreadsheet	69
Statement	7
Stockholders	1
Straddle Period	76
Straddle Period Income Tax Returns	76
Subsidiary	22
Superior Proposal	69
Surviving Company	2
Surviving Company Organizational Documents	17
Tail Policy	18
Takeover Statute	58
Target Net Taxes Payable	11
Target Net Working Capital	11
Tax	30
Tax Assets	10
Tax Liabilities	10
Tax Return	30
Tax Returns	30
Taxes	29
Termination Fee	89
Third Party	69
Third Party Intellectual Property Agreement	37
Third Party Subleases	31
Third Person	81
Third Person Claim	82
Trade Secrets	36
Transaction Documents	63
Underfunded Liabilities	15
Working Capital Adjustment Amount	14

TABLE OF CONTENTS

v

2.14	Intellectual Property	36
2.15	Litigation	42
2.16	Insurance	42
2.17	Absence of Certain Changes	42
2.18	No Breach of Law or Governing Document; Licenses and Permits	45
2.19	Transactions with Related Persons; Outside Interests	46
2.20	Bank Accounts	46
2.21	Environmental Matters	46
2.22	Officers, Directors, Employees, Consultants and Agents; Compensation	48
2.23	Labor Matters	50
2.24	Employee Benefit Matters	50
2.25	Customers and Suppliers	54
2.26	Product Liability Claims	54
2.27	Product and Service Warranties	54
2.28	Product Safety Authorities	55
2.29	Foreign Operations and Export Control	55
2.30	Customs	57
2.31	Government Contracts	57
2.32	Restrictions on Business Activities	57
2.33	Brokers, Finders	58
2.34	Takeover Statutes	58
2.35	Disclosure	58

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE REPRESENTATIVE	58

3.1	Enforceability	58
3.2	Noncontravention	58

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PARENT	59

4.1	Authorization; No Conflict	59
4.2	Consents	59
4.3	Parent Relationship	59
4.4	Brokers, Finders	59
4.5	Financing	60
4.6	Litigation	60

ARTICLE 5	COVENANTS OF THE COMPANY	60

5.1	Conduct of Business of the Company	60

5.2	Notification of Certain Matters	63
5.3	Access to Information	64
5.4	Actions; Cooperation	65
5.5	Stockholder Materials	66
5.6	Requisite Stockholder Approval	66
5.7	Takeover Statutes	66
5.8	No Solicitation	67
5.9	Stockholder Litigation	69
5.10	Spreadsheet	69
5.11	Promissory Notes	69
5.12	SAS Review	70

ARTICLE 6	COVENANTS OF PARENT	70

6.1	Notification of Certain Matters	70
6.2	Efforts; Cooperation	70
6.3	Benefits Covenant	72

ARTICLE 7	CONDITIONS PRECEDENT AND ADDITIONAL COVENANTS	73

7.1	Conditions to Each Party’s Obligations	73
7.2	Conditions to Obligations of the Company	73
7.3	Conditions to Obligations of Parent and Acquisition Subsidiary	74
7.4	Certain Filings	75
7.5	Public Announcements; Confidentiality	75
7.6	Further Assurances	75
7.7	Taxes	75

ARTICLE 8	INDEMNIFICATION	77

8.1	Survival of Representations and Warranties and Covenants	77
8.2	Indemnification of Parent	78
8.3	Indemnification of the Securityholders	81
8.4	Notice of Claim	81
8.5	Right to Contest Claims of Third Persons	81
8.6	Limitations on Indemnity	84
8.7	Exclusive Remedies	85

ARTICLE 9	TERMINATION	86

9.1	Termination	86
9.2	Procedure Upon Termination	87

ARTICLE 10	MISCELLANEOUS PROVISIONS	87

10.1	Notice	87
10.2	Entire Agreement	88
10.3	Assignment; Binding Agreement	88
10.4	Counterparts	89
10.5	Headings; Interpretation	89
10.6	Expenses	89
10.7	Remedies Cumulative	90
10.8	Governing Law	90
10.9	Submission to Jurisdiction; Waivers	90
10.10	No Waiver	90
10.11	Severability	91
10.12	Amendments	91
10.13	No Third Party Beneficiaries	91
10.14	Subsidiary Compliance	91

Exhibits:

A—Certificate of Merger

B—Escrow Agreement

C—Letter of Transmittal

D—Amended and Restated Certificate of Incorporation

E—Amended and Restated Bylaws

F—Warrant Termination Agreements

G—Option Cancellation Agreements

H—Non-Competition Agreements

I—Cancellation Agreements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 4, 2012, by and among Ixia, a California corporation (“Parent”), Emily Acquisition Corp., a Delaware corporation and direct and wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), Anue Systems, Inc., a Delaware corporation (the “Company”), and Alexander Pepe, as the initial Representative. Parent, Acquisition Subsidiary, the Company, and the Representative are referred to herein each as a “Party” and together as the “Parties.”

RECITALS

A.	The Board of Directors of the Company has unanimously approved the merger (the “Merger”) of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and determined that the Merger is advisable and in the best interests of its stockholders (“Stockholders”) and has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

B.	The Board of Directors of Parent and the Board of Directors of Acquisition Subsidiary have unanimously approved the Merger of Acquisition Subsidiary with and into the Company in accordance with the terms and conditions of this Agreement and have determined that the Merger is advisable and in the best interests of the stockholder of Acquisition Subsidiary and the shareholders of Parent, and the Board of Directors of Parent and Board of Directors of Acquisition Subsidiary have approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

C.	The Company, Acquisition Subsidiary, the Representative and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

D.	As a condition and inducement to Parent and Acquisition Subsidiary to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Stockholders holding more than 70% of the aggregate number of shares of Common Stock outstanding have entered into a separate Letter of Transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”), and an Option Cancellation Agreement, as applicable, pursuant to which each such Stockholder has agreed, among other things, to make certain representations, indemnities, covenants and releases for the benefit of Parent and Acquisition Subsidiary, and the holder of the Company Warrants has entered into a Warrant Termination Agreement.

E.	As a condition and inducement to Parent and Acquisition Subsidiary to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain employees of the Company have entered into employment agreements dated as of the date hereof and Confidentiality, Non-Competition, Non-Solicitation and Inventions Agreements dated as of the date hereof.

F.	As a condition and inducement to Parent and Acquisition Subsidiary to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Stockholders have entered into a separate Non-Competition Agreement in the form attached hereto as Exhibit H (the “Non-Competition Agreements”).

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE 1

THE MERGER

1.1 Merger and Effect of Merger.

(a) The constituent entities of the Merger are the Company and Acquisition Subsidiary.

(b) Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Acquisition Subsidiary shall be merged into the Company and the separate existence of Acquisition Subsidiary thereupon shall cease. The Company shall be the Surviving Company in the Merger (the “Surviving Company”), and the separate existence of the Company, with all its rights, privileges, powers and franchises, shall continue unaffected and unimpaired by the Merger.

(c) At and after the Effective Time, the Surviving Company shall possess all the rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of both Acquisition Subsidiary and the Company, as provided more particularly in the DGCL.

1.2 Method of Effecting Merger; Closing. The Merger shall be effected as follows:

(a) The Company and Acquisition Subsidiary shall each execute a Certificate of Merger in substantially the form set forth in Exhibit A attached hereto (the “Certificate of Merger”), and the Company shall cause the Certificate of Merger to be filed and recorded on the Closing Date with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall thereupon become effective and be consummated immediately upon the later of the date of such filing or at such later time as may be mutually agreed by Parent, the Company and Acquisition Subsidiary and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

(b) Subject to the satisfaction or waiver of all applicable conditions to Closing, the closing of the Merger (the “Closing”) shall take place at the offices of Bryan Cave LLP, 120 Broadway, Suite 300, Santa Monica, California 90401, at 9:00 a.m., Pacific Standard Time, or in such other place or manner as agreed to in writing by the Parties, on May 31, 2012, or on such other date (which shall in any event be within five Business Days after the satisfaction or waiver of all applicable conditions to Closing set forth herein, other than terms and conditions which, by their terms, are to be satisfied at the Closing) as Parent, Acquisition Subsidiary and the Company may agree in writing (the “Closing Date”). For purposes of this Agreement, “Business Day” shall mean any day which is not a Saturday, Sunday or a legal holiday in the State of California, United States of America.

1.3 Conversion of Acquisition Subsidiary Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, the issued and outstanding capital stock of Acquisition Subsidiary shall be converted into one validly issued, fully paid and nonassessable share of common stock in the Surviving Company and, upon surrender of the certificate or certificates representing such capital stock of Acquisition Subsidiary, the Surviving Company shall promptly issue to Parent or its designated Affiliate a certificate representing the common stock in the Surviving Company into which such shares have been converted. After the Effective Time such share of common stock shall be the only issued and outstanding equity interest of the Surviving Company and shall be owned by Parent or its designated Affiliate.

1.4 Merger Consideration. For purposes of this Agreement, the “Merger Consideration” shall be:

(a) One Hundred Forty Five Million Dollars ($145,000,000) in cash, consisting of;

(i) One Hundred Thirty Million Five Hundred Thousand Dollars ($130,500,000) in cash (the “Initial Cash Merger Consideration”); and

(ii) Fourteen Million Dollars ($14,000,000) (the “Escrow Amount”); and

(iii) The Representative Holdback as set forth in Section 1.12(c); less

(b) The aggregate amount of any Indebtedness, less

(c) The amount, if any, by which the Net Working Capital as of the Closing Date is less than the Target Net Working Capital; or plus

(d) The amount, if any, by which the Net Working Capital as of the Closing Date is greater than the Target Net Working Capital up to a maximum amount of Twelve Million Dollars ($12,000,000); less

(e) The amount, if any, by which the Net Taxes Payable as of the Closing Date is greater than the Target Net Taxes Payable; less

(f) The Estimated Company Transaction Expenses as set forth in Section 1.13(b); less

(g) The aggregate amount of the Option Replacement Payments as set forth in Section 1.13(c).

The Initial Cash Merger Consideration as adjusted at Closing pursuant to Section 1.11(c) and any deduction for Estimated Company Transaction Expenses as set forth in Section 1.13(b) and for the Option Replacement Payments as set forth in Section 1.13(c) being the “Initial Merger Consideration.”

1.5 Effect on Shares.

(a) Subject to Section 1.5(d) and any applicable backup or other withholding requirements, at the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Common Stock (including each Restricted Share) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive (i) the amount of cash equal to the Common Stock Exchange Amount and (ii) the amount of cash, if any, payable with respect to such Common Stock in accordance with the provisions of Section 1.12 and the Escrow Agreement.

(b) For purposes of this Agreement:

(i) “Common Stock” shall mean the Common Stock of the Company, $0.001 par value per share.

(ii) “Common Stock Exchange Amount” shall be equal to (A) the sum of the Initial Merger Consideration plus (y) the aggregate exercise price of all Company Options and all Company Warrants and (z) the amount of all repaid promissory notes pursuant to Section 5.11, divided by (B) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock held in the treasury of the Company) plus the aggregate number of shares of Common Stock issuable upon exercise of all Company Options and all Company Warrants, calculated in accordance with Schedule 1.5(b)(ii).

(c) Parent shall be entitled to deduct and withhold from each Stockholder’s respective portion of the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax Law. Such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Stockholders in respect of which Parent made such deduction and withholding.

(d) Any and all undeclared or unpaid dividends on the shares of Common Stock immediately prior to the Effective Time shall be canceled at the Effective Time. Any shares of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled, and no consideration of any kind shall be delivered in exchange therefor under this Agreement.

1.6 Stockholders’ Rights upon Merger.

(a) Upon consummation of the Merger, certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock (the “Certificates”) shall cease to represent any rights with respect thereto, other than, subject to applicable Law and this Agreement, the right to receive the applicable portion of the Merger Consideration payable hereunder with respect to such shares of Common Stock.

(b) Notwithstanding anything contained herein to the contrary, to the extent that appraisal rights are available under the DGCL, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that have not been voted for adoption of this Agreement, with respect to which appraisal rights have been properly and timely perfected in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion, if any, of the Merger Consideration payable hereunder with respect to such shares of Common Stock at or after the Effective Time. If a holder of Dissenting Shares effectively withdraws or loses his, her or its right to appraisal and payment under the DGCL, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive, when and as payable, the applicable portion of the Merger Consideration, if any, payable with respect to such shares of Common Stock hereunder upon surrender of the Certificates representing such shares of Common Stock in accordance with Section 1.5 hereof. The Company shall give Parent prompt notice of any demand received by the Company for appraisal of shares of Common Stock. Except with the prior written consent of Parent or as may otherwise be required under applicable Law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.7 Stock Options, Warrants, and Other Equity Awards.

(a) Options. At the Effective Time, each option to acquire shares of Common Stock that is outstanding immediately prior to the Effective Time (the “Company Options”), whether or not exercisable or vested, will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, cease to be an option to purchase shares of Common Stock and be cancelled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such Company Option an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Common Stock Exchange Amount over the applicable exercise price of such option by (ii) the number of shares of Common Stock such holder could have purchased (assuming full vesting of such Company Option) had such holder exercised such Company Option in full immediately prior to the Effective Time, as more fully set forth on Schedule 1.7(a), less applicable Taxes required to be withheld with respect to such payments. Prior to paying such holder its respective portion of the Merger Consideration, the Company shall obtain from each holder of Company Options an option cancellation agreement in the form attached hereto as Exhibit G (the “Option Cancellation Agreements”).

(b) Restricted Shares. Immediately prior to the Effective Time, each issued and outstanding share of Common Stock that was acquired pursuant to any equity or compensation plan of the Company or other arrangement with the Company and that is then unvested and subject to the Company’s option or right to repurchase such share (each, a “Restricted Share”), shall vest and become free of such restrictions as of the Effective Time and shall, at the Effective Time, be converted into the right to receive, in cash, the applicable portion of the Merger Consideration (less any applicable Taxes required to be withheld with respect to such payment), in accordance with Sections 1.5(a) and 1.6.

(c) Warrants. At the Effective Time, each Warrant to acquire shares of Common Stock that is outstanding immediately prior to the Effective Time (the “Company Warrants”) will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, cease to be a warrant to purchase shares of Common Stock and be cancelled, and the Company shall pay each holder of any such warrant at or promptly after the Effective Time for each such Company Warrant an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Common Stock Exchange Amount over the applicable exercise price of such warrant by (ii) the number of shares of Common Stock such holder could have purchased had such holder exercised such Company Warrant in full immediately prior to the Effective Time, as calculated on Schedule 1.7(c), less applicable Taxes required to be withheld with respect to such payments.

(d) Further Actions. Subject to, and without limitation of, the foregoing provisions of this Section 1.7, the Company shall take all actions necessary or appropriate so that prior to or at the Effective Time, (i) all options, warrants and other securities convertible into capital stock of the Company and other rights to purchase or otherwise acquire capital stock of the Company shall be canceled or terminated or expire by their terms, and (ii) any plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company shall be terminated, provided, that any such termination will comply with the provisions of Code Section 409A, if applicable.

1.8 Deliveries of the Company and/or Representative at Closing. At the Closing, the Company or the Representative, as applicable, shall deliver to Parent:

(a) the Certificate of Merger, duly executed by the Company;

(b) the Escrow Agreement (the “Escrow Agreement”) in the form attached hereto as Exhibit B, duly executed by the Representative;

(c) evidence, in a form and substance reasonably acceptable to Parent, that all options, warrants and other securities convertible into capital stock of the Company, other rights to purchase or otherwise acquire capital stock of the Company, and any plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company, have, prior to or at the Effective Time, been terminated or expired or have lapsed pursuant to their terms;

(d) a Certificate from each of Vinson & Elkins L.L.P., MHT Partners, L.P., Phillips & Reiter, PLLC, and Grant Thornton LLP certifying that it has received the payment required to be paid to it as Estimated Company Transaction Expenses pursuant to Section 1.13(b) hereof, that such payment is in full satisfaction of all amounts owed to it by the Company or its Subsidiaries, the Stockholders on behalf of the Company or its Subsidiaries or the Representative on behalf of the Company or its Subsidiaries in connection with the transactions contemplated hereby;

(e) warrant termination agreements for each of the Company Warrants in the form attached hereto as Exhibit F, duly executed by the Company and the holders of the Company Warrants;

(f) promissory note cancellation agreements from each of the holders of the promissory notes listed on Schedule 5.11 in the form attached hereto as Exhibit I (the “Cancellation Agreements”);

(g) the written resignations, effective the Closing Date, of each officer and director of the Company and each of its Subsidiaries;

(h) all consents and approvals (i) relating to the Company or any of its Subsidiaries required to be obtained from the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Government”) and (ii) from third parties under the Contracts listed and described on Schedule 1.8(h);

(i) a statement, under penalties of perjury, certifying that the Company and each of its Subsidiaries is not, and has never been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (the “Statement”);

(j) a certified mail receipt and a copy of the Statement mailed to the United States Internal Revenue Service (“IRS”);

(k) a certificate of good standing, or equivalent certificate, for the Company, and each of its Subsidiaries dated within five Business Days of the Closing Date, issued by the appropriate Government;

(l) all share transfer books, minute books and other corporate records of the Company and each of its Subsidiaries;

(m) a copy, certified by the Secretary of the Company to be true, complete and correct as of the Closing Date, of the constituent documents of the Company, and of the resolutions of the Stockholders and Board of Directors of the Company authorizing and approving the transactions contemplated hereby; and

(n) a copy, certified by the Secretary of each Subsidiary of the Company to be true, complete and correct as of the Closing Date, of the constituent documents of such Subsidiary.

1.9 Deliveries of Parent at Closing. At the Closing, Parent shall deliver or cause to be delivered:

(a) to the Representative, the Certificate of Merger, duly executed by Acquisition Subsidiary;

(b) to the Exchange Agent, the Exchange Fund pursuant to Section 1.10;

(c) to the Representative, the Representative Holdback to be held and disbursed by the Representative in accordance with the terms and conditions of Section 1.12(c);

(d) to the Representative, the Escrow Agreement, duly executed by Parent;

(e) to the Escrow Agent, the Escrow Amount to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 1.12; and

(f) to Vinson & Elkins L.L.P., MHT Partners, L.P., Phillips & Reiter, PLLC, Grant Thornton LLP and the Representative, the respective amounts payable to each for the payment of the Estimated Company Transaction Expenses pursuant to Section 1.13(b).

1.10 Payment Mechanics for Shares.

(a) Pursuant to an exchange agent agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”), as of the Closing, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of shares of Common Stock, cash necessary to pay the Initial Merger Consideration to such holders of shares of Common Stock to be paid in connection with the Merger (such cash being hereinafter referred to as the “Exchange Fund,” it being understood that any and all interest earned on funds deposited therein pending payment shall be turned over to Parent). The Exchange Agent shall, pursuant to irrevocable instructions, make the payments provided for in this Section 1.10 and the Exchange Fund shall not be used for any other purpose.

(b) Parent will cause the Exchange Agent, within five Business Days after the Closing Date, to deliver to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Common Stock at the address set forth opposite such holder’s name on Schedule 1.10(b) (as updated from time to time in writing by the Company) a Letter of Transmittal. Upon surrender of a Certificate for cancellation to the Exchange Agent together with the submission of a duly completed and validly executed Letter of Transmittal to the Exchange Agent, the holder of the shares of Common Stock to which such Letter of Transmittal relates shall be entitled to receive in exchange therefor cash (without interest), representing such holder’s respective portion of the Merger Consideration calculated in accordance with, and payable when and as provided in, this Agreement, less applicable Taxes required to be withheld with respect to such payments. Following the Effective Time and pending a Stockholder’s submission of a Letter of Transmittal, each such holder will be deemed, for all purposes, to hold an irrevocable right to receive that amount of consideration equal to his, her or its respective portion of the Merger Consideration into which such holder’s shares of Common Stock shall have been so converted in accordance with this Agreement.

Notwithstanding the foregoing, the Company may provide to certain holders of shares of Common Stock the Letter of Transmittal and other documentation described above prior to the Effective Time, and any such holder that surrenders a Certificate to the Exchange Agent together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Exchange Agent, at or prior to Closing shall be entitled to receive, and the Exchange Agent shall pay promptly after the Effective Time, cash (without interest), representing such holder’s respective portion of the Merger Consideration calculated in accordance with, and payable when and as provided in, this Agreement, less applicable Taxes required to be withheld with respect to such payments.

(c) Parent shall cause the Exchange Agent to deliver, no later than five Business Days after submission of a properly completed and duly executed Letter of Transmittal by a Stockholder, cash (without interest), representing such holder’s respective portion of the Initial Merger Consideration calculated and payable in accordance with this Agreement.

(d) At or after the Effective Time, there shall be no transfers on the transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time.

(e) Any portion of the Exchange Fund that remains unclaimed by a holder of shares of Common Stock six months after the Effective Time shall be delivered to Parent and any such holder who has not returned a Letter of Transmittal in accordance with this Section 1.10 prior to that time shall thereafter look only to Parent for payment of such holder’s portion of the Merger Consideration. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Company, the Representative or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of shares of Common Stock two years after the Effective Time (or, in either case, such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Government) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

1.11 Post-Closing Adjustment to Merger Consideration.

(a) “Net Working Capital” means, as of 11:59 p.m., Central Daylight Time, on the Closing Date, the excess of the Current Assets of the Company and its Subsidiaries on a consolidated basis over the Current Liabilities of the Company and its Subsidiaries on a consolidated basis, as reflected on the consolidated balance sheet of the Company and its Subsidiaries as of such date. For purposes of this Agreement, “Current Assets” shall mean cash, cash equivalents, accounts receivable, prepaid expenses, other receivables and inventory reflected on the books of the Company and its Subsidiaries but shall specifically exclude any deferred Tax assets and Tax Assets of the

Company or its Subsidiaries and any promissory notes to be repaid pursuant to Section 5.11. For the purpose of computing Net Working Capital, accounts receivable shall exclude any outstanding invoices that relate to customer orders originally booked on or after April 20, 2012 and that include product or services that are not available to be delivered on the Closing Date. Such orders would include, but are not limited to, customer orders that implicitly or explicitly include (i) the promise of delivery of products or features that have not been developed or are not generally available for sale to all customers, (ii) the exchange of currently available product for newer product at some point in the future, (iii) professional services that require in excess of 80 hours of effort, and (iv) extended maintenance services that cover periods greater than 12 months from the Closing Date. “Current Liabilities” shall mean accounts payable, accrued compensation and benefits, other accrued expenses and deferred rent reflected on the books of the Company and its Subsidiaries but shall specifically exclude any deferred Tax liabilities and Tax Liabilities of the Company or its Subsidiaries and the Indebtedness, Company Transaction Expenses and Option Replacement Payments of the Company and its Subsidiaries.

(b) Net Taxes Payable. “Net Taxes Payable” means, with respect to all Pre-Closing Tax Periods and the portion of any Straddle Period that ends at 11:59 p.m., Central Daylight Time, on the Closing Date, the amount by which (i) the unpaid accrued Taxes of the Company (excluding (A) Taxes attributable to actions taken by the Buyer or the Surviving Company on the Closing Date after the Effective Time outside of the Ordinary Course of Business that are not contemplated by this Agreement and (B) Taxes attributable to the items set forth on Schedule 8.6(h)) (“Tax Liabilities” ), exceeds (ii) any refunds for Taxes attributable to Tax Returns filed on or before the Closing Date and any Tax deposits (excluding any estimated U.S. federal income Tax payments) actually available under applicable Law (“Tax Assets”). All Tax Assets and Tax Liabilities will be as set forth on the Closing Balance Sheet but as of 11:59 p.m., Central Daylight Time, on the Closing Date, as determined in accordance with GAAP, except that: (x) the amount of U.S. federal income Tax Liability for the taxable period ending on the Closing Date shall be determined after giving effect to up to Four Million Eight Hundred Fifty One Thousand Two Hundred Sixty Seven Dollars ($4,851,267) available Pre-Closing Transaction Tax Deductions; (y) the amount of any U.S. federal income Tax Liability for the taxable periods ending on or before December 31, 2011 shall be determined without giving effect to any carryback of any net operating loss attributable to the Pre-Closing Transaction Tax Deductions; and (z) the amount of any other Tax Liability with respect to any Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date shall be determined after giving effect to the Pre-Closing Transaction Tax Deductions.

(c) Pre-Closing Estimates. At least two Business Days prior to the Closing Date, the Company shall deliver to Parent a statement setting forth the calculation of an estimate as of 11:59 p.m., Central Daylight Time, on the Closing Date of (i) the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the Indebtedness (the “Estimated Indebtedness”), (iii) the Net Taxes Payable (the “Estimated Net Taxes Payable”) and (iv) the Company Transaction Expenses (such statement being, the “Good Faith Statement”). The Good Faith Statement shall be prepared by the Company in good faith, in a reasonable manner, and in accordance with the accounting principles set forth on Schedule 1.11(c), consistently applied. Parent shall have reasonable access to copies of the working papers of the Company prepared or used in connection with the Company’s preparation of the Good Faith Statement. Parent shall have an opportunity to review with representatives of the Company and object to all or any part of the Good Faith Statement, such review to be reasonably prompt and any objection to be reasonable and made in good faith. If the Estimated Closing Net Working Capital exceeds Four Million Five Hundred Thousand Dollars ($4,500,000) (the “Target Net Working Capital” ), then the Initial Merger Consideration payable at the Closing pursuant to Sections 1.4 and 1.9(b) shall be increased by an amount equal to the amount by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital; provided, however, in no event shall the amount of such increase exceed Twelve Million Dollars ($12,000,000) (the “Estimated Working Capital Adjustment Amount”). If the Estimated Closing Net Working Capital is less than the Target Net Working Capital, then the Initial Merger Consideration payable at the Closing pursuant to Sections 1.4 and 1.9(b) shall be reduced by an amount equal to the amount by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital. The Initial Merger Consideration payable at the Closing pursuant to Sections 1.4 and 1.9(b) shall also be reduced by an amount equal to the Estimated Indebtedness, if any. In addition, if the Estimated Net Taxes Payable is greater than Two Hundred Fifty Thousand Dollars ($250,000) (the “Target Net Taxes Payable” ), then the Initial Merger Consideration payable at the Closing pursuant to Sections 1.4 and 1.9(b) shall also be reduced by an amount equal to the amount by which the Estimated Net Taxes Payable exceeds the Target Net Taxes Payable (the “Estimated Excess Net Taxes Payable” ). If the Estimated Net Taxes Payable is equal to or less than the Target Net Taxes Payable, no adjustment will be made to the Initial Merger Consideration for Estimated Net Taxes Payable.

(d) Delivery of the Closing Balance Sheet and Closing Statement of Indebtedness. As soon as reasonably practicable following the Closing Date, and in any event within 90 calendar days thereafter, Parent shall deliver to the Representative, (i) a consolidated balance sheet of the Company and its Subsidiaries as of 11:59 p.m., Central Daylight Time, on the Closing Date (the “Closing Balance Sheet” ), (ii) a calculation of Net Working Capital of the Company and its Subsidiaries prepared by Parent as of 11:59 p.m., Central Daylight Time, on the Closing Date determined using the Closing Balance Sheet (the “Closing Net Working Capital”), (iii) a calculation of Net Taxes Payable of the Company and its Subsidiaries prepared by Parent as of 11:59 p.m., Central Daylight Time, on the Closing Date determined using the Closing Balance Sheet (the “Closing Net Taxes Payable”), and (iv) a statement reflecting the Indebtedness of the Company and its Subsidiaries immediately prior to the Closing (the “Closing Statement of Indebtedness”) using the methodology set forth on Schedule 1.11(c). The total amount of Indebtedness on the Closing Statement of Indebtedness shall be the “Closing Indebtedness.” For purposes of preparing the Closing Balance Sheet and the calculation of Closing Net Working Capital, Parent shall, or shall cause the Surviving Company to, take, within a reasonable period of time following the Closing, a physical count of the inventory of the Surviving Company and its Subsidiaries. Designees of the Representative may observe the taking of such physical count. The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), as in effect at the date of the financial statement to which it refers, using and applying (to the extent applicable and not inconsistent with GAAP) the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest Annual Financial Statements (as hereinafter defined) of the Company and its Subsidiaries and, where applicable, using the methodology described on Schedule 1.11(c). To the extent there is any inconsistency between the methodology of GAAP applied in a manner consistent with the accounting principles applied in the preparation of the Annual Financial Statements and the methodology described on Schedule 1.11(c), the methodology described on Schedule 1.11(c) shall supersede and be the basis on which the Closing Balance Sheet is prepared.

(e) Audit Rights; Agreement upon the Closing Net Working Capital, Closing Net Taxes Payable and Closing Indebtedness. Upon delivery of the Closing Balance Sheet and the Closing Statement of Indebtedness, Parent shall provide the Representative and its accountants reasonable access to the accountants and accounting records of the Company and shall use its commercially reasonable efforts to provide the Representative with reasonable access to any and all working papers prepared by the Company or Parent related to the preparation of the Closing Balance Sheet and the Closing Statement of Indebtedness, and the calculation of Closing Net Working Capital, Closing Net Taxes Payable and Closing Indebtedness. If the Representative disagrees with the Closing Balance Sheet or the calculation of Closing Net Working Capital and Closing Net Taxes Payable as not being in accordance with GAAP, as in effect at the date of the financial statement to which it refers, using and applying (to the extent applicable and not inconsistent with GAAP) the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest Annual Financial Statements and/or, as applicable, Schedule 1.11(c), or the Closing Statement of Indebtedness or the calculation of Closing Indebtedness as not being in accordance with the principles set forth on Schedule 1.11(c), or, in either case, as having computational or other errors, the Representative must notify Parent of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 30 days after its receipt of the Closing Balance Sheet and the calculation of Closing Net Working Capital and Closing Net Taxes Payable or the Closing Statement of Indebtedness and the calculation of Closing Indebtedness, as the case may be. In the event that the Representative does not provide such a notice of disagreement within such 30-day period, the Representative shall be deemed to have accepted the Closing Balance Sheet and the calculation of Closing Net Working Capital and Closing Net Taxes Payable as set forth therein and/or the Closing Statement of Indebtedness and the calculation of Closing Indebtedness as set forth therein, each as delivered by Parent, which, in either or both cases, if not objected to within the relevant 30-day period, shall then be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, Parent and the Representative shall use commercially reasonable efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the preparation of the Closing Balance Sheet and/or the calculation of Closing Net Working Capital and/or Closing Net Taxes Payable or the Closing Statement of Indebtedness and/or calculation of Closing Indebtedness, as the case may be. If, at the end of such period, they are unable to resolve such disagreements, then Parent and the Representative shall mutually select an independent accounting firm of recognized national standing (the “Auditor”) to act as a referee to resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within 30 calendar days after the date on which such dispute is referred to the Auditor, based solely on the terms of this Agreement, any remaining disputes. The Representative (or its designee) shall be permitted to submit a proposed Closing Balance Sheet or Closing Statement of Indebtedness, as the case may be, and Parent shall submit the Closing Balance Sheet and Closing Statement of Indebtedness initially sent to the Representative pursuant to Section 1.11(d) (as it may have been modified as a result of discussions between Parent and the Representative so long as such modifications are not adverse to the Securityholders), and, in each case, applicable supporting documentation and to make a presentation to the Auditor in connection with the resolution of any such disagreements, and, without the mutual agreement of Parent and the Representative, the Auditor shall not rely on or consider any other documents, materials, presentations or evidence (other than the plain language of the Agreement) in making its determination. To the extent that a value has been assigned to any disagreement that remains in dispute, the Auditor shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either Party or less than the smallest value for such objection claimed by either Party. It is the intent of the Parties that the process set forth in this Section 1.11(e) and the activities of the Auditor in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including, in particular, but without limitation, rules with respect to procedures and discovery). The fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes shall be allocated between Parent, on one hand, and the Escrow Amount, on the other, by the Auditor in proportion to the extent either of such Parties did not prevail in the aggregate on items in dispute on their respective Closing Balance Sheets or Closing Statements of Indebtedness, as the case may be; provided, that such fees and expenses shall not include, so long as a Party complies with the procedures of this Section, the other Party’s outside counsel, accounting or other fees. The determination of the Auditor shall be final, conclusive and binding on the Parties. The amounts of the Closing Net Working Capital, Closing Net Taxes Payable and Closing Indebtedness as finally determined in accordance with the terms of this Section 1.11 shall be referred to as the “Final Closing Net Working Capital,” “Final Closing Net Taxes Payable” and “Final Closing Indebtedness,” respectively. The date on which the Final Closing Net Working Capital, Final Closing Net Taxes Payable and Final Closing Indebtedness are all finally determined in accordance with this Section 1.11(e) (or the latest date on which any of such calculations is finally determined) is hereinafter referred to as the “Determination Date.”

(f) Definitions. The following terms shall have the following meanings:

(i) “Final Excess Net Taxes Payable” means, if the Final Closing Net Taxes Payable is greater than the Target Net Taxes Payable, the amount by which the Final Closing Net Taxes Payable exceeds the Target Net Taxes Payable.

(ii) “Indebtedness Adjustment Amount”, which may be positive or negative, means (A) the Final Closing Indebtedness, minus (B) the Estimated Indebtedness, each expressed as a negative number.

(iii) “Net Taxes Payable Adjustment Amount”, which may be positive or negative, means (A) the Final Excess Net Taxes Payable, minus (B) the Estimated Excess Net Taxes Payable, each expressed as a negative number.

(iv) “Working Capital Adjustment Amount”, which may be positive or negative, means (A) the Final Closing Net Working Capital, minus (B) the Estimated Closing Net Working Capital. In the event that the Estimated Working Capital Adjustment Amount plus the Working Capital Adjustment Amount exceeds Twelve Million Dollars ($12,000,000), the Working Capital Adjustment Amount shall be reduced by the amount of such excess.

For purposes of convenience only, the Parties agree that upon the final determination of the Indebtedness Adjustment Amount, the Net Taxes Payable Adjustment Amount and the Working Capital Adjustment Amount, such amounts shall be aggregated for the purpose of paying the Adjustment Amount (as defined below) to Parent or the Representative, as the case may be. The sum of the Indebtedness Adjustment Amount, the Net Taxes Payable Adjustment Amount and the Working Capital Adjustment Amount shall be the “Adjustment Amount.” For example, if the Indebtedness Adjustment Amount equals negative One Million Dollars ($1,000,000) (i.e., such amount is owed to Parent), the Net Taxes Payable Adjustment Amount equals negative Two Hundred Thousand Dollars ($200,000) (i.e., such amount is owed to Parent) and the Working Capital Adjustment Amount equals positive One Hundred Thousand Dollars ($100,000) (i.e., such amount is owed to the Securityholders), each as finally determined, then the Adjustment Amount would be negative One Million One Hundred Thousand Dollars ($1,100,000) and such amount would be owed and payable to Parent in accordance with the terms of this Section 1.10.

(g) Positive Adjustment Payment. If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, Parent shall deposit (by wire transfer of immediately available funds) in such bank account(s) as may be designated by the Representative, the Adjustment Amount for distribution to the Stockholders (other than any Stockholder who holds Dissenting Shares), the holders of Company Options and the holders of Company Warrants (collectively, the “Securityholders”), without interest; provided, however, in no event shall the Estimated Working Capital Adjustment Amount plus the Working Capital Adjustment Amount exceed Twelve Million Dollars ($12,000,000). Promptly following deposit by Parent, and subject to Section 1.16(d), the Representative shall distribute to each Securityholder its Percentage of any positive Adjustment Amount.

(h) Negative Adjustment Payment. If the Adjustment Amount is a negative number, then, promptly following the Determination Date, and in any event within five Business Days of the Determination Date, the Parties shall cause the Escrow Agent to pay (by wire transfer of immediately available funds) to Parent out of the Escrow Amount an amount equal to the lesser of (i) the Adjustment Amount, together with any interest earned on that portion of the Escrow Amount equal to the Adjustment Amount or (ii) the full amount of the Escrow Amount, together with any interest earned thereon.

For purposes of this Agreement, “Indebtedness” shall mean, without duplication (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP (as hereinafter defined); (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (for the avoidance of doubt, excluding any trade accounts payable and checks payable to the Company or a Subsidiary, which have been endorsed by the Company or a Subsidiary for collection in the Ordinary Course of Business); (iv) guaranties securing indebtedness for borrowed money; (v) all amounts drawn under outstanding letters of credit; (vi) all deferred compensation obligations, including (A) all payment obligations under the Company’s non-qualified deferred compensation plans (the “Non-Qualified Deferred Compensation Plans”) and (B) any underfunded pension, termination indemnity, seniority premium, or post-retirement liabilities of the Company and the Subsidiaries as required to be measured under SFAS 87 or SFAS 106 at the transaction date (the “Underfunded Liabilities”); and(vii) all interest, any premiums payable or any other costs or charges (including any prepayment penalties) on any instruments or obligations described in clauses (i) through (vi) hereof, all as the same may be payable upon the complete and final payoff thereof simultaneous with or promptly following the Closing.

1.12 Escrow.

(a) Escrow Account. On the Closing Date, Parent shall pay (or cause to be paid), by wire transfer of immediately available funds, the Escrow Amount to the Escrow Agent, to be held in escrow to satisfy, at least in part, any claims by (i) Parent for satisfaction of any post-closing adjustment pursuant to Section 1.11; (ii) any Parent Indemnified Person for any indemnification claim of any Parent Indemnified Person pursuant to Section 8.2; or (iii) any Parent Indemnified Person pursuant to this Agreement or in connection with the transactions contemplated hereby (the “Escrow Account”). The Escrow Agent shall hold and invest the Escrow Amount in accordance with the terms of the Escrow Agreement. The Parties agree for all Tax purposes that: (i) the right of the Securityholders to the Escrow Amount shall be treated as deferred purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provisions of state, local or non-U.S. law, as appropriate; (ii) interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (iii) Parent shall be treated as the owner of the Escrow Amount and all interest and earnings earned from the investment and reinvestment of the Escrow Amount, or portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation § 1.468B-8.

(b) The Representative. Upon any claim for indemnification pursuant to Section 8.2, the Representative shall serve as the designated representative of the Securityholders for purposes of receiving notices, contesting claims, and authorizing payments for such claims. If the Securityholders become obligated (whether through mutual agreement between Parent and the Representative or as a result of a final non-appealable judicial determination or otherwise finally determined pursuant to the terms of this Agreement or the Escrow Agreement) to provide an adjustment, indemnification or another payment pursuant to or in accordance with the terms of this Agreement, Parent and the Representative shall, if necessary for the release of funds from the Escrow Account, promptly execute joint written instructions to the Escrow Agent to disburse the appropriate amount from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement.\

(c) Representative Holdback. At Closing, Parent shall withhold Five Hundred Thousand Dollars $(500,000) (the “Representative Holdback”) from the Merger Consideration otherwise payable pursuant to Section 1.4 and shall pay the Representative Holdback to an account designated by the Representative. The Representative Holdback shall be held, used and disbursed by or at the direction of the Representative for the purpose of paying fees and satisfying expenses of the Representative incurred in connection with the discharge of its duties under this Agreement or the Escrow Agreement, including the costs and expenses incurred by the Representative in defending against any claim or liability in performing his duties on behalf of the Securityholders. The Representative shall have the right to recover all costs and expenses incurred hereunder from the Representative Holdback as such costs and expenses arise. If any of the Representative Holdback remains after the Representative has discharged its duties under this Agreement, the Representative shall pay to each Securityholder an amount equal to such Securityholder’s Percentage of such excess. Any portion of the Representative Holdback disbursed by the Representative to the Securityholders shall be treated for all Tax purposes as an adjustment to the Merger Consideration unless otherwise required by applicable Laws.

(d) Remaining Balance in Escrow Account. On December 31, 2012, Parent and the Representative shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) to the account(s) designated by the Representative, any amounts in the Escrow Account in excess of the amount equal to (i) Nine Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four Dollars ($9,333,334) (the “Remaining Escrow Amount”) plus (ii) any interest earned on the Remaining Escrow Amount, for distribution to the Securityholders in accordance with the terms of the Escrow Agreement; provided, however, that to the extent all or a portion of such excess amount has been claimed by Parent to be owed to a Parent Indemnified Person, such claimed amount shall not be paid by the Escrow Agent on such date. Upon the expiration of the 18-month period following the Closing Date, Parent and the Representative shall cause the Escrow Agent (in accordance with the terms of the Escrow Agreement) to pay (by wire transfer of immediately available funds) any remaining amounts in the Escrow Account (which have not then been claimed by Parent to be owed to a Parent Indemnified Person), together with any interest earned on any such amount, to the account(s) designated by the Representative. Promptly following receipt thereof, but subject to Section 1.16(d), the Representative shall distribute to each Securityholder its Percentage of any Remaining Escrow Amount.

(e) Merger Consideration Adjustments. Except for any interest amount(s) paid thereon, any amounts distributed to Parent pursuant to the provisions of this Section 1.12 shall be deemed to be and treated for all purposes as adjustments to the Merger Consideration.

1.13 Company Transaction Expenses.

(a) Estimated Company Transaction Expenses. At least two Business Days prior to the Closing Date, the Company shall provide to Parent an estimate (which estimate shall include such reserves as the Company determines in good faith to be appropriate for any expenses that are not then known or determinable) on Schedule 1.13(a) of the Company Transaction Expenses (segregated by payee, to the extent reasonably known or anticipated), that have been incurred (but not yet paid) prior to Closing and that may be incurred at or after the Closing (“Estimated Company Transaction Expenses”). For purposes of this Agreement, “Company Transaction Expenses” means all expenses incurred or to be incurred by the Company, its Subsidiaries, or, to the extent that the Company or its Subsidiaries may be liable therefore, the Stockholders and the Representative on behalf of the Company or its Subsidiaries in connection with the preparation, negotiation and execution of this Agreement and the Escrow Agreement and/or the consummation of the transactions contemplated hereby (including, without limitation, the Merger), including, but not limited to, all accounting, legal, investment banking and commercial banking fees and expenses related thereto. Set forth on Schedule 1.13(a) is a good faith estimate as of the date of this Agreement of all Company Transaction Expenses.

(b) Payment of Estimated Company Transaction Expenses. On the Closing Date, Parent shall pay (by wire transfer of immediately available funds) (i) to Vinson & Elkins L.L.P., the amount indicated in the Estimated Company Transaction Expenses as payable to Vinson & Elkins L.L.P.; (ii) to MHT Partners, L.P. the amount indicated in the Estimated Company Transaction Expenses as payable to MHT Partners, L.P.; (iii) to Phillips & Reiter, PLLC the amount indicated in the Estimated Company Transaction Expenses as payable to Phillips & Reiter, PLLC; (iv) to Grant Thornton LLP the amount indicated in the Estimated Company Transaction Expenses as payable to Grant Thornton LLP and (v) to the Representative or its designee, an aggregate amount of cash equal to the aggregate amount of Estimated Company Transaction Expenses, less any amounts paid under clauses (i) through (iv) above, which the Representative shall use to promptly pay (and in any event within five Business Days) the Estimated Company Transaction Expenses, other than, or in addition to, those referenced in clauses (i) through (iv) above. After payment of the Company Transaction Expenses has been completed, the Representative shall distribute to the Securityholders (other than any Securityholder who holds Dissenting Shares), any remaining cash less any amount of such remaining cash that would be payable with respect to Dissenting Shares if such Shares had not been Dissenting Shares with such amount being paid to Parent.

(c) Option Replacement Payments. On the Closing Date, Parent shall pay (by wire transfer of immediately available funds) to each employee eligible for a payment in lieu of Options upon the completion of the Transaction (“Option Replacement Payments”) the amount specified in Schedule 1.13, less applicable Taxes required to be withheld with respect to such Payments; provided, that the Option Replacement Payments for all of the eligible employees shall not exceed the aggregate amount of Five Hundred Thousand Dollars ($500,000).

1.14 Organizational Documents of the Surviving Company. The Amended and Restated Certificate of Incorporation and Bylaws of the Surviving Company shall be as set forth in Exhibits D and E, respectively (the “Surviving Company Organizational Documents”).

1.15 Directors and Officers of the Surviving Company.

(a) The directors and officers set forth on Schedule 1.15 shall be the directors and officers of the Surviving Company, effective as of the Effective Time, until their successors shall have been duly elected and qualified or until their earlier death, resignation or removal.

(b) The Surviving Company shall (and Parent shall cause the Surviving Company to) honor the obligations of the Company under any and all indemnification agreements between the Company and any of its current directors and officers that were in effect on the date hereof, copies of which are attached hereto as Schedule 1.15(b) (each, an “Company Indemnified Person” and collectively, the “Company Indemnified Persons”).

(c) During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company shall (and Parent shall cause the Surviving Company to) cause the Surviving Company Organizational Documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of the Company Indemnified Persons, in each case in their capacities as officers or directors of the Company, occurring at or prior to the Effective Time, which provisions are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Company Organizational Documents as of the date hereof, and, during such six-year period, except as required by applicable Law, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects the rights of the Company Indemnified Persons thereunder. Prior to the Closing, the Company shall have purchased a six-year tail policy or policies (the “Tail Policy“) for its officers’ and directors’ liability insurance on terms consistent with those in effect for the Company immediately prior to the date hereof. Parent shall pay 50% of the cost of such Tail Policy; provided, however, that in no event shall Parent’s portion of such cost exceed Fifty Thousand Dollars ($50,000). Following the Effective Time, Parent shall cause the Surviving Company to maintain such policy in full force and effect throughout the term of such policy (with no obligation to extend the policy beyond its six-year term) and to continue to honor its obligations thereunder. Except as expressly provided in Section 1.15(b) and (c), for each present and former director, officer, employee, fiduciary and agent of the Company, the Tail Policy, together with any other policy of directors’ and officers’ liability insurance held by the Company and in effect prior to the Effective Time under which coverage is available, shall be the sole source of indemnification by the Parent, the Company or the Surviving Company.

1.16 Securityholders’ Representative; Actions.

(a) Alexander Pepe has been appointed as the true and lawful attorney-in-fact of the Securityholders for all matters in connection with this Agreement and the Escrow Agreement (the “Representative”) pursuant to and by virtue of the requisite approval of this Agreement and the Merger by the Securityholders. The Representative will act on behalf of the Securityholders with respect to all matters requiring action by the

Securityholders under this Agreement or the Escrow Agreement. The Representative hereby accepts such appointment. The Representative may resign or such agency may be changed by the Securityholders from time to time upon not less than 10 days prior written notice to Parent; provided, however, that the Representative may not be removed by the Securityholders unless holders of a majority of the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock held in the treasury of the Company) plus the aggregate number of shares of Common Stock issuable upon exercise of all Company Options and all Company Warrants, calculated in accordance with Schedule 1.5(b)(ii), agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of Representative may be filled by the holders of a majority of the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock held in the treasury of the Company) plus the aggregate number of shares of Common Stock issuable upon exercise of all Company Options and all Company Warrants, calculated in accordance with Schedule 1.5(b)(ii). If for any reason there is no Representative at any time, all references herein to the Representative shall be deemed to refer to the Securityholders. No bond shall be required of the Representative and the Representative shall not receive any compensation for its services other than pursuant to the terms of the Representative Agreement.

(b) The Representative shall take all actions required to be taken by the Securityholders under this Agreement or the Escrow Agreement and may take any action contemplated by this Agreement or the Escrow Agreement. By giving notice to the Representative in the manner provided by Section 10.1, Parent shall be deemed to have given notice to all Securityholders. Any action taken by the Representative may be considered by Parent to be the action of the Securityholder(s) for whom such action was taken for all purposes of this Agreement or the Escrow Agreement.

(c) In the event that Parent gives notice to the Representative of a claim for which indemnification may be sought, the Representative shall have the authority to determine, in his or her sole judgment, whether to retain counsel (and to select that counsel) to protect the Securityholders’ interests, subject to Section 8.5, whether to consent to indemnification and to make all other decisions required to be made by the Securityholders pursuant to this Agreement or the Escrow Agreement, including, without limitation, whether to consent or withhold his or her consent to any settlement or compromise of a claim.

(d) The Representative shall not be liable to the Securityholders for any act done or omitted hereunder as Representative without gross negligence or bad faith. The Securityholders shall jointly and severally indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative (“Representative Expenses”). The Representative shall have the right to recover Representative Expenses, or to set aside a reserve fund for Representative Expenses reasonably likely to be incurred from any positive Adjustment Amount or any amount to be distributed to the Securityholders from the Escrow Account; provided, however, that while this Section 1.16(d) allows the Representative to be paid from any Adjustment Amount and any amount to be distributed to the Securityholders from the Escrow Account, this does not relieve the Securityholders from their obligation to promptly pay such Representative Expenses, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. A decision, act, consent or instruction of the Representative, including an amendment, extension or waiver of this Agreement pursuant to Sections 10.10 and 10.12, shall constitute a decision of the Securityholders and shall be final, binding and conclusive upon the Securityholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Securityholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

(e) The Representative agrees that within a commercially reasonable time after receipt of notice of a claim, he or she shall give each Securityholder notice of the same and shall from time to time keep the Securityholders apprised as to developments with respect to such claim. Such notices shall be sent to the Securityholders at their respective addresses as may be communicated to the Representative in writing by the Securityholders.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules prepared by the Company and delivered to Parent prior to the execution of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth herein (which exceptions shall specifically identify the section or subsection of a single section or subsection of this Agreement, as applicable, to which such exception relates and be limited in their effect to such identified, sections or subsections, except where it is readily apparent from the face of any such disclosure that such exception relates to another section or subsection hereof, in which case it shall also be applicable to such other provision without additional disclosure), the Company hereby makes the following representations and warranties to Parent and Acquisition Subsidiary, each of which is true and correct on the date hereof (except to the extent such representations and warranties speak expressly as of an earlier date) and on the Closing Date and each of which shall survive the Closing as provided in Section 8.1.

2.1 Organization, Qualification and Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has delivered or made available to Parent true, complete and correct copies of the Certificate of Incorporation and Bylaws of the Company (together, the “Company Organizational Documents“).

(b) The Company has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is currently engaged and which it plans to engage. The Company is duly registered or qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions listed on Schedule 2.1. Except as set forth on Schedule 2.1, the Company is not required to be registered, licensed or qualified to do business in any other jurisdiction.

2.2 Subsidiaries.

(a) Each Subsidiary (as defined below) of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is currently engaged and which it plans to engage. Each Subsidiary of the Company is duly registered or qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in the state(s), countries or other jurisdictions listed on Schedule 2.2(a). Each Subsidiary of the Company is not required to be registered, licensed or qualified to do business in any other jurisdiction. Schedule 2.2(a) lists the name and jurisdiction of organization of each Subsidiary of the Company. Other than those Subsidiaries of the Company listed on Schedule 2.2(a), the Company does not, directly or indirectly, own or have the right or the obligation to acquire and has not, directly or indirectly, owned or had the right or the obligation to acquire any capital stock, equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any capital stock, equity or similar interest in, any Person. Except as set forth on Schedule 2.2(a), none of the Company’s Subsidiaries directly or indirectly owns or has the right or the obligation to acquire any capital stock or other equity interest in any Person. Schedule 2.2(a) sets forth a true, correct and complete list of each of the Company’s Subsidiaries indicating (i) its officers and directors and (ii) the record owners of all of its issued and outstanding capital stock or other equity interest and the number of authorized, issued and outstanding capital stock or other equity interest of each class and the amount of capital stock or other equity interest unissued and reserved for any purpose. The Company has delivered or made available to Parent true, complete and correct copies of the organizational and constituent documents of each of its Subsidiaries.

(b) All of the outstanding capital stock of, or other equity or voting securities or ownership or voting interests in, each Subsidiary of the Company, is (i) duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights and (ii) wholly-owned by the Company or another Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership or voting interests). Except as set forth in Schedule 2.2(b), there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership or voting interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights, commitments, agreements or understandings, whether written or oral, to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any capital stock or other equity or voting securities of or ownership or voting interests in, or any securities convertible into or exchangeable for any capital stock or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Subsidiary Securities (including voting trusts and proxies) or sale or transfer of any Company Subsidiary Securities. There are no registration rights, rights agreement, “poison pill” anti-takeover plan or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Company Subsidiary Securities.

(c) “Subsidiary” means, with respect to any Person, any corporation, association limited liability company or other business entity of which more than 50% of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof.

2.3 Capitalization and Related Matters.

(a) The authorized capital stock of the Company consists solely of 18,500,000 shares of Common Stock, of which 12,162,777 shares (including 1,326,504 Restricted Shares) are issued and outstanding as of the date hereof (each, a “Share” and, collectively, the “Shares”). As of the date hereof, there are an aggregate of (i) 2,603,510 shares of Common Stock subject to outstanding Company Options and (ii) 242,563 shares of Common Stock subject to outstanding Company Warrants.

(b) Schedule 2.3(b) lists each holder of the Shares, the number of Shares owned by each Stockholder as of the date hereof, and whether any of such Shares are unvested or subject to a repurchase option, risk of forfeiture or other contractual right as of the date hereof. All Shares of capital stock in the Company are owned by the Stockholders, of record and beneficially, and the Shares constitute the only issued and outstanding capital stock of the Company. Except as set forth in Schedule 2.3(b), to the knowledge of the Company, each Stockholder owns his, her or its Shares in the Company free and clear of any lien, claim, encumbrance, security interest, charge, pledge, equitable interest or other restriction or adverse claim of whatever nature, including any restrictions on use, transfer, receipt of income, voting or exercise of any other attribute of ownership (collectively, “Liens”). Except as set forth on Schedule 2.3(b), all of the Shares were duly authorized and validly issued; are fully paid and non-assessable without restriction on the right of transfer thereof; and were not, when issued, subject to any unwaived preemptive rights.

(c) Schedule 2.3(c)(i) lists each outstanding and unexercised Company Warrant, the holder thereof, the number of shares of the Company’s Common Stock available for exercise thereunder, the exercise price immediately prior to the Effective Time and, separately, at the Effective Time, reflecting any acceleration of vesting or adjustment to the exercise price of such Company Warrant as a result of the Merger, the date of grant and any vesting schedule. Schedule 2.3(c)(ii) lists each outstanding and unexercised Company Option as of the date hereof, the holder thereof, the number of shares of the Company’s Common Stock available for exercise thereunder, the exercise price and, separately, reflecting any acceleration of vesting or adjustment to the exercise price of such Company Option as a result of the Merger, the date of grant and any vesting schedule. Schedule 2.3(c)(iii) lists each exercised Company Option as of the date hereof pursuant to which the Shares issued upon the exercise of such Company Option are not fully vested or otherwise remain subject to a repurchase option, risk of forfeiture or other similar contractual right as of the date hereof, the holder thereof, the exercise price, the number of Shares acquired upon exercise thereof, the dates of grant and exercise, the stock purchase agreement entered into in connection therewith, and any vesting schedule, including any acceleration of vesting as a result of the Merger. Schedule 2.3(c)(iv) lists each stock purchase or other agreement (other than agreements entered into in connection with the exercise of unvested Company Options) as of the date hereof pursuant to which Restricted Shares outstanding as of the date hereof were acquired (other than Restricted Shares listed in Schedule 2.3(c)(iii)), the name of the Stockholder who is a party to the agreement, the number of shares of the Company’s Common Stock acquired thereunder, the date of the agreement, and any vesting schedule, including any acceleration of vesting as a result of the Merger. The stock purchase agreements listed in Schedule 2.3(c)(iii) and in Schedule 2.3(c)(iv) are, collectively, the “Restricted Share Purchase Agreements.”

(d) Except for the Company Options, the Company Warrants, and the Restricted Share Purchase Agreements, (i) there are no authorized or outstanding (A) securities of the Company other than the Shares, (B) warrants, preemptive rights, calls, options, stock purchase rights or other rights with respect to any securities of the Company or any securities or right convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the Company’s capital stock, or (C) stock appreciation, phantom rights, profit participation or similar rights with respect to the Company, and (ii) neither the Company nor to the knowledge of the Company any of the Stockholders is subject to any obligation to issue, sell, deliver, redeem, or otherwise transfer, acquire, repurchase, or retire the Shares or any other securities of the Company. There are no stockholder agreements, buy-sell agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or by which it is, or to the knowledge of the Company, any of the Shares are, bound.

(e) The Company Options and Company Warrants may, in accordance with their respective terms, be treated in the manner provided for in this Agreement.

(f) All of the Shares, Company Options, Company Warrants and other securities of the Company have been issued in accordance with applicable federal and state securities laws. The transactions contemplated by this Agreement are not subject to any preemptive rights.

(g) When paid in accordance with and subject to the terms of this Agreement, each of the amounts payable to the Stockholders under Section 1.5 and as set forth on Schedule 1.5(b)(ii) has been calculated in accordance with and subject to all terms of the Certificate of Incorporation of the Company, all applicable Laws and any other agreements to which the Company is a party, to which the Company is subject or by which the Company is bound.

2.4 Enforceability; Noncontravention.

(a) The Company has full power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except to the extent that enforceability hereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

(b) Except as set forth on Schedule 2.4(b), none of the Company or its Subsidiaries is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, lease, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by them of this Agreement, the Escrow Agreement or the agreements contemplated hereby or thereby or (ii) prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement. Except as set forth on Schedule 2.4(b), no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance of this Agreement and the Escrow Agreement by the Company, or the consummation by the Company of the transactions contemplated hereby or by the Escrow Agreement. The execution of this Agreement and the consummation of the transactions contemplated hereby by the Company will not result in the creation of any Liens against the Shares, the Company or its Subsidiaries or any of the properties or assets of the Company or its Subsidiaries. None of the execution and delivery of this Agreement or the Escrow Agreement by the Company or the Representative, the performance by the Company of its obligations hereunder or under the Escrow Agreement, nor the consummation of the transactions contemplated hereby or thereby will violate, conflict with or result in any breach of any provision of the organizational documents of the Company or its Subsidiaries.

(c) The affirmative vote of the holders of at least a majority of the outstanding Shares of Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Requisite Stockholder Approval”).

2.5 Financial Statements.

(a) Set forth on Schedule 2.5 are (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010 and 2011 and the related audited statements of income, stockholders’ equity and cash flows for the periods then ended (the financial statements described in clauses (i)(A) and (i)(B) collectively, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 25, 2012 and the related unaudited statements of income, stockholders’ equity and cash flows for the fiscal year-to-date period then ended, together with notes and schedules, if any, thereto (the financial statements described in clause (ii) being the “Interim Financials” and, together with the Annual Financial Statements, the “Financial Statements”). For purposes of this Agreement, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 25, 2012 shall be considered the “Balance Sheet.” Schedule 2.5 lists, and the Company has delivered to Parent copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements,” if any (as defined in Item 303(C) of Regulation S-K under the Securities Act of 1933, as amended) and the rules and regulations thereunder (the “Securities Act”)), effected by the Company. Grant Thornton LLP is and has been throughout the periods covered by the Financial Statements “independent” with respect to the Company within the meaning of Regulation S-X. Schedule 2.5 lists all non-audit services performed by Grant Thornton LLP for the Company.

(b) The Financial Statements were derived from the books and records of the Company and its Subsidiaries and (i) are complete and correct in all material respects, (ii) present fairly the financial position, results of operations, and cash flows of the Company and its Subsidiaries at the dates and for the periods indicated, and (iii) have been prepared in accordance with GAAP applied consistently, subject, in the case of the Interim Financials, to normal year-end adjustments and the absence of footnotes.

2.6 Books and Records; Business Practices and Financial Controls.

(a) True, correct and complete copies of the books of account, stock record books, minute books, bank accounts, and other corporate records of each of the Company and its Subsidiaries have been delivered by the Company to Parent, and such books and records have been maintained in accordance with good business practices. The minute books of each of the Company and its Subsidiaries contain accurate and complete records of all meetings held of, and action taken by, the members or stockholders, as applicable, the Boards of Directors or Managers, as applicable, and any committees of the Boards of Directors or Managers, as applicable, of each of the Company and its Subsidiaries, and no meeting of any such members or stockholders, as applicable, Board of Directors or Managers, as applicable, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company and its Subsidiaries.

(b) None of the directors or managers, as applicable, officers, agents or employees of either the Company or any of its Subsidiaries or any of their respective Affiliates acting with, on behalf of, or for the benefit of, either the Company or any of its Subsidiaries has established, maintained or created any fund, asset or liability that has not been recorded in the books and records of either the Company or its Subsidiaries in accordance with GAAP.

(c) Each of the Company and its Subsidiaries has established proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the reporting of its assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection and/or valuation thereof on a current and timely basis.

(d) The Company is not aware of, nor has Company’s independent auditor notified the Company or its Subsidiaries of, and Company does not have any knowledge of, (i) any current material weakness or other deficiencies in the system of internal accounting controls utilized by Company or its Subsidiaries, other than as set forth in Schedule 2.6(d), (ii) any fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by Company or its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

2.7 No Undisclosed Liabilities.

(a) Neither the Company nor any of its Subsidiaries has any material liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, and there is no basis for any such liability or obligation or any claim in respect thereof, other than:

(i) to the extent and for the amount reflected as a liability on the Balance Sheet, or that is otherwise not required to be disclosed on the Balance Sheet as a liability or obligation in accordance with GAAP;

(ii) liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet;

(iii) obligations for performance (but not for breach) under Contracts; and

(iv) the other obligations and liabilities specifically disclosed on Schedule 2.7(a).

(b) “Ordinary Course of Business” means only the ordinary course of commercial operations customarily engaged in by such Person consistent with past practices, and specifically does not include (i) activity (A) involving the purchase or sale of such Person or any product line or business unit thereof, (B) involving assumption, adoption, or modification of any Plan or (C) that requires approval by the Board of Directors or Managers, as applicable, or the stockholders, members or other equity holders of such Person, or (ii) the incurrence of any liability for any tort or any breach of, violation of, or default under, any Contract or Law.

2.8 Taxes. Except as set forth on Schedule 2.8:

(a) The Company and its Subsidiaries have filed, or caused to be filed, on a timely basis all Tax Returns required to be filed by each of them, and such Tax Returns are true,

correct and complete in all respects. Without limiting the foregoing, none of the Tax Returns contains any position that is, or would be, subject to penalties under Section 6662 of the Internal Revenue Code (“Code”) (or any corresponding provisions of state, local or non-U.S. Tax law). Neither the Company nor any Subsidiary of the Company has entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2), and the Company and its Subsidiaries have properly disclosed all reportable transactions as required by Treasury Regulation Section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

(b) Schedule 2.8 lists all Income Tax Returns required to be filed by the Company and its Subsidiaries for periods up to the Closing Date (whether or not the period ends on such date) that have not been filed on or before the Closing Date. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Income Tax Return.

(c) Since January 1, 2010, all Taxes due and owing by the Company or any Subsidiary of the Company (whether or not reflected on any Tax Return) have been timely and fully paid. Except as set forth on Schedule 2.8, the Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements, in each case, in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(d) Except as set forth on Schedule 2.8, the Company and its Subsidiaries have timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including, but not limited to, amounts required to be withheld under Sections 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law).

(e) Each of the Company and its Subsidiaries has either (i) filed or caused to be filed with the appropriate Government all unclaimed property reports required to be filed and has remitted to the appropriate Government all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

(f) Since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business (except as a result of payments made with respect to Company Options, Restricted Shares, Option Replacement Payments and Company Warrants pursuant to Section 1.7 of this Agreement). There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon any assets of the Company or any Subsidiary of the Company and no such Liens are anticipated.

(g) Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(h) The Company (i) is not and never has been a member of an “affiliated group” within the meaning of Section 1504 of the Code and (ii) does not have any liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or similar provision of state, local or non-U.S. law) as a transferee or successor, or by contract (other than customary lease agreements).

(i) Neither the Company nor any Subsidiary of the Company is a party to or a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal Income Tax purposes.

(j) No claim has been made in the preceding two years by a taxing authority in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(k) No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary of the Company.

(l) During the preceding five years, neither the Company nor any Subsidiary of the Company has received from any federal, state, local or non-U.S. Tax authority (including jurisdictions where neither the Company nor any Subsidiary of the Company has filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; or (ii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any Subsidiary of the Company.

(m) Neither the Company nor any Subsidiary of the Company has waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not terminated or lapsed.

(n) True, correct and complete copies of all Income Tax Returns, of, and Income Tax examination reports and statements of deficiencies assessed against, or agreed to with respect to, the Company or any Subsidiary of the Company with respect to the last three years with the Internal Revenue Service or any other taxing authority have been made available to Parent.

(o) Neither the Company nor any Subsidiary of the Company is a party to any agreement, contract, arrangement or plan that has resulted or could reasonably be expected to result, separately or in the aggregate, in a payment that would not be fully deductible as a result of Section 162(m) or any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provision of non-U.S., state, or local law (determined without regard to Section 280G(b)(4) of the Code).

(p) None of the assets of the Company or any Subsidiary of the Company has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. Neither the Company nor any Subsidiary of the Company is a borrower or guarantor of any outstanding industrial revenue bonds, and neither the Company nor any Subsidiary of the Company is a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

(q) None of the assets of the Company or any Subsidiary of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(r) Neither the Company nor any Subsidiary of the Company organized in the United States has a permanent establishment in any foreign country.

(s) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(E) of the Code) in conjunction with the transactions contemplated by this Agreement.

(t) Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897 of the Code.

(u) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) the application of Section 362(e) (or any corresponding or similar provision of federal, state, local or foreign Law); or (v) election under Section 108(i) of the Code.

(v) Anue Technologies Service Corp., a Delaware corporation (“DISC Subsidiary”) has at all times been a validly electing DISC (within the meaning of Section 992 of the Code) and will be a validly electing DISC up to and including the Closing Date.

(w) DISC Subsidiary has no accumulated DISC income (within the meaning of Section 996 of the Code).

(x) Schedule 2.8 lists each Subsidiary of the Company and its country of organization. Each Subsidiary of the Company that is organized in the United States other than DISC Subsidiary is treated as an entity disregarded from its owner within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii). Each subsidiary of the Company that is organized in a country other than the United States is a controlled foreign corporation within the meaning of Section 957 of the Code.

(y) As used in this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments imposed by a governmental authority, including, without limitation, all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes; Pension Benefit

Guaranty Corporation premiums and any other governmental charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax”.

(z) Neither the Company nor any of its Subsidiaries has an “overall foreign loss” within the meaning of Section 904 of the Code or a “dual consolidated loss” within the meaning of Treasury regulation 1.1503-2.

(aa) As used in this Agreement, “Tax Returns” means all returns, reports, estimates, claims for refund, information statements or returns relating to or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof. Any one of the foregoing Tax Returns shall be referred to sometimes as a “Tax Return”.

(bb) As used in this Agreement, “Income Tax” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, (iii) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

2.9 Tangible Assets and Real Property.

(a) Except as set forth on Schedule 2.9(a)(i), the Company or one of its Subsidiaries is the sole owner of all right, title, and interest in and to all assets reflected as being owned by it on the Balance Sheet and all other material assets and property, real and personal (other than Intellectual Property, as to which the representations and warranties of Section 2.14 apply), held or used by it, other than any property or assets leased to the Company or its Subsidiaries (the “Assets,” and, together with all property and assets leased to the Company or its Subsidiaries (the “Property”) and, except as set forth on Schedule 2.9(a)(ii), there exists no restriction on the use or transfer of the Property. Except as set forth on Schedule 2.9(a)(iii), no Property is in the possession of others and neither the Company nor any of its Subsidiaries holds any property on consignment. The Company and its Subsidiaries have (i) good title to all of the Assets, free and clear of all Liens, and (ii) a valid leasehold or subleasehold interest in all of the leased Property or a valid license right to use all of the licensed Property, free and clear of all Liens. Upon the Closing, the Company and its Subsidiaries shall continue to be vested with good title to, or a valid leasehold interest or license right interest in, the Property. Set forth on Schedule 2.9(a)(iv) is a list of all fixed assets of the Company as of the end of the last completed calendar month prior to the date hereof.

(b) All of the tangible Assets have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used.

(c) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(d) Schedule 2.9(d)(i) contains a complete and accurate list of all real property interests leased or subleased by the Company or one of its Subsidiaries as tenant (collectively, the “Leased Real Property”). Except as set forth in Schedule 2.9(d)(ii), the Company or its applicable Subsidiary holds a valid leasehold or subleasehold interest in the Leased Real Property, and each lease or sublease pursuant to which the Company or its Subsidiary leases or subleases such Leased Real Property as a tenant (the “Real Property Leases”) is enforceable against the Company, and to the knowledge of the Company, the applicable landlord(s), in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). Schedule 2.9(d) contains a complete and accurate list of all Real Property Leases and, to the knowledge of the Company, identifies each landlord under the Real Property Leases which has been adjudged bankrupt or insolvent or there is entered against such landlord an order for relief in any bankruptcy or insolvency proceeding. None of the Company, its Subsidiaries (if applicable) or, to the knowledge of the Company, the applicable landlord is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Real Property Lease to which it is a party or bound, and no event caused by, relating to or affecting the Company or such Subsidiary or otherwise, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute a default by the Company or its Subsidiary thereunder which may result in the termination or cancellation thereof, diminish the enforceability thereof, or otherwise contravene, conflict with or modify the terms and requirements of any of the Real Property Leases. The Real Property Leases are without modification (written or oral) except as set forth in Schedule 2.9(d), and true, accurate and complete copies of all documents comprising the same, with all supplements, amendments and exhibits thereto, have been made available by the Company to Parent. There is no pending rent review in respect of any of the Real Property Leases. Each such Real Property Lease leasehold or subleasehold interest is valid, subsisting and in full force and effect. Except as set forth on Schedule 2.9(d), neither the Company nor any of its Subsidiaries (if applicable) has assigned, transferred or conveyed their interests in the Real Property Leases. Except as set forth on Schedule 2.9(d), each of the Real Property Leases may be assigned or otherwise transferred by the Company or its applicable Subsidiaries without the consent or other action of any other Person.

(e) Except as set forth on Schedule 2.9(e), neither the Company nor any Subsidiary of the Company leases, subleases or sub-subleases any real property interests as landlord to any third party tenants, subtenants or sub-subtenants (the “Third Party Subleases”). None of the Company, its Subsidiaries (if applicable) or, to the knowledge of the Company, the applicable tenant, subtenant or sub-subtenant is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Third Party Sublease to which it is a party or bound, and no event caused by, relating to or affecting the Company or such Subsidiary, has occurred that (with or without the giving of notice or lapse of time, or both) would constitute a default by the Company or its Subsidiary thereunder which may result in the termination or cancellation thereof, diminish the enforceability thereof, or otherwise contravene, conflict with or modify the terms and requirements of any of the Third Party Subleases. The Third Party Subleases are without modification (written or oral) except as set forth in Schedule 2.9(e), and true, accurate and complete copies of all documents comprising the same, with all supplements, amendments and exhibits thereto, have been made available by the Company to Parent. There is no pending rent review in respect of any of the Third Party Subleases.

(f) Except as set forth in Schedule 2.9(f), (i) there are no leases, subleases, licenses, concessions or other agreements of the Company or any of its Subsidiaries, written or oral, granting to any person or entity the right to use or occupy any portion of the Leased Real Property, and no person or entity (other than the Company or such Subsidiary) is in possession of any portion of the Leased Real Property; (ii) neither the current use by the Company of the Leased Real Property nor the operations of the Company or any such Subsidiary of the Company thereon violates (A) any agreement of the Company or any of its Subsidiaries (whether of record or otherwise) or (B) any applicable Law or legal requirements; (iii) all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Leased Real Property are sufficient (including, without limitation, as to capacity) to enable the continued operation of the Leased Real Property by the Company or such Subsidiary, as currently operated (and the Company or such Subsidiary has paid all initial tap fees, connection fees and the like) and as planned to be operated; (iv) all certificates of occupancy, permits, licenses, approvals and other authorizations required to be held by the Company or such Subsidiary in connection with the past and present operations of the Company or such Subsidiary on the Leased Real Property have been lawfully issued to the Company or such Subsidiary and are, as of the date hereof, and will be, following the consummation of the transactions contemplated hereby, in full force and effect; (v) the Company and its Subsidiaries have not received any notice, order or proposal, nor are they aware of any, which would adversely affect the use or enjoyment of any Leased Real Property by the Company or access of the Company to or from them; (vi) the Company and its Subsidiaries do not have any actual or contingent liability in respect of any land or buildings that have at any time been owned and/or occupied and/or used by the Company or any of its Subsidiaries but which are no longer owned, occupied or used by the Company or such Subsidiary; (vii) neither the Company nor any Subsidiary of the Company has given any guarantee or indemnity relating to the Leased Real Property; (viii) the premises described in each Real Property Lease are in clean, safe and operable condition and repair; (ix) neither the Company nor any of its Subsidiaries has any knowledge or notice of any existing or intended use of any adjacent or nearby real property which would adversely affect the use of the Leased Real Property by the Company; (x) the Company is not aware of any pending eminent domain proceeding that would result in the taking of all or any material part of any of the Leased Real Property; and (xi) to the knowledge of the Company, from and after December 31, 2011 to and including the date of this Agreement, there have been no casualty losses exceeding Fifty Thousand Dollars ($50,000), in the aggregate, affecting the Leased Real Property.

2.10 Necessary Property. The Property constitutes all property and property rights now used or necessary for the conduct of the Company and its Subsidiaries’ business in the manner and to the extent presently conducted by the Company and its Subsidiaries. There exists no condition, restriction or reservation affecting the title to or utility of the Property (other than with respect to the conditions or restrictions set forth in the Real Property Leases) or that would prevent the Company or any of its Subsidiaries from enforcing its rights with respect to its Property after the Merger to the same full extent that the Company or such Subsidiary might continue to do so if the Merger contemplated hereby did not take place.

2.11 Accounts Receivable; Inventories.

(a) Set forth on Schedule 2.11(a) are a list of all the accounts receivable of the Company and its Subsidiaries and an aging Schedule relating thereto, each as of the end of the last completed calendar month prior to the date hereof. Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”), are valid and subsisting, and except as set forth on Schedule 2.11(a), all such Accounts Receivable arose in the Ordinary Course of Business. Except to the extent of the allowance for doubtful accounts on the Balance Sheet with respect to the Accounts Receivable on Schedule 2.11(a) and except to the extent of the allowance for doubtful accounts on the Closing Balance Sheet with respect to the Accounts Receivable on the Closing Date, the Accounts Receivable are fully collectible, and no Account Receivable is subject to any counterclaim, set-off, defense, security interest, claim, or other encumbrance. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable except as set forth on Schedule 2.11(a). Except as set forth on Schedule 2.11(a)-1, the Company and its Subsidiaries have not invoiced or otherwise charged any of its respective customers for amounts in excess of the amounts that such customer had theretofore agreed to pay for the goods and services provided or to be provided to it by the Company or its Subsidiaries, except for shipping and handling fees associated with the goods and services provided.

(b) The inventories of the Company and/or its Subsidiaries are of a quality and quantity useable and saleable in the Ordinary Course of Business, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving, lower of cost or market and other reserves required under GAAP. Such allowances have been calculated in accordance with GAAP and in a manner consistent with the past practice of the Company. Except as set forth on Schedule 2.11(b), none of the inventory of the Company or any of its Subsidiaries is held on consignment, or otherwise, by third parties. Set forth on Schedule 2.11(b) is a list (including location) of all the inventories of the Company and its Subsidiaries, as of the date of the Balance Sheet.

2.12 Contracts and Commitments.

(a) Except as set forth on Schedules 2.12(a)(i)-2.12(a)(xvi) and as disclosed on Schedule 2.14(c), the Company and its Subsidiaries are not a party to or otherwise obligated under any of the following, whether written or oral, which are currently in effect or which were entered into during the 12 months preceding the date hereof:

(i) Any contract, agreement or purchase order providing for the sale of products, the provision of services or warranty liability in excess of Three Hundred Fifty Thousand Dollars ($350,000), in any such case, by the Company or any of its Subsidiaries to any other person or entity;

(ii) Any single contract or purchase order providing for an expenditure by the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) or any contracts or purchase orders with the same or affiliated vendor(s) providing for an expenditure by the Company or any of its Subsidiaries in excess of Two Hundred Fifty Thousand Dollars $(250,000);

(iii) Any contract providing for an expenditure by the Company or any of its Subsidiaries for the purchase, lease or sale of any real property;

(iv) Any contract, bid or offer to sell products or to provide services to third parties which (A) the Company or any of the Company’s Subsidiaries knows or has reason to believe is at a price which would result in a net loss to the Company or any of the Company’s Subsidiaries on the sale of such products or provision of such services or (B) contains terms or conditions which the Company or any of the Company’s Subsidiaries cannot reasonably expect the Company or its Subsidiaries to satisfy or fulfill in whole or in part;

(v) Any purchase commitment for materials, supplies, component parts or other items or services which to the knowledge of the Company are in excess of the normal, ordinary, usual and current requirements of the Company or any of its Subsidiaries or at a price in excess of the current reasonable market price (A) at the time of such commitment or (B) at the time of expected delivery of such materials, supplies, component parts or other items or services;

(vi) Any contract pursuant to which the Company or any of its Subsidiaries is the lessee or sublessee of, or holds or operates, any tangible personal property owned or leased by any other Person or entity (other than leases of personal property leased in the Ordinary Course of Business with annual lease payments no greater than Fifty Thousand Dollars ($50,000));

(vii) Any contract pursuant to which the Company or any of its Subsidiaries is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by any Stockholder or an officer or employee of the Company or any of its Subsidiaries or any Affiliate thereof;

(viii) Any revocable or irrevocable power of attorney granted to any Person for any purpose whatsoever;

(ix) Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, pledge, letter of credit arrangement, guarantee, endorsement, foreign exchange contract, commodity contract, interest rate or other derivative contract, accommodation or other similar type of contract or agreement, and in any event, including each instrument, contract or agreement evidencing or relating to Indebtedness (together, in each applicable case, with the outstanding principal balance thereof, accrued but unpaid interest thereon, prepayment penalties associated therewith and total payoff amount as of the payoff date specified thereon);

(x) (A) Any assumption, surety, guarantee, support, or other similar type of contract or agreement guaranteeing or supporting the obligations of another Person or (B) except in the Ordinary Course of Business, any indemnity or other similar type of contract or agreement indemnifying another Person;

(xi) Any arrangement or other agreement which involves (A) a sharing of profits or (B) any joint venture, partnership or similar contract or arrangement.

(xii) Any sales agency, sales representation, consulting, distributorship or franchise agreement that is not terminable in 90 days or less without cost or penalty;

(xiii) Any contract (A) prohibiting competition by the Company or any of the Company’s Subsidiaries, (B) prohibiting the Company or any of its Subsidiaries or, to the knowledge of the Company, their employees from freely engaging in any business anywhere in the world, or (C) prohibiting the disclosure of trade secrets or other confidential or proprietary information (in the case of (C), other than nondisclosure agreements entered into in the Ordinary Course of Business);

(xiv) Any contract or commitment not made in the Ordinary Course of Business;

(xv) Any contract pursuant to which the Company or any of its Subsidiaries has entered into or has agreed to enter into any hedging or similar transactions;

(xvi) Any contract pursuant to which the Company or any of its Subsidiaries has acquired or disposed of or has agreed to acquire or dispose of any securities or any business or product line or the like;

(xvii) The Company Intellectual Property Agreements that comprise the licenses associated with the top ten customers by revenue in calendar year 2011; and

(xviii) Any Third Party Intellectual Property Agreements.

2.13 Validity of Contracts. Each written or oral contract, agreement, commitment, license, lease, indenture, or evidence of Indebtedness to which the Company or one or more of its Subsidiaries is a party or is otherwise obligated (individually, a “Contract” and collectively, the “Contracts”) is a valid, binding and enforceable obligation of the Company or one or more of its Subsidiaries and to the knowledge of the Company, the other parties thereto in accordance with its terms and conditions. Except as set forth on Schedule 2.13, neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any other party to any of the Contracts is in default under or in material violation of such Contract, including any provision therein related to (a) most favored pricing, or (b) letter of credit or performance bond obligations therein, and there are no disputes pending or threatened with regard to any Contract. Except as set forth on Schedule 2.13, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a material default under or a material violation of any Contract by the Company, any of its Subsidiaries, or to the knowledge of the Company, any other party to such Contract or would cause the acceleration of any obligation of the Company or to the knowledge of the Company, any party thereto or the creation of a Lien upon any Property or any Company Intellectual Property or any of the equity interests of the Company or any of its Subsidiaries, or, would require any consent thereunder. The Company has delivered to Parent a true, complete and accurate copy of each written Contract required to be disclosed on Schedule 2.12(a) or Schedule 2.14(c) and a true, complete and accurate written description of each oral Contract required to be disclosed on Schedule 2.12(a) or Schedule 2.14(c) and none of such Contracts has been modified or amended in any respect, except as reflected in such disclosure to Parent.

2.14 Intellectual Property.

(a) For purposes of this Agreement, the following terms shall have the identified meanings:

(i) “Intellectual Property” means intellectual property of any type throughout the world, including, but not limited to: (A) patents, patent applications and statutory invention registrations, including, but not limited to, continuations, continuations-in-part, divisions, provisionals, non-provisionals, reexaminations, reissues and extensions (“Patents”); (B) trademarks, service marks, trade names, brand names, logos and corporate names, slogans and other indicia of source of origin, whether or not registered, including all common law rights thereto and all goodwill associated therewith, and registrations and applications for registration thereof; (C) works of authorship, copyrights, whether registered or unregistered, and registrations and applications for registration thereof; (D) trade secrets, confidential information and confidential know-how (“Trade Secrets”); (E) domain names; and (F) rights of publicity and moral rights; and all rights arising therefrom under statutory and/or common law and international treaties and conventions.

(ii) “Owned Company Intellectual Property” means all Intellectual Property to which the Company and its Subsidiaries have good, valid and legal title to, and for which the Company and its Subsidiaries, except with respect to Trade Secrets independently developed by third parties, are the sole and exclusive owner of all right, title and interest therein and thereto, free and clear of all Liens (other than restrictions on, or granting of rights with respect to, such Intellectual Property that are set forth in the terms and conditions of Company Intellectual Property Agreements or Third Party Intellectual Property Agreements). With respect to Trade Secrets independently developed by Third Parties, Owned Company Intellectual Property means the exclusive right of the Company and its Subsidiaries to use and exploit such Trade Secrets.

(iii) “Licensed Company Intellectual Property” means all Intellectual Property owned by another Person to which the Company or any of its Subsidiaries has a valid, binding and enforceable license or other rights or defenses with respect to such Intellectual Property.

(iv) “Company Intellectual Property” means Owned Company Intellectual Property and Licensed Company Intellectual Property, collectively.

(v) “Company Intellectual Property Agreement” means any contract (whether written or oral) pursuant to which the Company or a Subsidiary of the Company has granted to any Person any right, title or interest in, to or under any Company Intellectual Property, including, without limitation, (A) the right to use, reproduce, modify, prepare derivative works of, distribute, sell, license, display or perform any Company Intellectual Property; or (B) to make, have made, use, sell, offer for sale, or import products or processes which would, in the absence of such contract, infringe, violate or misappropriate any Company Intellectual Property; or (C) any restriction on or obligation of the Company or any of its Subsidiaries with respect to the disclosure, use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of any Company Intellectual Property; or (D) a release from any claim pertaining to any Company Intellectual Property; or (E) a covenant by the Company or any of its Subsidiaries not to sue or other restrictive covenant or agreement by the Company or any of its Subsidiaries with respect to any Company Intellectual Property. For purposes of this Agreement, Company Intellectual Property Agreements do not include non-exclusive standard form licenses or sublicenses granted to customers of the Company or any of its Subsidiaries in the Ordinary Course of Business.

(vi) “Third Party Intellectual Property Agreement” means any contract (whether written or oral) pursuant to which the Company or a Subsidiary of the Company has been granted any right, title or interest in, to or under the Intellectual Property of any Person, including, without limitation, (A) the right to use, reproduce, modify, prepare derivative works of, distribute, sell, license, display or perform any Intellectual Property owned by such Person; or (B) the right to make, have made, use, sell, offer for sale, or import products or processes which would, in the absence of such contract, infringe, violate or misappropriate any Intellectual Property of such Person; or (C) any restriction on or obligation of such Person with respect to the disclosure, use, development, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of such Intellectual Property; or (D) a release from any claim pertaining to any Intellectual Property of such Person; or (E) a covenant by such Person not to sue or other restrictive covenant or agreement by such Person with respect to such Intellectual Property. For purposes of this Agreement, Third Party Intellectual Property Agreements do not include licenses or sublicenses of commercially available or off-the-shelf software with an initial license fee no greater than Ten Thousand Dollars ($10,000).

(vii) “Company Software Products” means all Software that is distributed, sold, licensed, marketed or otherwise provided to third parties by the Company or any of its Subsidiaries.

(viii) “Company Hardware Products” means all tangible products that are distributed, sold, marketed or otherwise provided to third parties by the Company or any of its Subsidiaries.

(ix) “Company Development Tools” means Software and hardware used by the Company or any of its Subsidiaries to develop, design and manufacture the Company Software Products or Company Hardware Products.

(x) “Public Software” means any Software under term and conditions that (A) require the licensing or distribution of source code to licensees, (B) prohibit or limit the receipt of consideration in connection with sublicensing or distributing any Software, (C) allow any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (D) require the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Public Software” includes, without limitation, Software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (A) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the BSD License; (E) the Sun Community Source License (SCSL); (F) the Sun Industry Standards License (SISL); (G) the Apache License; and (H) any other license or distribution model that complies with the Open Source Definition published by the Open Source Initiative as set forth on www.opensource.org.

(xi) “Software” means all computer software, firmware, programs and databases, in any form, including, without limitation, source code, object code, development tools, library functions, compilers, and all versions, updates, corrections, enhancements, and modifications thereof, and all documentation related thereto.

(b) Schedule 2.14(b)(i) contains a true, complete and accurate list of each of the following items of Owned Company Intellectual Property: (A) patents and patent applications; (B) trademarks, service marks, trade names, corporate names, whether or not registered, and the registrations of and applications for registration of the foregoing; (C) registered copyrights and applications for copyright registration; (D) registered industrial designs; and (E) domain names (such items required to be listed, referred to herein as “Scheduled Company Intellectual Property”). Schedule 2.14(b)(i) accurately summarizes, where applicable, the following for each item of Scheduled Company Intellectual Property: patent number, application number, registration number, filing date, date of issuance, applicant, mark or name, owner(s), jurisdiction or territory; and the maintenance fees and administrative responses required to maintain or prosecute such Scheduled Company Intellectual Property and which have an initial due date within 90 days from the date of this Agreement. Schedule 2.14(b)(ii) contains a true, complete and accurate list of each material Software application (indicating current version number) included in the Company Software Products.

(c) Schedule 2.14(c)(i) contains a list of all Company Intellectual Property Agreements that comprise the licenses associated with the top ten customers by revenue in calendar year 2011. Schedule 2.14(c)(ii) contains a list of all Third Party Intellectual Property Agreements.

(d) The Company Intellectual Property constitutes all Intellectual Property and Intellectual Property rights now used or necessary for the conduct of the Company and its Subsidiaries’ business in the manner and to the extent presently conducted by the Company and its Subsidiaries. There exists no condition, restriction or reservation affecting the title to or utility of the Company Intellectual Property (other than with respect to the conditions, restrictions or reservations set forth in the Company Intellectual Property Agreements or Third Party Intellectual Property Agreements) or that would prevent the Company or any of its Subsidiaries from enforcing its rights with respect to the Company Intellectual Property after the Merger to the same full extent that the Company or such Subsidiary might continue to do so if the Merger contemplated hereby did not take place.

(e) Except as set forth on Schedule 2.14(e), the consummation of the transaction contemplated by this Agreement will not result in the assignment of any of the Owned Company Intellectual Property or grant a third party the right to terminate the rights or obligations under any material agreement involving Intellectual Property.

(f) Except as set forth in Schedule 2.14(f), in no instance has any copyright owned by the Company in the Company Software Products been dedicated to the public domain or become subject to an obligation for the Company to grant a license to, or to disclose source code to, any third party without the Company’s consent (other than transfer, assignment or sublicense rights granted to any licensee of the Company in an express provision of a written license agreement between the Company and such licensee).

(g) Each Patent within the Owned Company Intellectual Property is valid and, to the knowledge of the Company, enforceable, and, to the knowledge of the Company, each other item of Owned Company Intellectual Property is valid and enforceable, and there is no pending action or claim or allegation asserting the invalidity or unenforceability of any item of Owned Company Intellectual Property. No Owned Company Intellectual Property is subject to any Order that restricts or impairs the validity, enforceability, disclosure, use, enforcement, prosecution, maintenance, transfer, licensing or other exploitation of, the Owned Company Intellectual Property.

(h) None of (i) the products and services offered by or on behalf of or through the Company and each Subsidiary of the Company (whether by sale, license or otherwise), (ii) the processes or business methods used by or at the direction of the Company and each Subsidiary of the Company, or (iii) the operation of the business of the Company and its Subsidiaries, has infringed, misappropriated or otherwise violated, nor does any of the foregoing infringe, misappropriate or otherwise violate or conflict with, any Intellectual Property or other rights of any Person, in the case of each of (i) - (iii), whether directly, as a contributory infringer, through inducement or otherwise. There has not been any unauthorized disclosure of any third party Intellectual Property by the Company and its Subsidiaries.

(i) Except as set forth on Schedule 2.14(i), to the knowledge of the Company, there is not and has not been any unauthorized use, exploitation or disclosure, infringement, misappropriation or other violation of any Owned Company Intellectual Property.

(j) Except as set forth in Schedule 2.14(j), there has been no Action filed, or to the knowledge of the Company, any claim threatened, against the Company or any Subsidiary of the Company (and neither the Company nor any Subsidiary of the Company has been a party to any Action including such a claim), and neither the Company nor any Subsidiary of the Company has received notice of any such claim or other communication: (i) asserting the invalidity, misuse or unenforceability of any Company Intellectual Property; (ii) asserting the infringement, misappropriation or other violation of any third party Intellectual Property; (iii) challenging the Company or any Subsidiary of the Company’s ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iv) asserting that the Company or any Subsidiary of the Company has engaged in unfair competition, false advertising or other unfair business practices; (v) offering a written ‘invitation to license’ as a means to avoid infringement or potential infringement of any Intellectual Property; or (vi) otherwise asserting claims or allegations asserting the misappropriation, violation or infringement of third party Intellectual Property, that would, if established, affect the Company’s rights in the Company Intellectual Property, Company Intellectual Property Agreements, or the ability of the Company and its Subsidiaries to carry out the business of the Company and its Subsidiaries in the future without infringing, misappropriating or violating the Intellectual Property of any Person. Except as set forth in Schedule 2.14(j), there has been no claim made by the Company or any Subsidiary of the Company (and neither the Company nor any Subsidiary of the Company has been a party to any Action including such a claim), and neither the Company nor any Subsidiary of the Company has provided notice of any such claim or other communication: (i) asserting the invalidity, misuse or unenforceability of any Intellectual Property; (ii) asserting the infringement, misappropriation or other violation of any Intellectual Property; (iii) challenging any Person’s ownership of or rights to use, license or otherwise exploit any Intellectual Property; (iv) asserting that any Person has engaged in unfair competition, false advertising or other unfair business practices; (v) offering a written ‘invitation to license’ as a means to avoid infringement or potential infringement of any Intellectual Property; or (vi) otherwise asserting claims or allegations asserting the misappropriation, violation or infringement of any Intellectual Property. There is no proceeding or action before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Scheduled Company Intellectual Property other than prosecution proceedings entered into in the Ordinary Course of Business with the applicable issuing or granting authorities.

(k) Except as set forth in Schedule 2.14(k), the Company and its Subsidiaries have taken reasonable steps to protect Company’s and its Subsidiaries’ rights in their Trade Secrets and to protect the Trade Secrets of others who have provided such Trade Secrets to the Company and its Subsidiaries in confidence, including entering into written agreements with (or, with regard to employees, establishing binding policies) all Persons who receive any Trade Secrets information restricting the disclosure of such information or material to any third party and preventing the improper or unauthorized use of such information or material. Except as set forth in Schedule 2.14(k), there has been no security breach to the physical or virtual assets or premises of the Company or any of its Subsidiaries, and no violation of any security policy regarding the physical or information technology infrastructure of the Company and its Subsidiaries, resulting in unauthorized access to, the Company’s or its Subsidiaries’ Trade Secrets or Company Software Products.

(l) Except as set forth on Schedule 2.14(l), the Company’s and its Subsidiaries’ current and former employees, officers and independent contractors and consultants who have developed, designed or authored any Intellectual Property (including, without limitation, any Intellectual Property incorporated in Company Software Products) have assigned ownership of such Intellectual Property to the Company and its Subsidiaries through a Third Party Intellectual Property Agreement and entered into confidentiality agreements with the Company or a Subsidiary with respect to any Trade Secrets developed by such Persons for the Company or its Subsidiaries.

(m) None of the Owned Company Intellectual Property was developed by or on behalf of, pursuant to a Contract with, or using grants or any other subsidies of, any governmental or public entity or authority, university, corporate sponsor, or other third party, except as disclosed on Schedule 2.14(m).

(n) Except as set forth on Schedule 2.14(n), none of the Company Software Products: (i) incorporates, or is derived in any manner from, any Public Software, or is subject to any license or other contractual obligation that (A) requires the Company or any Subsidiary of the Company to divulge to any Person any source code, designs, algorithms, or processes of Company Software Products, (B) other than in the Ordinary Course of Business, requires the Company or any Subsidiary of the Company to license a third party to create any derivative work based on Company Software Products or any part thereof, or (C) requires the Company or any Subsidiary of the Company to license a third party to distribute or redistribute Company Software Products or any part thereof at no charge; or (ii) contains any time bomb, virus, worm, Trojan horse, back door, drop dead device, or any other Software that would interfere with its normal operation, would allow circumvention of security controls, or is intended to cause damage to hardware, Software or data.

(o) No Company Software Products in source code form have been provided to employees or contractors of the Company or any of its Subsidiaries except on a need-to-know basis. The Company Software Products have not been disclosed in source code form to any third party (including, without limitation, employees and officers of the Company and its Subsidiaries) except under written confidentiality agreements or written source code escrow agreements listed in Schedule 2.12(a).

(p) Except as set forth in Schedule 2.14(p), the Company and its Subsidiaries are not obligated to support or maintain any Company Software Products except pursuant to agreements that will terminate by their terms or are terminable at will by the Company or its Subsidiaries (and other than for cause) on a periodic basis and that provide for periodic payments to the Company and its Subsidiaries for such services.

(q) Except as set forth on Schedule 2.14(q), neither the Company nor any Subsidiary of the Company has entered into any written agreement currently in effect to (i) contribute any material Owned Company Intellectual Property to the public domain, (ii) grant the royalty-free and unrestricted use of any material Company Intellectual Property by any trade group or association, or (iii) restrict the terms under which any Owned Company Intellectual Property may be licensed arising from participation by the Company or any Subsidiary of the Company in any standards-setting activities or any standards-setting organizations.

(r) Except as set forth on Schedule 2.14(r), with respect to the design and development of the Company Software Products, the Company and its Subsidiaries do not use, rely on or contract with any Person to provide Software development services. The Company and its Subsidiaries provide no such design and development services to others.

(s) The Company and each Subsidiary of the Company maintains policies and practices regarding data security and privacy with respect to personal information that are commercially reasonable and, in any event, in compliance with all their obligations under applicable Law. Except as set forth on Schedule 2.14(s), there has been no security breach relating to, violation of any security policy, terms of use, customer agreement or Law regarding, or unauthorized access to or unauthorized use or dissemination of, any data in the possession, custody or control of the Company or any Subsidiary of the Company that contains the personally identifiable information of natural persons.

2.15 Litigation. Except as set forth on Schedule 2.15, (a) there is no, and there has not been since January 1, 2010 any suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, “Action”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or involving the Company’s or any of its Subsidiaries’ business, any of the Assets or Company Intellectual Property, or, in connection with their businesses, any of the Stockholders, directors, officers, agents, or other personnel of the Company or any of its Subsidiaries, including, without limitation, any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby; (b) neither the Company nor any of its Subsidiaries is or has been subject to any judgment, order, writ, injunction, or decree of any court or other Government entity (“Order”) other than Orders of general applicability; and (c) neither the Company nor any of its Subsidiaries has been, or to Company’s knowledge, has been threatened to be, a party or subject to any Action or Order relating to personal injury, death, or property or economic damage arising from products or services of the Company or any of its Subsidiaries.

2.16 Insurance.

(a) Set forth on Schedule 2.16 is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Company and its Subsidiaries and, with respect to insurance policies covering product liability and similar occurrence based risks, in force at any time since January 1, 2010 and a detailed list of all claims filed by the Company with any insurance carrier since January 1, 2010. Such Schedule clearly indicates (i) which of such policies are claims made and which of such policies are occurrence based, (ii) the deductibles of each such policy and the amount which have been applied to such deductibles in the current policy period and (iii) the aggregate amount available under each such policy. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and neither the Company nor any of its Subsidiaries is in default with respect to any of its obligations under any of such insurance policies.

(b) The Company and its Subsidiaries have at all times maintained insurance as required by Law or under any Contract to which the Company or such Subsidiary is or has been a party, including, without limitation, comprehensive general liability, products liability and unemployment and workers’ compensation coverage.

2.17 Absence of Certain Changes. Since the date of the Balance Sheet, except as set forth on Schedule 2.17 hereto, there has not been:

(a) Any adverse change in the business, condition, prospects, financial or otherwise, or operations of the Company or its Subsidiaries, or the condition of the Property, the Owned Company Intellectual Property, or the Company’s rights with respect to the Licensed Company Intellectual Property and no such change will arise with respect to the Company or its Subsidiaries as a result of the consummation of the transactions contemplated hereby;

(b) Any declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) to any Person with respect to any securities of the Company or its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition by the Company or any of its Subsidiaries of any of their securities;

(c) Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any equity holder, director, officer, agent, or employee of the Company or any of its Subsidiaries, or in any benefits granted under any Plan with or for the benefit of any such equity holder, director, officer, agent, or employee (other than increases in wages or salaries required under existing Contracts listed on Schedule 2.12(a) or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

(d) Any transaction entered into or carried out by the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(e) Any borrowing or incurrence of any other Indebtedness (other than the creation of accounts payable in the Ordinary Course of Business), contingent or otherwise, by or on behalf of the Company or any of its Subsidiaries (it being understood that the foregoing is not intended to describe obligations of the Company or its Subsidiaries under Contracts to sell products to others);

(f) Any purchase by the Company or any of its Subsidiaries of capital assets or any interests in real property or any lease arrangement (whether as a lessor or lessee or sublessor or sublessee) entered into by the Company or any of its Subsidiaries with respect to real property;

(g) Any abandonment or lapse of Intellectual Property that was or is owned by the Company or any of its Subsidiaries or any grant of a license, release or covenant not-to-sue with respect to any Company Intellectual Property other than non-exclusive licenses granted in the Ordinary Course of Business;

(h) Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;

(i) Any acquisition of any assets (other than interests in real property disclosed pursuant to subsection (f) above and other than acquisitions of inventory in the Ordinary Course of Business),whether through capital spending or otherwise, for an amount in excess of One Hundred Thousand Dollars ($100,000) on an individual basis or for an amount in excess of Two Hundred Thousand Dollars ($200,000) on an aggregate basis;

(j) Any waiver by the Company or any of its Subsidiaries of any claims or rights that involve amounts individually or in the aggregate in excess of Fifty Thousand Dollars ($50,000);

(k) Any disclosure by the Company or any of its Subsidiaries of any confidential or proprietary information to any person or entity other than to Parent and Parent’s representatives, agents, attorneys and accountants or the respective employees of the Company or in the Ordinary Course of Business and pursuant to a nondisclosure agreement;

(l) Any charitable contribution or commitment by the Company or any of its Subsidiaries in an amount in excess of Ten Thousand Dollars ($10,000), or any such contributions or commitments in an amount in excess of Fifty Thousand Dollars ($50,000) on an aggregate basis;

(m) Any change in the conduct of the Company’s business or the business of any of its Subsidiaries, or any change in their respective methods of purchase, sale, lease, management, marketing, promotion or operation, or any delay or postponement by the Company or any of its Subsidiaries of the payment of accounts payable or other liabilities by the Company or any of its Subsidiaries, or any acceleration or delay in the collection of notes or accounts receivable of the Company or any of its Subsidiaries in advance of or beyond the dates when the same would have been collected in the Ordinary Course of Business consistent with past practice, or any acceleration or delay in the shipment of any products of the Company or any of its Subsidiaries in advance of or beyond the dates when the same would have been shipped in the Ordinary Course of Business consistent with past practice;

(n) Any change in any method of accounting or accounting policies of the Company or any of its Subsidiaries, other than those required by GAAP, or any material write-down in the accounts receivable or inventories of the Company or any of its Subsidiaries;

(o) Any action taken by the Company or by another person on behalf of the Company that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement;

(p) Any material change in Tax elections of the Company or any of its Subsidiaries;

(q) Any material amendment of any Tax Return relating to the Company or any of its Subsidiaries;

(r) Any settlement of compromise with respect to any material Tax controversy, Tax claim, audit or assessment or any right to claim a material Tax refund, offset or other reduction in Tax liability of the Company or any of its Subsidiaries;

(s) Any closing agreement with respect to any material Tax of the Company or any of its Subsidiaries;

(t) Any consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment against the Company or any of its Subsidiaries;

(u) Any material change in any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing any Tax Returns;

(v) Any grant of a Lien with respect to the equity interests or the assets of the Company or any of its Subsidiaries; or

(w) Any binding commitment or agreement by any of the Stockholders, the Company, or any of its Subsidiaries to do any of the foregoing items (b) through (v).

2.18 No Breach of Law or Governing Document; Licenses and Permits.

(a) Except as set forth on Schedule 2.18(a), neither the Company nor any of its Subsidiaries are or, since January 1, 2009 have been, in default under or in breach or violation in any material respect of any applicable statute, law, treaty, convention, ordinance, decree, order, judgment, injunction, rule, directive, technical standard or regulation of any Government (“Law”) or the provisions of any Government permit, franchise, or license, or any provision of its organizational documents. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any notice alleging such default, breach or violation. None of the execution of this Agreement, the Merger, or the Closing does or will constitute or result in any such default, breach or violation by the Company or any of its Subsidiaries.

(b) Schedule 2.18(b) contains a complete and accurate list of each authorization, license, certificate, registration, consent, approval, variance and permit that is material to the operations of the Company or its Subsidiaries (collectively, “Permits”) issued, granted, given or otherwise made available by or under the authority of any Government body or pursuant to any Law that is held by the Company or any of its Subsidiaries, or that otherwise relates to the business of, or to any of the assets owned or used by, the Company or any of its Subsidiaries (each, a “Governmental Authorization”). Each Governmental Authorization listed or required to be listed in Schedule 2.18(b) is valid and in full force and effect. Except as set forth in Schedule 2.18(b):

(i) the Company and its Subsidiaries are, and at all times since January 1, 2009 have been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.18(b);

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 2.18(b), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 2.18(b);

(iii) except as set forth on Schedule 2.18(b), neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2010, any notice or other communication (whether oral or written) from any Government entity or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 2.18(b) have been duly filed on a timely basis with the appropriate Government entities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Government entities.

(c) The Governmental Authorizations listed in Schedule 2.18(b) collectively constitute all of the Governmental Authorizations necessary to permit the Company and its Subsidiaries to lawfully conduct and operate their businesses in the manner in which they currently conduct and operate such businesses and to permit the Company and/or its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such Governmental Authorization.

2.19 Transactions with Related Persons; Outside Interests.

(a) No director or officer of the Company or any of its Subsidiaries or any Stockholder listed on Schedule 2.19(a) or, to the knowledge of the Company, any Stockholder (other than those Stockholders listed on Schedule 2.19(a)), employee or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest (collectively, the “Company Entities”), is a party to any agreement, Contract, commitment or other form of transaction or arrangement with the Company or any of its Subsidiaries, written or oral, or has any interest in any of the Property or the Company Intellectual Property, except as specifically disclosed on Schedule 2.19(b).

(b) To the knowledge of the Company, no director, officer, employee or Affiliate of the Company or any of its Subsidiaries has any direct or indirect financial interest in any competitor with or supplier, sales representative, distributor or customer of the Company or any of its Subsidiaries; provided, however, that for this purpose ownership of corporate securities having no more than 2% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market, shall not be deemed to be such a financial interest, provided, that such person has no other connection or relationship with such competitor, supplier or customer.

2.20 Bank Accounts. Set forth on Schedule 2.20 is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company and each Subsidiary of the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

2.21 Environmental Matters.

(a) Except as set forth on Schedule 2.21, all Property currently or previously owned, leased, operated or used by the Company and/or any Subsidiary of the Company or in connection with the business of the Company and its Subsidiaries (“Environmental Property”), and all current and previous ownership and operations of the Environmental Property by the Company and/or any Subsidiary of the Company (including, without limitation, storage, handling, transportation and disposal of Hazardous Materials (as hereinafter defined) by or for the Company or any Subsidiary of the Company) comply and have at all times complied with, and do not cause and have not caused liability to be incurred by the Company and/or any Subsidiary of the Company under any current or past Law relating to the protection of health, safety or the environment, including, without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Federal Solid Waste Disposal Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substance Control Act, the Registration, Evaluation, Authorization and Restriction of Chemical Substances regulations, the Occupational Safety and Health Act of 1970, and any comparable state, local or foreign law, and the common law, including the law of nuisance and strict liability (collectively, “Environmental Law”). Except as set forth on Schedule 2.21, neither the Company nor any Subsidiary of the Company is in violation of and has never violated any Environmental Law.

(b) Except as set forth on Schedule 2.21, the Company and its Subsidiaries have properly obtained and are in compliance with all environmental Permits necessary or required for the conduct of the business of the Company and its Subsidiaries and have properly made all filings with and submissions to any Government or other Person required by any Environmental Law. No deficiencies have been asserted by any such Government or Person with respect to such items.

(c) Except as set forth on Schedule 2.21, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, or release (“Release”) of any kind on, beneath, above, or into the Environmental Property or into the environment surrounding the Environmental Property of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, materials or wastes (including, without limitation, those defined as hazardous under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos fibers, (v) radioactive materials, or (vi) solid wastes ((i) through (v), collectively, “Hazardous Materials”) for which the Company or any Subsidiary may be liable. Neither the Company nor any Subsidiary of the Company sells or has sold any product or material containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(d) The Company has delivered and made available to Parent, prior to the execution and delivery of this Agreement, complete copies of any and all (i) documents received by any of the Company or any of its Subsidiaries from, or submitted by any of the Company or any of its Subsidiaries to, the United States Environmental Protection Agency and/or any foreign, state, county or municipal environmental, natural resource, transportation or health agency concerning the environmental condition of the Environmental Property or the effect of the operations of the Company or any Subsidiary of the Company on the environmental condition of the Environmental Property and (ii) assessments, reviews, audits, reports, or other analyses including, without limitation, material documents regarding any Release of Hazardous Materials, concerning the Environmental Property, in any such case, whether or not in the possession of any of the Company or any of its Subsidiaries.

(e) Except as set forth on Schedule 2.21, there never has been pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries in connection with the Environmental Property, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation (“Environmental Claim”) based on or related to any environmental Permits or an Environmental Law.

(f) Except as set forth on Schedule 2.21, neither the Company nor any Subsidiary of the Company has ever received from any Person any notice of any past, present or anticipated future events, conditions, circumstances, activities, practices, incidents, actions, agreements or plans that could: (i) interfere with, prevent, or increase the costs of compliance or continued compliance with any environmental Permits or any renewal or transfer thereof or any Environmental Law; (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any environmental Permits in connection with the operations on the Environmental Property; or (iii) give rise to any liability, loss or expense, or form the basis of any Environmental Claim based on or relating to the Environmental Property, or the Company or any Subsidiary of the Company, based on or related to any environmental Permits or an Environmental Law, or to the presence, production, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, transport, handling, emission, Release or threatened Release of any Hazardous Materials.

(g) Schedule 2.21 contains a list of all sites where Hazardous Materials may have been sent or Released by the Company or any Subsidiary of the Company since the Company’s or any such Subsidiary’s inception, or are currently being sent for disposal, treatment, recycling or storage, including the address of each such site, and a description and estimate of the amount of the Hazardous Materials disposed of, treated, recycled or stored at each such site. Schedule 2.21 further contains a list of the names and addresses of all persons or entities involved in the transportation and disposal of Hazardous Materials on behalf of the Company or any Subsidiary of the Company or from the Environmental Property since the Company’s or any such Subsidiary’s inception and an estimate of the amount of such Hazardous Materials handled by each such person or entity.

2.22 Officers, Directors, Employees, Consultants and Agents; Compensation.

(a) Set forth on Schedule 2.22(a) is a complete list of: (i) all current directors of the Company and each of its Subsidiaries, (ii) all current officers (with office held) of the Company and each of its Subsidiaries, (iii) all current employees (active or other) of the Company and each of its Subsidiaries employed in the United States, (iv) all current employees (active or other) of the Company and each of its Subsidiaries employed outside of the United States (listed separately by country), (v) all current paid consultants, individual non-employee sales representatives, commercial agents or other freelancers engaged by the Company and each of its Subsidiaries, and (vi) all retirees and terminated employees of the Company and each of its Subsidiaries for which the Company or such Subsidiary has any benefits responsibility or other continuing or contingent obligation; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person, any incentive or bonus payments owing to such persons but not yet paid and the date of employment, retirement or termination of each such person.

(b) Except as set forth on Schedules 2.22(a) and 2.22(b): (i) neither the Company nor any of its Subsidiaries is indebted to any of its officers, directors, employees or consultants except for amounts due in the Ordinary Course of Business as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary expenses in the Ordinary Course of Business; and (ii) no officer, director, employee, consultant, commercial agent or other freelancer of the Company or any of its Subsidiaries is indebted to the Company or such Subsidiary except for advances for ordinary business expenses in the Ordinary Course of Business.

(c) All payments to agents, consultants and others made by the Company, one of its Subsidiaries, or by any Stockholder in connection with the business of the Company and its Subsidiaries have been in payment of bona fide fees and commissions and not as bribes, kickbacks or as otherwise illegal or improper payments. All such payments have been made directly to the parties providing the goods or services for which such payments were made, and no such payment has been paid in a manner intended to avoid currency controls or any party’s Tax reporting or Tax payment obligations. The Company and each of its Subsidiaries has properly, fairly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable or deferred and payable to such persons, but which have not been paid or provided at the Closing Date. Such compensation and perquisites have been properly and accurately disclosed in the respective Financial Statements and other public or private reports, records or filings of the Company or its Subsidiaries, to the extent required by Law.

(d) Except as set forth on Schedule 2.22(d), no offer of employment or engagement has been made by the Company or any of its Subsidiaries that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

(e) Except as set forth on Schedule 2.22(e), no employees of the Company or any of its Subsidiaries (i) are on secondment, maternity, paternity, adoption or other long-term leave due to ill-health or for any reason or (ii) have ever been considered leased employees (as defined in Section 414(n) of the Code) of the Company or any of its Subsidiaries.

(f) Except as set forth on Schedule 2.22(f), all Contracts between the Company or one of its Subsidiaries and their employees are terminable at any time on one month’s notice or less without compensation other than wages earned through the date of termination, pay in lieu of accrued and untaken holiday, earned commission and pension or as required by Law.

(g) None of the individuals listed on Schedule 2.22(g) has indicated to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

(h) To the knowledge of the Company, every employee of the Company or one of its Subsidiaries who requires authorization from a Government to work in such employee’s place of work as at Closing has the necessary immigration documentation or other necessary permission.

(i) Every current or former employee of the Company or one of its Subsidiaries has or had, as applicable, an effective confidentiality/non-disclosure/assignment of inventions agreement with the Company or such Subsidiary, and the Company and/or the applicable Subsidiary of the Company has a copy of all such agreements in its files.

2.23 Labor Matters. Set forth on Schedule 2.23 is each collective bargaining, works council, union representation or similar agreement or arrangement to which the Company or one of its Subsidiaries is or has been a party or by which the Company or such Subsidiary is bound. Except as set forth on Schedule 2.23:

(a) Neither the Company nor any of its Subsidiaries is engaging in, and has not engaged in, any unfair labor practice since January 1, 2010;

(b) There is no, and since January 1, 2010, has not been, any labor strike, dispute, slowdown, or stoppage pending or, to the Company’s knowledge, threatened against either the Company or any of its Subsidiaries;

(c) Other than as set forth on Schedule 2.23(c), no collective bargaining agreement, contract or legally binding commitment to any trade union, employee group or labor organization exists or is currently being negotiated and, to the knowledge of the Company, no new organizing effort is currently being made with respect to the employees of the Company or any of its Subsidiaries; and

(d) Since January 1, 2010, neither the Company nor any of its Subsidiaries nor any of their respective agents, representatives or employees has committed any unfair labor practice, as defined in the National Labor Relations Act. There is not now pending or, to the Company’s knowledge, threatened, any charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board, any state, local or non-U.S. labor or employment agency or any representative thereof, and, to the Company’s knowledge, the execution or consummation of this Agreement will not result in any such charge or complaint.

2.24 Employee Benefit Matters.

(a) Schedule 2.24(a) sets forth each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, consulting, engagement, retainer, retention, severance or similar agreement, Contract, plan or policy and each other plan or arrangement (whether written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment benefits (including compensation, pension, retirement, health, medical or life insurance benefits) or other form of benefits (including, but not limited to, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, and regular in-kind gifts), which is currently maintained, administered or contributed to by the Company or any of its Subsidiaries or any entity that is treated as a single employer with the Company or any of its Subsidiaries under Code Section 414 (an “ERISA Affiliate”) and covers any employee, independent contractor, director or former employee, independent contractor or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (collectively referred herein as the “Plans” and each item thereunder a “Plan”). Schedule 2.24(a) separately identifies each Plan that is maintained, administered or contributed to for the benefit of individuals residing or working outside the United States (each such Plan shall be referred to herein specifically as a “Non-U.S. Benefit Plan”). True, correct and complete copies of each Plan (and, if applicable, related trusts, custodial arrangements or funding agreements or insurance policies) and all amendments thereto have been furnished to Parent along with, to the extent applicable with respect to a Plan, a current summary plan description (including any summaries of material modification), the most recent annual reports (Form 5500 including, without limitation, all schedules thereto, the most recent financial statements with attached opinions of independent accountants, and all actuarial reports), tax returns (Form 990) prepared in connection with any such Plan or underlying trust, IRS determination letters and any outstanding requests for a determination letter, all administrative services agreements, HIPAA policies and procedures and HIPAA notices of privacy practices and any policies and/or procedures used in Plan administration. Other than amendments provided to Parent, no amendments have been made to or promised with respect to any Plans. There are no negotiations, demands or proposals which are pending or threatened or which have been made since the Company’s inception or any such Subsidiary’s inception which concern matters now covered, or that would be covered, by the foregoing Plans.

(b) Each Plan and related trust agreement, annuity contract or other funding instrument complies with and has been administered, operated and maintained in compliance with its terms and in compliance with, and the Company and its Subsidiaries do not have any direct or indirect liability under, the requirements prescribed by any and all statutes, orders, rules and regulations including, but not limited to, ERISA, COBRA, HIPAA and the Code, or any other Law applicable to such Plan. With respect to each Plan, no “prohibited transactions” (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred. Any employee training and participant or other notices required by ERISA, HIPAA, COBRA, the Code or any other state or federal law or any ruling or regulation of any state or federal administrative agency with respect to each Plan have been appropriately and timely given. No events have occurred with respect to any Plan that could result in payment or assessment by or against the Company or any of its Subsidiaries of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(c) Each Plan that is intended to qualify under Section 401(a) or Section 509(c)(9) of the Code has received or applied for (or has time remaining to apply for) a favorable determination letter (or in the case of a prototype plan, an Opinion Letter) from the Internal Revenue Service (a copy of which has been provided to Parent). Nothing has occurred that would cause, and no Action is pending or, to the Company’s knowledge, threatened, which could result in the loss of such exemption or qualification. There are no outstanding defaults or violations by any sponsor or fiduciary of any Plan or ERISA Plan and no Taxes, penalties or fees are owing, other than Taxes and fees not yet payable. There have been no improper withdrawals or transfers of assets from any Plan or ERISA Plan or the trust or other funding media relating thereto. None of the Securityholders, the Company or any of its Subsidiaries, or their respective directors, officers, employees or Plan fiduciaries are or have been in breach of any fiduciary obligation with respect to the administration of any Plan or ERISA Plan or the trust or other funding media relating thereto.

(d) Each Plan and related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect, and there are no defaults thereunder. None of the rights of the Company or any of its Subsidiaries thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company and its Subsidiaries thereunder will be enforceable by Parent at or after the Closing without the consent or agreement of any other party.

(e) Neither the Company nor any of its Subsidiaries (i) has ever made, or has ever been obligated to make any contributions to any multiemployer plan (as defined in ERISA) or a Plan which is subject to the provisions of Title IV of ERISA; (ii) has been a member of a controlled group which contributed to or has had an obligation to contribute to any such plans and (iii) has been under common control with an employer which contributed to or has had an obligation to contribute to any such plans.

(f) Within the six-year period preceding the Closing Date, neither the Company nor any of its Subsidiaries has terminated or taken action to terminate, in part or in whole, any employee benefit plan, as defined in ERISA Section 3(3), within the meaning of Section 411(d)(3) of the Code.

(g) Except as set forth on Schedule 2.24(g), neither the Company nor any of its Subsidiaries has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other than as required by COBRA.

(h) With respect to any Plan which is a welfare plan as defined in Section 3(1) of ERISA, there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company, its Subsidiaries or Parent to a tax under Code Section 4976(a).

(i) Except as set forth on Schedule 2.24(i), full payment has been made of all amounts due under each of the Plans and to each person employed or formerly employed by the Company that are required under the terms of the Plans, and all obligations regarding the Plans required to be satisfied prior to the date hereof have been satisfied.

(j) Except as set forth on Schedule 2.24(j), all contributions with respect to the Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all members of the controlled group in accordance with past practice and, if applicable, any recommended contribution in the applicable actuarial report. All contributions to the Plans have been made on a timely basis in accordance with all applicable Law, including, but not limited to, ERISA and the Code.

(k) All material insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, to the extent applicable to the Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(l) To the knowledge of the Company, there is no pending or threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Plan described in Schedule 2.24(a) hereof and no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claim for benefits. Neither the Company nor any of its Subsidiaries has any liability by virtue of its being a member of a controlled group with a person who has liability under the Code or ERISA.

(m) All expenses and liabilities relating to all of the Plans described on Schedule 2.24 have been, and will be on the Closing Date, fully and properly accrued on the books and records of the Company and its Subsidiaries and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 715. The statements of assets and liabilities of the Plans as of the end of the most recent three fiscal years for which information is available, and the statements of change in fund balances, financial position and net assets available for benefits under the Plans for such fiscal years, copies of which have been certified by the Company and furnished to Parent, fairly represent the financial condition of such Plans as of such date and the results of operations thereof for the year ended on such date, all in accordance with GAAP applied on a consistent basis, and the actuarial assumptions used for funding purposes have not been changed since the last written report of actuaries on such Plans, which written reports have been furnished to Parent.

(n) Each Plan (including any Plan covering former employees and/or retirees of the Company and its Subsidiaries) may be unilaterally amended, varied, modified or terminated in whole or in part by the Company, its Subsidiaries or Parent on or at any time after the Closing Date, and the Company or its Subsidiaries may take contribution holidays or withdraw surplus from each Plan, subject only to approvals required by applicable Law and the terms of such Plan.

(o) Each plan, agreement or arrangement which provides for the deferral of compensation subject to Code Section 409A is, and has been since January 1, 2009, properly documented in writing in accordance with the Treasury Regulations promulgated thereunder and has, since January 1, 2009, been operated in compliance with such provisions in effect from time to time since such date. No employee or former employee of the Company is subject to any tax or penalty under Code Section 409A due to a documentary or operational failure thereunder.

(p) Except as set forth in Schedule 2.24(p), the consummation of the transaction contemplated by this Agreement, other than by reason of actions taken by Parent following the Closing, will not (i) entitle any current or former employee of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any current or former employee of the Company or its Subsidiaries except as expressly provided for by Section 1.7 of this Agreement, or (iii) give rise to the payment of any amount that would not be deductible pursuant to Code Section 280G.

(q) All statutory and nonstatutory options granted under any compensation plan sponsored or maintained by the Company or its Subsidiaries which were scheduled to vest on or after January 1, 2005, reflect an exercise price of at least the fair market value of the underlying common stock as of the date of grant.

(r) Pursuant to the Section 5.11, each Stockholder who has amounts owed to the Company pursuant to one or more promissory notes or other evidences of indebtedness arising from a loan or loans provided by the Company for purposes of facilitating the exercise of one or more Company Options will pay in full the entire amount of such outstanding owed amounts, including any accrued interest, to the Company in a cash lump sum payment.

2.25 Customers and Suppliers. Schedule 2.25 sets forth a true, complete and correct list of the ten largest customers of the Company and its Subsidiaries and the ten largest suppliers of the Company and its Subsidiaries, by volume of sales and purchases, respectively (by dollar volume) for each of the years ended December 31, 2010 and 2011. Except as disclosed on Schedule 2.25, the Company has not received any indication from any material supplier of the Company or any Subsidiary of the Company listed on Schedule 2.25 to the effect that, and has no reason to believe that, any such material supplier will stop or decrease the rate of supplying materials, products or services to the Company or any Subsidiary of the Company. Except as disclosed on Schedule 2.25, neither the Company nor any of its Subsidiaries has received any indication from any customer of the Company or any of its Subsidiaries (including those listed on Schedule 2.25) to the effect that, and has no reason to believe that such customer will stop or decrease the rate of buying materials, services or products from the Company or any of its Subsidiaries. Schedule 2.25 lists all significant goods or services necessary for the conduct of the business of the Company and its Subsidiaries with respect to which alternative sources of supply are not readily available on comparable terms and conditions (including all significant goods and services for which there is only one reasonably available source).

2.26 Product Liability Claims. Except as described on Schedule 2.26, neither the Company nor any Subsidiary of the Company has ever received notice or information as to any claim or allegation of, and neither the Company nor any Subsidiary of the Company has been a party or subject to any Action or Order relating to, bodily or personal injury, death, or property or economic damages, any claim for punitive, exemplary or consequential damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company or any of its Subsidiaries or the employees of any of them. Schedule 2.26 accurately and completely describes all such claims, together in each case with the date such claim was made, the amount claimed, the disposition or status of such claim (including settlement or judgment amount), and the amount of attorney’s fees incurred in connection with such claim. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product liability and similar claims now pending or asserted against the Company and/or any of its Subsidiaries with respect to all products or services manufactured or provided by the Company and/or any of its Subsidiaries on or prior to the Effective Time will not exceed the amount of the aggregate product and professional services liability reserves set forth on the Closing Balance Sheet as current liabilities.

2.27 Product and Service Warranties. Set forth on Schedule 2.27 are the current standard forms of product and service warranties and guarantees used by the Company and each

Subsidiary of the Company. Except as set forth on Schedule 2.27, no oral product or service warranties or guarantees have been made by the Company or any Subsidiary of the Company. Except as set forth on Schedule 2.27, none of the outstanding product or service warranties of the Company or any Subsidiary of the Company will result in warranty obligations in excess of three years from the date hereof. None of the outstanding product or service warranties of the Company or any Subsidiary of the Company will result in penalties against the Company or any Subsidiary of the Company in excess of Ten Thousand Dollars ($10,000) on an individual basis. Except as specifically described on Schedule 2.27, no product or service warranty or indemnity claim or similar claims that are or were, individually or in the aggregate, materially adverse to the Company have been made against the Company or any Subsidiary of the Company. No person or party (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against the Company or any Subsidiary of the Company under any Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, guarantees, specifications, manuals or brochures or other advertising materials and no such claim, action or proceeding is currently pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending or asserted against the Company and/or any of its Subsidiaries hereafter with respect to products manufactured or services rendered on or prior to the Effective Time will not exceed the amount of the reserve therefor set forth on the Closing Balance Sheet as current liabilities.

2.28 Product Safety Authorities. No person affiliated with or on behalf of the Company or any of its Subsidiaries has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or any of its Subsidiaries or in connection with their respective businesses, and there exist no grounds for the recall of any such product.

2.29 Foreign Operations and Export Control. At all times, the Company and each of its Subsidiaries has acted:

(a) pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law and the nature of the Company’s or any of its Subsidiaries’ activities in such jurisdictions;

(b) in compliance with all applicable foreign Laws, including, without limitation, Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c) without violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including, without limitation, Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements and is not a party to any agreement requiring it to participate in or cooperate with the Arab boycott of Israel in violation of the aforementioned anti-boycott laws and has reported any request to do so, including any agreement to provide boycott-related information or to refuse to do any business with any person or entity for boycott-related reasons in violation of the aforementioned anti-boycott laws;

(d) except as set forth on Schedule 2.29(d), without violation of and in compliance with any applicable export or re-export control or sanctions laws, orders or regulations of any and all applicable jurisdictions, including, without limitation, the United States and any jurisdiction in which the Company or any relevant Subsidiary of the Company is established or from which it exports or re-exports any items or in which it provides services, including, without limitation, the Export Administration Regulations administered by the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”), sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC” and the International Traffic in Arms Regulations (“ITAR”) administered by the Directorate of Defense Trade Controls of the U.S. State Department (“DDTC”), all as amended from time to time, and without violation of and in compliance with the requirements of any applicable general licenses or license exceptions and exemptions, and has obtained any required export or re-export licenses or authorizations granted under such laws, regulations or orders and complied with all terms and provisos thereof, which licenses or authorizations (exclusive of any exports validly made pursuant to applicable license exemptions in the ITAR, license exceptions in the Export Administration Regulations or general licenses in the rules or regulations of OFAC) are described in Schedule 2.29, and without the filing of any initial notifications or final notifications of voluntary disclosures with BIS, DDTC or OFAC;

(e) without violation of the registration and reporting requirements under Part 122 and Part 129 of the ITAR;

(f) without violation and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable anti-corruption conventions, and any other applicable anti-corruption law;

(g) without written notice of violation and in compliance with any and all applicable import laws, orders or regulations of any applicable jurisdiction, as amended from time to time, and without notice of violation of and in compliance with any required import permits, licenses, authorizations and general licenses granted under such laws, regulations or orders, which permits, licenses and authorizations are described in Schedule 2.29; and

(h) none of the products exported by the Company or any of its Subsidiaries are those defined in 15 C.F.R. Section 740.17(b)(3)(iii) and, specifically, none of such products are encryption commodities and software that provide or perform vulnerability analysis, network forensics or computer forensics functions characterized by any of the following:

(i) automated network analysis, visualization or packet inspection for profiling network flow, network user or client behavior, or network structure/topology and adapting in real-time to the operating environment; or

(ii) investigation of data leakage, network breaches and other malicious intrusion activities through triage of captured digital forensic data for law enforcement purposes or in a similarly rigorous evidentiary manner.

The exports listed in Attachment A to the voluntary self-disclosure described in Schedule 2.29 (the “VSD”) constitute all the exports made by the Company of items with encryption functionality between April 1, 2007, and May 9, 2011. All statements made in the VSD and all statements made by the Company to BIS in connection with the VSD are true and accurate. Between May 10, 2011, and June 8, 2011, the Company did not export any items with encryption functionality.

2.30 Customs. Except as set forth on Schedule 2.30, since January 1, 2009, each of the Company and its Subsidiaries (a) has acted without violation and in compliance with all customs laws, including, without limitation, the Tariff Act of 1930, as amended, (b) has not received any notice alleging a violation (c) has not filed any voluntary disclosure of any violations and (d) has not been and is not currently the subject of a focused assessment or other audit conducted by U.S. Customs and Border Protection. All items imported into the United States have been properly classified under the Harmonized Tariff Schedule and all applicable duties, excise taxes, charges have been paid. No penalty or liquidated damages claims have been initiated by U.S. Customs and Border Protection (formerly U.S. Customs Service) against the Company or any of its Subsidiaries by issuance of Pre-Penalty Statements or otherwise. Neither the Company nor any Subsidiary of the Company has any liability in connection with its respective customs compliance and buying agency practices.

2.31 Government Contracts. Schedule 2.31 lists all of the agreements, contracts, plans, leases or commitments that the Company or any of its Subsidiaries has entered into with a Government (the “Government Contracts”) on or after March 1, 2011. None of the Government Contracts will result in warranty obligations in excess of three years from the date hereof. None of the Government Contracts will result in penalties against the Company or any Subsidiary of the Company in excess of Ten Thousand Dollars ($10,000) on an individual basis. Neither the Company nor any of its Subsidiaries has received a cure notice in connection with any Government Contract. None of the Government Contracts have been terminated for default. Neither the Company nor any of its Subsidiaries has been suspended or debarred from contracting by a Government. Neither the Company nor any of its Subsidiaries has received a document subpoena or been the subject of an investigation or enforcement action in connection with a contract involving a Government. Each of the Company and its Subsidiaries are in compliance with the requirements of Executive Order 11246, as amended, and related equal opportunity and affirmative action clauses of its contracts with the U.S Governmental authorities.

2.32 Restrictions on Business Activities. Except as set forth on Schedule 2.32 or as disclosed pursuant to Section 2.14 with respect to Intellectual Property, there is no Contract (including covenants not to compete), judgment, injunction, Order or decree binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any current or future business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries, in each case, as currently conducted by the Company or any of its Subsidiaries. Except as set forth on Schedule 2.32, without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any customer or other similar Contract that includes a “most favored pricing” or similar clause restricting or otherwise impacting the right of the Company or any of its Subsidiaries to sell products or provides services in any manner or terms under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.33 Brokers, Finders. Except for MHT Partners, L.P., no finder, broker, agent, or other intermediary, acting on behalf of the Stockholders, the Company or any of its Subsidiaries, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.34 Takeover Statutes. The Company is not subject to any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each a “Takeover Statute”) applicable to Parent or the Merger.

2.35 Disclosure. Neither this Agreement nor any of the schedules, attachments or the Exhibits hereto contain any untrue statement of material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE REPRESENTATIVE

The Representative hereby makes the following representations and warranties to Parent and Acquisition Subsidiary, each of which is true and correct on the date hereof (except to the extent such representations and warranties speak expressly as of an earlier date) and on the Closing Date, and each of which shall survive the Closing as provided in Section 8.1.

3.1 Enforceability. The Representative has full power and authority to enter into this Agreement and the Escrow Agreement and to consummate the transactions contemplated thereby, and this Agreement and the Escrow Agreement constitute the valid and binding obligation of the Representative, enforceable against the Representative in accordance with their respective terms.

3.2 Noncontravention. Except as set forth on Schedule 3.2, the Representative is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, lease, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (a) conflict with or be breached or violated or the rights or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by him of this Agreement, the Escrow Agreement or the agreements contemplated hereby or thereby or (b) prevent the carrying out of the transactions contemplated hereby or by the Escrow Agreement. Except as set forth on Schedule 3.2, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance of this Agreement and the Escrow Agreement by the Representative, or the consummation by the Representative of the transactions contemplated hereby or by the Escrow Agreement. None of the execution and delivery of this Agreement or the Escrow Agreement by the Representative or the performance by the Representative of his obligations hereunder or under the Escrow Agreement will violate, conflict with or result in any breach of any provision of the organizational documents of the Company or its Subsidiaries.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and on the Closing Date and each of which shall survive Closing as provided in Section 8.1.

4.1 Authorization; No Conflict. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Acquisition Subsidiary is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Acquisition Subsidiary has been duly authorized by all requisite corporate action on the part of Parent and Acquisition Subsidiary. This Agreement constitutes a valid and binding obligation of Parent and Acquisition Subsidiary, enforceable against each such party in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally.

4.2 Consents. Except as set forth on Schedule 4.2, no waiver or consent of any third person or Government is required for the execution by Parent and Acquisition Subsidiary of this Agreement, or the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby.

4.3 Parent Relationship. Except for that certain Trademark Notice of Opposition filed by Sameer Gupta on August 22, 2011, with the United States Patent and Trademark Office, to the actual knowledge of Parent’s Chief Operating Officer, Chief Innovation Officer, General Counsel, Deputy General Counsel and Chief Financial Officer, neither Parent nor any of its affiliates has ever been a party to any agreement, Contract, commitment or other form of transaction or arrangement, either written or oral, with, or has any interest in, any of Sameer Gupta, Arun Thakkar, Sek Yuen Loo, Net Celerity, Inc., a Texas corporation, Giganet Systems, Inc., a Texas corporation, or Giganet Systems Limited, LLC.

4.4 Brokers, Finders. Except for Stifel Nicolaus Weisel, no finder, broker, agent, or other intermediary, acting on behalf of Parent or Acquisition Subsidiary, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

4.5 Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Initial Cash Merger Consideration.

4.6 Litigation. There is no Action or Order pending or, to the knowledge of Parent, threatened against Parent or Acquisition Subsidiary challenging, enjoining or preventing this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE 5

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except as expressly permitted by this Agreement or as Parent may otherwise consent to or approve in writing which shall be deemed to have been duly given if delivered personally, facsimiled or emailed on and after the date hereof and prior to the Closing Date, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall operate in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to operate in compliance with all applicable Laws, to preserve intact its current business organization, to keep available the services of its current officers and other employees, to preserve its cash, and to preserve its relationships with those persons having business dealings with it, including vendors and customers, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Furthermore, the Company covenants, represents and warrants that from and after the date hereof, unless Parent shall otherwise expressly consent in writing which shall be deemed to have been duly given if delivered personally, facsimiled or emailed, the Company and each of its Subsidiaries shall use its commercially reasonable efforts to: (a) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; and (b) pay all accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business consistent with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Parent. Except as set forth on Schedule 5.1, without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, without the written consent of Parent (provided, that with respect to any action in the Ordinary Course of Business, such consent shall not be unreasonably withheld, delayed or conditioned and, in each such case, shall be deemed to have been duly given if delivered personally, facsimiled or emailed), neither the Company nor any of its Subsidiaries shall:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Shares or any other equity interests (other than dividends or distributions of cash or cash equivalents), (ii) split, combine or reclassify any of its Shares or any other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its Shares or any other equity interests, except for issuances of capital stock upon the exercise of options outstanding as of the date hereof in accordance with their present terms, (iii) purchase, redeem or otherwise acquire any Shares or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (except for the repurchase of shares of Common Stock pursuant to the terms of any Contract in existence on the date hereof and listed on Schedule 5.1(a)) or (iv) make any other actual, constructive or deemed distribution in respect of any Shares or other equity interests or otherwise make any payments to Stockholders in their capacity as such (other than dividends or distributions of cash or cash equivalents);

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any Shares, any other voting securities or other equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such Shares, voting securities or other equity interests or convertible securities, except for issuances of capital stock upon the exercise of options outstanding as of the date hereof in accordance with their present terms;

(c) amend its certificate of incorporation or bylaws or organizational documents;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person and, without limiting the generality of the foregoing, shall not create any Subsidiary of the Company;

(e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of the Property (including securitizations), other than in the Ordinary Course of Business;

(f) incur any Indebtedness for borrowed money or issue any debt securities, make any loans, advances or capital contributions to, or investments in, any Person (other than advances for reasonable business expenses to employees in the Ordinary Course of Business);

(g) (i) assume, guarantee or endorse the obligations of any other Person, issue any support guarantees or otherwise become responsible for the obligations of any Person or (ii) except in the Ordinary Course of Business, indemnify any other person;

(h) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or that would impair the ability of any of the Parties to consummate the Merger in accordance with the terms hereof or delay such consummation;

(i) make any capital expenditure or expenditures that exceed Seventy-Five Thousand Dollars ($75,000) in the aggregate;

(j) (i) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement; (ii) adopt any material accounting method that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods; (iii) file any material amended Tax Returns or claims for Tax refunds; (iv) enter into any closing agreement related to any material Tax; (v) surrender any material tax claim, audit or assessment; (vi) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered; (vii) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment; or (viii) settle or resolve any material Tax controversy;

(k) except as required under an existing Plan, (i) grant or commit to grant any employee, Stockholder, officer, director or agent any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages in the Ordinary Course of Business for any individual other than a director or officer of the Company), (ii) amend or terminate any Plan, except to the extent necessary to comply with applicable Law, (iii) establish any new compensation or benefit plan or arrangement, or (iv) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement;

(l) take, or agree to commit to take, any action that would or is reasonably likely to result in the acceleration of vesting or a right to exercise any options or warrants;

(m) revalue any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP;

(n) (i) enter into any contract or agreement, other than in the Ordinary Course of Business, or amend in any material respect any of the Contracts listed on Schedules 2.12(a) or 2.14(c); or (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder;

(o) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business since the date of the Balance Sheet;

(p) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(q) enter into any agreement or arrangement that would limit or restrict the Surviving Company and its Affiliates (including Parent) or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(r) sell, transfer or grant any license with respect to Owned Company Intellectual Property other than non-exclusive licenses granted in the Ordinary Course of Business;

(s) fail to pay any fee, make any filing or take any action necessary to maintain the existence or validity of, and the ownership or right to use or otherwise exploit, any Intellectual Property that is material to the business of the Company or its Subsidiaries;

(t) abandon, lose the right to use or otherwise exploit, or fail to maintain, any Intellectual Property material to the business of the Company or its Subsidiaries; or

(u) authorize, or commit or agree to take, any of the foregoing actions.

5.2 Notification of Certain Matters. From the date hereof until the Closing Date, the Company shall promptly notify Parent after becoming aware of:

(a) any Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or that does or could reasonably be expected to have a material adverse effect on, the business, operations, assets, liabilities, employee relationships, earnings or results of operations, business or condition (financial or otherwise), of the Company or any of its Subsidiaries, provided, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of or relates to (i) a general deterioration of the economy or of the economic conditions prevalent in the industry in which the Company operates, in any such case to the extent that such conditions or changes do not affect the Company in a disproportionate manner relative to other participants in the industries in which the Company conducts business; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism to the extent that such conditions do not affect the Company in a disproportionate manner relative to other participants in the industries in which the Company conducts business; (iii) the disclosure of the fact that Parent is the prospective acquirer of the Company; (iv) the execution and delivery of this Agreement, the Escrow Agreement, the Exchange Agent Agreement and any other agreements contemplated hereby (the “Transaction Documents“), or the announcement, disclosure or pendency of the transactions contemplated by any Transaction Document; (v) any change in accounting requirements or principles imposed upon the Company or its business or any change in Applicable Laws or GAAP, or the interpretation thereof; (vi) actions taken by Parent or any of its Affiliates; (vii) any action that is taken, or any failure to take action, by the Company, which Parent has requested in writing or is otherwise required to comply with this Agreement; or (viii) the failure of the Company to meet any projections or forecasts (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to, such failure may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded by this definition) and may be taken into account in determining whether there has been, is or would be a Company Material Adverse Effect);

(b) any fact, condition, change or event that causes or constitutes a breach of any of the representations or warranties of the Company hereunder made as of the date hereof;

(c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(d) any notice or other communication from or to any Government in connection with the transactions contemplated hereby;

(e) any action, suit, claim, investigation or proceeding commenced threatened against, relating to or involving or otherwise affecting the Company or its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement; and

(f) (i) the damage or destruction by fire or other casualty of any material asset of the Company or its Subsidiaries or (ii) any asset or part thereof of the Company or its Subsidiaries becoming the subject of any proceeding or threatened proceeding for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

The Company hereby acknowledges that Parent does not and shall not waive any right it may have hereunder as a result of such notifications and any notification given pursuant to this Section 5.2 (including any supplement to the Schedules to this Agreement) shall (i) not have any effect for purposes of determining satisfaction of the conditions set forth in Section 7.3 of this Agreement, and (ii) not in any way limit or affect the Parent’s exercise of its rights hereunder.

5.3 Access to Information. To the extent permitted by applicable Law and subject to the Mutual Confidentiality Agreement dated as of August 4, 2011 between Parent and the Company (the “Confidentiality Agreement”), the Company shall afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to the Company’s and its Subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Parent all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request, provided, that no investigation pursuant to this Section 5.3 shall affect or modify any representation or warranty or any liability with respect thereto. Parent shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing provisions of this Section 5.3, (a) the Company shall not be required to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney-client or similar privilege held by the Company or any of its Subsidiaries or violate confidentiality obligations owing to third parties; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent for access or information pursuant to this Section in a manner that does not result in such a waiver or violation, and (b) Parent shall not have access to personnel records of the Company relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion is sensitive or the disclosure of which could subject the Company to risk of liability; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent for access or information pursuant to this Section in a manner that does not result in such a waiver or violation. In addition, Parent shall not contact any personnel of the Company regarding the transactions contemplated by this Agreement without the express prior written consent of the Chief Executive Officer of the Company. All information provided pursuant to this Agreement shall remain subject in all respects to the Confidentiality Agreement.

5.4 Actions; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent and Acquisition Subsidiary in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government, (ii) timely making all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), (iii) the performance of the Company’s obligations under this Agreement, (iv) the obtaining of all necessary consents, approvals or waivers from third parties; provided, however, that in no event shall the Company be required to pay any amount of money in order to obtain such third party consent, (v) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government vacated or reversed, and (vi) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that nothing in this Agreement shall require, or be construed to require, the Company to waive any condition to its obligation to proceed with the Closing as set forth in Section 7.2. In consummating the Merger and the other transactions contemplated hereby, the Company shall comply with all applicable Laws.

(b) In furtherance and not in limitation of the foregoing, the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days after the date of this Agreement and all other filings required (i) under any applicable non-US antitrust or competition laws (together with the Notifications and Report Forms pursuant to the HSR Act, the “Antitrust Filings”) and (ii) under any other applicable competition, merger control, antitrust or similar law that Parent and the Company deem advisable or appropriate, with Parent making the ultimate determination as to whether it is advisable and appropriate to make such filing, with respect to the transactions contemplated hereby as promptly as practicable and to supply to the Governmental authority as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable non-US antitrust or competition law and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any applicable non-US antitrust or competition law as soon as practicable.

(c) The Company shall promptly notify Parent of any communication it receives from any Governmental authority relating to the matters that are the subject of this Agreement and permit Parent to review and comment on in advance any proposed communication by the Company to any Governmental authority and shall provide Parent with copies of all correspondence, filings or communications between the Company or any of its representatives and any Governmental authority. The Company shall not agree to participate in any meeting with any Governmental authority in respect of any such filings, investigation or other inquiry unless it consults with Parent in advance and, to the extent permitted by such Governmental authority, gives Parent the opportunity to attend, direct and participate at such meeting.

5.5 Stockholder Materials. The Company shall send to Parent a copy of the Information Statement and all material reports and materials as and when it sends the same to its Stockholders or any Government. The Company shall prepare an Information Statement for its Stockholders with respect to the Merger contemplated by this Agreement. Such Information Statement in the form delivered to the Stockholders, together with any and all amendments or supplements thereto, is herein referred to as the “Information Statement.” None of the information relating to the Company or any of its Subsidiaries in the Information Statement shall contain an untrue statement of material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

5.6 Requisite Stockholder Approval.

(a) The Company shall within one Business Day after the date of this Agreement mail or otherwise provide to its Stockholders (i) any information required by the DGCL (A) in connection with the Requisite Stockholder Approval and (ii) with respect to any appraisal rights available under the DGCL and (b) the Information Statement. The Information Statement and any other materials submitted to the Stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and approval by Parent, which approval shall not be unreasonably delayed, conditioned or withheld. The Company shall give Parent prompt notice of any demand received by the Company regarding appraisal rights or the exercise of appraisal rights. Except with the prior written consent of Parent or as may otherwise be required under applicable Law, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

(b) The Company will use its commercially reasonable efforts to obtain, within one day after the date hereof, the Requisite Stockholder Approval by written consent for the purpose of adopting this Agreement in accordance with the DGCL, the Company’s Certificate of Incorporation and Bylaws. The Board of Directors of the Company has adopted a resolution recommending the adoption of this Agreement by the Company’s Stockholders (the “Company Recommendation”) and, except as provided in Section 5.8, the Board of Directors of the Company (i) will continue to recommend to the Stockholders that they adopt this Agreement and approve the transactions contemplated hereby and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by the Company’s Stockholders of this Agreement and the transactions contemplated hereby.

5.7 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any the other transactions contemplated hereby, the Company and the Board of Directors will grant such approvals, and will take such other actions as are necessary so that the Merger or any the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby or thereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger or any of the other transactions contemplated hereby.

5.8 No Solicitation.

(a) None of the Company, its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, representatives or agents (collectively, “Agents”), or any of the Stockholders shall, directly or indirectly: (i) solicit, encourage, initiate, accept, support, approve or participate in any negotiations or discussions with respect to any Acquisition Proposal; (ii) disclose any information not customarily disclosed in the Ordinary Course of Business to any Third Party concerning the Company or any of its Subsidiaries and which the Company or any of its Subsidiaries believes or should reasonably know could be used for the purposes of formulating any offer, indication of interest or proposal for an Acquisition Proposal; (iii) assist, cooperate with, facilitate or encourage any Third Party to make any offer, indication of interest or proposal for an Acquisition Proposal; (iv) execute or agree to execute or enter into a contract, arrangement, or understanding regarding any Acquisition Proposal; (v) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing in this clause (a), an “Adverse Recommendation Change”), (vi) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (vii) authorize or permit any of the Company’s (or any of its applicable Subsidiaries’) Agents to take any such action. Without limiting the foregoing, it is agreed that any violation of the restrictions on the Company or any of its Subsidiaries set forth in the preceding sentence by any Agent of the Company, any of its Subsidiaries, or the Stockholders shall be a breach of this Section by the Company. The Company shall, and shall cause its Subsidiaries and their Agents to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company or any of its Subsidiaries that was furnished by or on behalf of the Company, any of its Subsidiaries or any of the Stockholders to return or destroy all such information. During the term of this Agreement, none of the Company, any of its Subsidiaries or any of the Stockholders shall take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

(b) Notwithstanding the foregoing, at any time prior to the Requisite Stockholder Approval, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 5.8(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 5.8(c), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Board of Directors of the Company reasonably believes (after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel) will lead to a Superior Proposal,(ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent); provided, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that the failure to take such action is inconsistent with its fiduciary duties under Applicable Law.

(c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 5.8(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Agents) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or over 15% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company, (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company or (d) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal for all of the outstanding Shares on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (a) that if consummated, is materially more favorable to Stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (b) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (c) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

“Third Party” means any Person, including as defined in Section 13(D) of the Exchange Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

5.9 Stockholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any Stockholder against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent.

5.10 Spreadsheet. The Company shall prepare and deliver to Parent and the Exchange Agent, at or prior to the Closing, a spreadsheet or spreadsheets in form reasonably acceptable to Parent and the Exchange Agent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date, all factual information relating to holders of all Shares reasonably requested by Parent and the Exchange Agent, including (a) the names of all Stockholders of the Company and their respective addresses (as set forth on the Company’s records), (b) the number of Shares held by such Persons and the respective certificate numbers, (c) the portion of the Initial Merger Consideration payable to each Stockholder, and (d) the interest of each Stockholder in the Escrow Account (the “Spreadsheet”).

5.11 Promissory Notes. At the Effective Time, each Stockholder who has amounts owed to the Company pursuant to one or more promissory notes or other evidences of indebtedness arising from a loan or loans provided by the Company for purposes of facilitating the exercise of one or more Company Options shall pay in full the entire amount of such outstanding owed amounts, including any accrued interest, to the Company in a cash lump sum payment by offset against such Stockholder’s proceeds of the Merger Consideration.

5.12 SAS Review. Following the date hereof, the Company shall cooperate and provide reasonable assistance to Parent (at Parent’s expense) with respect to Parent’s review under Statement on Auditing Standards No. 100 of the Company’s interim financial statements for each period for which such statements are required to be included, or are included, in any filing of Parent with the SEC.

5.13 401(k) Amendments. Prior to Closing, the Company shall identify and fully correct all delinquent contributions, if any, made to a Plan that is intended to be qualified under Section 401(a) of the Code in accordance with Department of Labor guidance and submit an application to the Department of Labor’s Voluntary Fiduciary Correction Program with respect to such delinquent contributions. The Company shall calculate the excise taxes arising from such delinquent contributions in accordance with guidance issued by the Internal Revenue Service and/or the U.S. Department of Treasury and file the applicable Form(s) 5330 with the Internal Revenue Service along with payment of the required excise tax amount. Prior to Closing, the Company shall correct all failures, if any, to timely adopt a required amendment to a Plan that is intended to be qualified under Section 401(a) of the Code and file a correction with the Internal Revenue Service’s Voluntary Correction Program.

ARTICLE 6

COVENANTS OF PARENT

6.1 Notification of Certain Matters. Parent shall give prompt notice to the Company if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (b) receipt of any material notice or other communication from any Government in connection with the transactions contemplated by this Agreement; (c) the commencement or threat of any Action involving or affecting Parent, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Action disclosed by Parent in or pursuant to this Agreement; or (d) the occurrence of any event that would cause a breach by Parent of any provision of this Agreement, including such a breach that would occur if such event had taken place on or prior to the date of this Agreement.

6.2 Efforts; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government, (ii) timely making all necessary filings under the HSR Act, (iii) the performance of Parent’s obligations under this Agreement, (iv) the obtaining of all necessary consents, approvals or waivers from third parties; provided, however, that in no event shall the Company be required to pay any amount of money in order to obtain such third party consent, (v) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government vacated or reversed, and (vi) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to (A) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise hold separate or encumber, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by Parent, the Company or the Surviving Company of any of their assets, licenses, operations, rights, product lines, businesses or interest therein or to consent to any agreement to take any of the foregoing actions), (B) agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company, or (C) waive any condition to the obligation of Parent and Acquisition Subsidiary to proceed with the Closing as set forth in Section 7.3.

(b) In furtherance and not in limitation of the foregoing, Parent shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days after the date of this Agreement and all other filings required (i) under any applicable non-US antitrust or competition laws (together with the Notifications and Report Forms pursuant to the HSR Act) and (ii) under any other applicable competition, merger control, antitrust or similar law that Parent and the Company deem advisable or appropriate, with Parent making the ultimate determination as to whether it is advisable and appropriate to make such filing, with respect to the transactions contemplated hereby as promptly as practicable and to supply to the Governmental authority as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any applicable non-US antitrust or competition law and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and applicable non-US antitrust or competition laws as soon as practicable.

(c) Parent shall promptly notify the Company of any communication it receives from any Governmental authority relating to the matters that are the subject of this Agreement and permit the Company to review and comment on in advance any proposed communication by Parent to any Governmental authority. Parent shall promptly notify the Company of any meeting with any Governmental authority in respect of any such filings, investigation, or other inquiry in advance, and to the extent permitted by such Governmental authority, give the Company the opportunity to attend and participate at such meeting.

6.3 Benefits Covenant. On and after the Effective Time, Parent shall, or shall cause the Surviving Company to:

(a) provide each employee of the Company and its Subsidiaries as of the Effective Time for so long as they remain employed by the Company or any of its Subsidiaries (the “Covered Employees”) with the same or substantially similar employee benefits and compensation plans, programs and arrangements that are provided to similarly situated employees of Parent and its Subsidiaries;

(b) to the extent permitted under the terms of any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Company in which Covered Employees are eligible to participate, provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), waive any evidence of insurability requirements and waive the application of any pre-existing condition limitations (to the extent permitted under the terms of the underlying policy and subject to the consent of the insurer, as applicable), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or the Surviving Company in which Covered Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or any predecessor entities) prior to the Effective Time and with the Surviving Company and any of its Affiliates on and after the Effective Time;

(c) provide the employees of the Company and its Subsidiaries as of the Effective Time with the ability to participate, as though they were employees of Parent on January 1, 2012, in Parent’s 2012 employee bonus plan under which cash bonuses may be earned based on the extent to which Parent and its subsidiaries, on a consolidated basis, achieve certain pre-set financial performance targets;

(d) by December 31, 2012, subject to the approval of the Compensation Committee of Parent’s Board of Directors, grant under Parent’s Amended and Restated 2008 Equity Incentive Plan, as amended (the “2008 Plan”), to certain employees of the Company and its Subsidiaries, nonstatutory stock options to purchase an aggregate of approximately 450,000 shares of Parent’s common stock (which includes the grants under the employment agreements to those employees set forth on Schedule 6.3(d)); and

(e) provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period for which individuals are entitled to such coverage.

ARTICLE 7

CONDITIONS PRECEDENT AND ADDITIONAL COVENANTS

7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to proceed with the Closing shall be subject to the fulfillment or, to the extent permissible, waiver at or prior to the Effective Time of the following conditions:

(a) No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, investigation, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Government, which prohibits or prevents the consummation of the Merger and which has not been vacated, dismissed or withdrawn by the Effective Time. The Company and Parent shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

(b) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at or prior to the Effective Time.

(c) Governmental Approvals. All consents as set forth on Schedule 7.1(c) of any Government required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained.

(d) HSR Act. Any waiting period applicable to the Merger under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) under any comparable merger control laws in the jurisdictions listed in Schedule 7.1(d) shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission or any private action by a state attorney general or other governmental authority to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

7.2 Conditions to Obligations of the Company. The obligation of the Company to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company:

(a) Performance of Obligations; Representations and Warranties. (i) Parent shall have performed in all material respects each of its agreements contained in this Agreement and the Escrow Agreement required to be performed at or prior to the Closing; (ii) each of the representations and warranties of Parent contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and on and as of the Closing Date as if made at and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Parent or the ability of Parent to fulfill its obligations hereunder, and (iii) the Representative shall have received a certificate, dated the Closing Date, from Parent, signed on behalf of Parent, by a duly authorized officer of Parent, to such effect.

(b) Deliveries. Parent shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.9 and such other customary documents, instruments or certificates as shall be reasonably requested by the Representative and as shall be consistent with the terms of this Agreement.

7.3 Conditions to Obligations of Parent and Acquisition Subsidiary. The obligations of Parent and Acquisition Subsidiary to proceed with the Closing shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Parent:

(a) Performance of Obligations; Representations and Warranties. (i) The Company and the Representative shall have performed in all material respects each of their agreements contained in this Agreement and the Escrow Agreement required to be performed at or prior to the Closing; (ii) each of the representations and warranties of the Company contained in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materially,” “Material Adverse Effect” and words of similar import set forth therein) at and as of the date of this Agreement and on and as of the Closing Date as if made at and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or period), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received certificates, dated the Closing Date, from each of the Company and the Representative, signed on behalf of each such Party, by a duly authorized officer of such Party, to such effect.

(b) No Material Adverse Effect. Since the date of this Agreement, there shall have been no Company Material Adverse Effect.

(c) Consents. All material consents and approvals set forth on Schedule 7.3(c), shall have been obtained on terms and conditions reasonably acceptable to Parent and shall be in full force and effect.

(d) No Pending Action. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Government, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or Acquisition Subsidiary or their Affiliates of all or any portion of the business or assets of the Company and its Subsidiaries or of Parent or Acquisition Subsidiary or any of their Affiliates, or to compel Parent or Acquisition Subsidiary or any of their Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Parent or Acquisition Subsidiary or any of their Affiliates, (iii) seeking to impose or confirm material limitations on the ability of Parent or Acquisition Subsidiary or any of their Affiliates to exercise full rights of the ownership of the equity interests of the Company, including, without limitation, the right to vote the Shares of the Company acquired or owned by Parent or Acquisition Subsidiary or any of their Affiliates on all matters properly presented to the holders of such equity interests, (iv) seeking to require divestiture by Parent or Acquisition Subsidiary or any of their Affiliates of the equity interests of the Company or any assets of the Company or any of its Subsidiaries, or (v) that otherwise would reasonably be expected to have a Company Material Adverse Effect.

(e) Letters of Transmittal. The Letters of Transmittal delivered to the Company at signing shall remain in full force and effect on and as of the Closing Date.

(f) Non-Competition Agreements. The Non-Competition Agreements shall remain in full force and effect on and as of the Closing Date.

(g) Deliveries. The Representative shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.8 and such other customary documents, instruments or certificates as shall be reasonably requested by Parent and as shall be consistent with the terms of this Agreement, all of which shall be in full force and effect.

7.4 Certain Filings. The Company and Parent shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Government is required or advisable, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.5 Public Announcements; Confidentiality. Prior to the Effective Time, Parent and the Company shall consult with each other before issuing any press release, making any statement or communication to any Third Party (other than their respective Agents, including legal counsel, tax advisors and accountants) or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby, including, if applicable, its termination and the reasons therefor, and, except as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association, no Party shall issue any such press release, make any such statement or communication or Schedule any such press conference or conference call without the consent of the other Party.

7.6 Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

7.7 Taxes.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Company directly or indirectly in connection with consummation of the transactions contemplated by this Agreement shall be paid 50% by Parent and 50% by the Securityholders when due, regardless of whether such Taxes are technically owed by the Company, Surviving Company, Parent, or any of the Subsidiaries of the Company and the Representative (on behalf of the Securityholders) will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Parent will join in the execution of any such Tax Returns and other documentation.

(b) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company for any Tax year or period ending on or before the Closing Date (“Pre-Closing Tax Period”) that are filed after the Closing Date. Parent shall provide Representative with a copy of all Income Tax Returns of the Company for any Pre-Closing Tax Period (“Pre-Closing Period Income Tax Returns”) no later than 30 days prior to the due date of each such Pre-Closing Period Income Tax Return. The Representative shall be entitled to propose revisions to any Pre-Closing Period Income Tax Return, so long as any proposed revisions are provided to Parent no later than 10 days after the date on which the Representative received a copy of such Pre-Closing Period Income Tax Return from Parent. Parent will accept any revisions proposed by the Representative to a Pre-Closing Period Income Tax Return unless filing such Pre-Closing Period Income Tax Return with such proposed revisions is reasonably likely to subject the Company or any of its Subsidiaries to penalties. All Taxes payable with respect to the Tax Returns to be filed pursuant to this Section 7.7(b) shall be borne by the Securityholders and paid to Parent no later than five Business Days prior to the due date for filing such Tax Returns, but only to the extent such Taxes constitute Pre-Closing Taxes in accordance with Section 8.2(a)(vi).

(c) Parent shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Company, the Surviving Company and their Subsidiaries for any Tax year or period beginning on or before and ending after the Closing Date (“Straddle Period”). Parent shall provide Representative with a copy of all Income Tax Returns of the Company for any Straddle Period (“Straddle Period Income Tax Returns”) no later than 30 days prior to the due date of each such Straddle Period Income Tax Return. The Representative shall be entitled to propose revisions to any Straddle Period Income Tax Return, so long as any proposed revisions are provided to Parent no later than 10 days after the date on which the Representative received a copy of such Straddle Period Income Tax Return from Parent. Parent will accept any revisions proposed by the Representative to a Straddle Period Income Tax Return unless filing such Straddle Period Income Tax Return with such proposed revisions is reasonably likely to subject the Company or any of its Subsidiaries to penalties. All Taxes payable with respect to the Tax Returns to be filed pursuant to this Section 7.7(c) shall be borne by the Securityholders and paid to Parent no later than five Business Days prior to the due date for filing such Tax Returns, but only to the extent such Taxes constitute Pre-Closing Taxes in accordance with Section 8.2(a)(vi). For the purposes of this Sections 7.7(c) and 8.2(a)(vi), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such Straddle Period ending at 11:59 p.m., Central Daylight Time, on the Closing Date shall (i) in the case of any Taxes other than any Income Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending at 11:59 p.m., Central Daylight Time, on the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Income Tax, be deemed to be equal to the amount that would be payable if the relevant Tax period ended at 11:59 p.m., Central Daylight Time, on the Closing Date, excluding any Taxes attributable to actions taken by the Buyer on the Closing Date after the Effective Time outside of the Ordinary Course of Business that are not contemplated by this Agreement. All determinations necessary to give effect to the allocations described in this Section 7.7(c) shall be made in a manner consistent with the prior practice of the Company or the appropriate Subsidiary of the Company, except for changes required by Law or fact. Such Tax Returns shall be prepared in a manner consistent with the prior practices of the Company and its Subsidiaries, provided, that such prior practices are in accordance with applicable Law.

(d) The Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Representative and Parent shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.7. Any Tax audit or other Tax proceeding shall be deemed to be a Third-Person Claim subject to the procedures set forth in Section 8.5 of this Agreement.

(e) For the avoidance of doubt, the parties hereto intend that, in conformance with Treasury Regulation Section 1.1502-76(b)(ii), any Income Tax deductions recognized on the Closing Date that are attributable to the transactions contemplated by this Agreement (including Tax deductions arising out of payments made to holders of Company Options, Company Warrants, and Restricted Shares pursuant to Section 1.7 and payments of Company Transaction Expenses and Option Replacement Payments (“Pre-Closing Transaction Deductions” ) shall be treated as arising in the Pre-Closing Tax Period or the portion of the Straddle Period ending on the Closing Date.

(f) Unless required by applicable Law or except as set forth below, no amended Tax Return with respect to a Pre-Closing Tax Period or Straddle Period shall be filed by or on behalf of the Company or any of its Subsidiaries, if such amendment would materially increase the amount of Pre-Closing Taxes borne by Securityholders pursuant to Section 8.2(a)(vi), without the consent of the Representative, which consent shall not be unreasonably withheld, delayed or conditioned. For the avoidance of doubt, the Representative acknowledges that Parent intends to amend the Tax Returns of the Company in order to carryback net operating losses generated as a result of the transactions contemplated by this Agreement and hereby consents to the amendment of such Tax Returns for such purpose.

ARTICLE 8

INDEMNIFICATION

8.1 Survival of Representations and Warranties and Covenants. The representations and warranties of the Parties made herein shall survive the Closing and continue in effect through and including the 18-month anniversary of the Closing Date, except that the representations and warranties of the Company under Section 2.3 (Capitalization and Related Matters), Section 2.8 (Taxes), and Section 2.24 (Employee Benefit Matters) and the representations and warranties of the Securityholders which are made pursuant to the Letters of Transmittal or in similar agreements shall survive the Closing and continue in effect until the expiration of the applicable statutes of limitations with respect to the matters addressed therein (including any extensions or tollings thereof). The covenants made by the Parties herein shall survive in accordance with their respective terms, and if no specific term is specified, in perpetuity. Any claims under this Agreement with respect to a breach of a representation and warranty or covenant must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.

8.2 Indemnification of Parent.

(a) Pursuant to this Agreement, the Escrow Agreement, the Letters of Transmittal, the Option Cancellation Agreements, and the Warrant Termination Agreements and subject to the limitations contained in this Article 8, Parent and its Affiliates (including, from and after the Closing, the Surviving Company and the Company) and the stockholders, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Parent Indemnified Persons”), shall be indemnified and held harmless from and against, any and all claims, losses, judgments, orders, damages, liabilities, expenses or costs (“Losses”), plus reasonable attorneys’ fees and expenses incurred or accrued in connection with Losses and/or enforcement of this Agreement, the Escrow Agreement or any other ancillary document and interest on the amount of such Losses at the Prime Rate, as it appears in The Wall Street Journal, from the date that such Losses were actually incurred until the day immediately prior to the date of payment to the Indemnified Party, determined based on a 360-day year (in all, “Indemnified Losses”), incurred or to be incurred by any of them resulting from or arising out of:

(i) any breach of any representation or warranty made by the Company in this Agreement;

(ii) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance by the Company (in the case of the Company, prior to or at the Closing) or the Representative of, any covenant or agreement contained in this Agreement, the Escrow Agreement or any other ancillary document;

(iii) any Indebtedness of the Company or its Subsidiaries immediately prior to the Closing, but only to the extent not taken into account in determining the Initial Merger Consideration;

(iv) any Company Transaction Expenses, but only to the extent not taken into account in determining the Initial Merger Consideration;

(v) any claims for appraisal or dissenters’ rights with respect to any Shares under Delaware Law or any other applicable Law, provided, that, except in the case of claims made by the Stockholders identified in Schedule 8.2(a)(v), such claims result in a per share consideration greater than the amount of Merger Consideration such Share would have otherwise been entitled to hereunder;

(vi) the Company’s and its Subsidiaries’ Taxes or their liability, if any, for Taxes of others, including, but not limited to, Securityholders or any Affiliate of Securityholders, for any Pre-Closing Tax Period or portion of any Straddle Period ending at 11:59 p.m., Central Daylight Time, on the Closing Date, but only (A) to the extent such Taxes are not reflected as a Tax Liability in the calculation of Final Closing Net Taxes Payable and (B) to the extent such Taxes exceed, in the aggregate, an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) minus Final Closing Net Taxes Payable, such number not to be less than zero (“Pre-Closing Taxes”); or

(vii) the matters set forth on Schedule 8.2(a)(vii) (the “Scheduled Indemnity Matters“).

From and after the Closing, in consideration of the Parent’s agreement to pay the Merger Consideration, the consummation of the transactions contemplated hereby and other good and valuable consideration (the receipt and sufficiency of which are hereby agreed to and acknowledged), by execution of the Letters of Transmittal, the Option Cancellation Agreements, the Warrant Termination Agreements or other similar agreements, the Securityholders shall severally and not jointly indemnify and hold harmless each of the Parent Indemnified Persons from and against, and each Securityholder shall thereby waive any claim for contribution or indemnity from any of the Parent Indemnified Persons with respect to such Securityholder’s Percentage of, any Indemnified Losses incurred or to be incurred by any of the Parent Indemnified Persons resulting from, arising out of, Section 8.2(a)(i) through Section 8.2(a)(vii), fraud by the Company or fraud by such Securityholder. For purposes of this Agreement, the term “Percentage” means, with respect to each Securityholder, the percentage equivalent of a fraction, the numerator of which is the aggregate number of shares of Common Stock held by such Securityholder immediately prior to the Effective Time (including the aggregate number of shares of Common Stock issuable upon exercise of all Company Options and Company Warrants held by such Securityholder immediately prior to the Effective Time), and the denominator of which is the aggregate number of shares of Common Stock held by all Securityholders immediately prior to the Effective Time (including the aggregate number of shares of Common Stock issuable upon exercise of all Company Options and Company Warrants outstanding immediately prior to the Effective Time). Any amounts owed to Parent Indemnified Persons for such Indemnified Losses shall first be paid out of the Escrow Account in accordance with the Escrow Agreement and then, to the extent that such Indemnified Losses exceed the then available balance in the Escrow Account or indemnification for such Indemnified Losses is due after distribution of all amounts from the Escrow Account, pursuant to this Section 8.2. Except for Indemnified Losses resulting from, arising out of, or directly or indirectly connected to such Securityholder’s fraud, a Securityholder’s obligations under this Section 8.2(a) shall not exceed the aggregate amount of Merger Consideration paid or payable to such Securityholder.

(b) By execution of a Letter of Transmittal, Option Cancellation Agreement, Warrant Termination Agreement or other similar agreement, each Securityholder shall severally and not jointly hold the Parent Indemnified Persons harmless and indemnify each of them from and against, and each Securityholder waives any claim for contribution or indemnity from any of the Parent Indemnified Persons (including the Surviving Company and the Company) with respect to, any and all Indemnified Losses incurred or to be incurred by any of them resulting from or arising out of:

(i) any breach of any representation or warranty made by such Securityholder in a Letter of Transmittal, Option Cancellation Agreement, Warrant Termination Agreement or other similar agreement, it being agreed and acknowledged that with respect this Section 8.2(b)(i) each Securityholder is providing indemnity only with respect to breaches of representations and warranties made by such Securityholder in a Letter of Transmittal, the Option Cancellation Agreement, the Warrant Termination Agreement or other similar agreement and not those of any other Securityholder in any other Letter of Transmittal, the Option Cancellation Agreement, the Warrant Termination Agreement or other similar agreement, and that each Securityholder shall be liable under this Section 8.2(b)(i) only for the Indemnified Losses for which such Securityholder is providing indemnity under this Section 8.2(b)(i), without being limited to such Securityholder’s Percentage thereof and no other Securityholder shall be liable for any such Indemnified Losses; or

(ii) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by such Securityholder of any covenant or agreement of such Securityholder contained in such Letter of Transmittal, Option Cancellation Agreements, Warrant Termination Agreements or other similar agreement, it being agreed and acknowledged that with respect to this Section 8.2(b)(ii) each Securityholder is providing indemnity only with respect to the nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, of the covenants and agreements made by such Securityholder in such Letter of Transmittal, Option Cancellation Agreement, the Warrant Termination Agreement or other similar agreement and not with respect to those of any other Securityholders in any other Letter of Transmittal, Option Cancellation Agreement, the Warrant Termination Agreement or other similar agreement, and that each Securityholder shall be liable under this Section 8.2(b)(ii) only for the Indemnified Losses for which such Securityholder is providing indemnity under this Section 8.2(b)(ii), without being limited to such Securityholder’s Percentage thereof and no other Securityholder shall be liable for any such Indemnified Losses.

(c) Prior to the Closing, the Parent Indemnified Persons shall be entitled to recover any Indemnified Losses to which they are entitled hereunder from the Company under this Agreement. From and after the Closing, the Parent Indemnified Parties shall be entitled to recover any Indemnified Losses to which they are entitled hereunder from the Escrow Account and the Securityholders under this Agreement, the Letters of Transmittal, the Option Cancellation Agreements, and the Warrant Termination Agreements.

(d) For all Tax purposes, all indemnification payments under this Article 8 shall be treated by the Parties as adjustments to the Merger Consideration to the extent permitted by applicable law.

8.3 Indemnification of the Securityholders. Subject to the limitations contained in this Article 8, Parent shall hold the Securityholders, and the members, directors, officers, partners, employees, successors, assigns, representatives and agents of each of them in their capacities as such (the “Securityholders Indemnified Persons”) harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them, resulting from or arising out of:

(a) any breach of any representation or warranty made by Parent in this Agreement or any ancillary document; or

(b) any nonfulfillment, nonperformance, nonobservance or other breach or violation, or default in performance, by Parent of any covenant or agreement of Parent contained in this Agreement, the Escrow Agreement or any ancillary document.

8.4 Notice of Claim. In the event that Parent seeks indemnification on behalf of a Parent Indemnified Person, or the Representative or a Securityholder seeks indemnification on behalf of a Securityholder Indemnified Person, in each case other than a Third Person Claim, such Party seeking indemnification (the “Indemnified Party”) shall give reasonably prompt written notice in accordance with Section 10.1 to the indemnifying Party (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually damaged and prejudiced thereby. Subject to the terms of this Agreement, the Indemnifying Party shall pay (by wire transfer of immediately available funds) the amount of any valid, uncontested claim not more than 30 days after the Indemnified Party provides notice to the Indemnifying Party of such amount. For purposes of this Article 8, the Representative has the full authority to act on behalf of the Securityholders and the Securityholder Indemnified Persons as either an Indemnifying Party or the Indemnified Party, provided, that as set forth in this Agreement, Parent shall be deemed to have given notice to all Securityholders pursuant to giving notice to the Representative.

8.5 Right to Contest Claims of Third Persons.

(a) Third Party Claims (Other than the Scheduled Indemnity Matters).

(i) If an Indemnified Party is entitled to indemnification hereunder because of a claim (other than the Scheduled Indemnity Matters) asserted by any claimant other than an Indemnified Person hereunder (a “Third Person”), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually prejudiced thereby. Except as otherwise provided in this Section 8.5, the Indemnifying Party shall then have the right, upon written notice to the Indemnified Party (a “Defense Notice”) within 30 days after receipt from the Indemnified Party of notice of such claim, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”), provided, that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the Persons to be indemnified hereunder with respect to such Third Person Claim and to discharge any cost or expense arising out of such investigation, contest or settlement. Unless and until the Indemnifying Party so acknowledges its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to demand and receive from the Indemnifying Party, subject to the Indemnifying Party’s right to dispute its obligation to indemnify the Indemnified Party, the full amount of the reasonable costs of defense. In the event that the Indemnifying Party shall fail to give the Defense Notice within said 30 day period, (A) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (B) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, (C) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and (D) the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith.

(ii) In the event that the Indemnifying Party delivers a Defense Notice with respect to such Third Person Claim within 30 days after receipt thereof and thereby elects to conduct the defense of the subject claim, (A) the Indemnifying Party shall be entitled to have control over said defense and, subject to the provisions set forth below, settlement of the subject claim, (B) the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, and (C) the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed unless (1) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (3) the Indemnified Party shall have no liability with respect to any compromise or settlement of such Third Person Claims effected without its consent, in which cases the consent of the Indemnified Party shall not be required.

(iii) Notwithstanding anything to the contrary contained in this Section 8.5(a), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (A) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (B) that involves criminal allegations against the Indemnified Party, (C) that, if unsuccessful, (1) would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party or (2) would reasonably be expected to exceed the then available balance of the Escrow Account, as mutually determined by the Indemnifying Party and the Indemnified Party or, if such a determination is not made within 15 days after the date on which the Indemnified Party responds to the Defense Notice by asserting its rights under this Section 8.5(a)(ii), in accordance with its reasonable judgment, or (D) subject to clause (C)(2) above, that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or, in the case of the

Parent Indemnified Persons, is subject to a claim for indemnification under Section 8.2(a)(v). In such event, the Indemnifying Party will still be subject to its obligations hereunder, but the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(b) The Scheduled Indemnity Matters.

(i) With respect to the Scheduled Indemnity Matters, Parent shall be deemed, without any further action being required on the part of Parent on or after the Closing Date, to have provided to the Representative written notice of such Third Person Claim. Representative shall not have any right to deliver a Defense Notice with respect to the Scheduled Indemnity Matters; provided, however, that notwithstanding anything to the contrary contained in this Section 8.5, no Indemnifying Party shall be restricted from delivering a Defense Notice with respect to any claims made by a party to the Scheduled Indemnity Matters, which claims do not arise out of or relate to events or circumstances that occurred at or prior to the Closing.

(ii) The Representative, in good faith and on behalf of the Securityholders, shall administer, pursue and control the defense and prosecution of the Scheduled Indemnity Matters, utilizing the Securityholders’ own counsel, which counsel shall be reasonably satisfactory to Parent. Parent shall have the right to participate in, but not control, the defense and prosecution of any of the Scheduled Indemnity Matters. Parent shall bear the cost of outside attorneys’ fees and expenses for any such participation. The Representative shall not settle or compromise the Scheduled Indemnity Matters without the consent (which consent will not be unreasonably withheld, delayed or conditioned) of Parent and the Indemnified Party unless the conditions set forth on Schedule 8.5(b)(ii) have been met, in which case the consent of Parent and the Indemnified Party shall not be required. For the avoidance of doubt, the Representative cannot agree to any license of any Company Intellectual Property to any Third Person without the prior written consent of Parent, which consent may be granted or withheld in Parent’s sole discretion. Parent shall make available to the Representative or his representatives all records or other materials reasonably required for use in defending against and prosecuting the Scheduled Indemnity Matters and shall reasonably cooperate with the Representative in the defense of the Scheduled Indemnity Matters. Following the Closing, the Representative shall maintain, and shall cause the Securityholders to maintain, in confidence any confidential information relating to the Scheduled Indemnity Matters he or they have, and such information (the “Scheduled Indemnity Matters Confidential Information”) shall not be disclosed by the Representative or the Securityholders without Parent’s prior written consent, other than as the Representative or the Securityholders deem necessary in defense or prosecution of the litigation. Notwithstanding the foregoing, the Representative and the Securityholders shall not be entitled to disclose any confidential information relating to any Company Intellectual Property which is not subject to a protective order on the date hereof without the Parent’s prior written consent. In the event that the Representative or any of the Securityholders or their representatives become legally compelled to disclose any Scheduled Indemnity Matters Confidential Information, the Representative shall provide Parent with prompt written notice before such disclosure, such that Parent may either seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or waive compliance with the provisions of this Section 8.5(b) or both. In the event the Representative complies with the preceding sentence and Parent fails to obtain such a remedy and fails to waive compliance, the Representative shall have the right to furnish that portion of the Scheduled Indemnity Matters Confidential Information that the Representative is legally required, as advised in writing by the Representative’s counsel, to furnish.

8.6 Limitations on Indemnity.

(a) From and after the Closing, the Parent Indemnified Persons shall not be entitled to indemnification in respect of any Indemnified Losses pursuant to Section 8.2(a)(i) unless and until such Indemnified Losses exceed One Million Dollars ($1,000,000) in the aggregate (the “Indemnification Threshold”), but thereafter shall be entitled to indemnification in respect of all such Indemnified Losses to the full extent thereof (including the first One Million Dollars ($1,000,000) of such Indemnified Losses); provided, however, the Indemnification Threshold limitation shall not apply in any manner whatsoever to the extent the breach results from fraud.

(b) From and after the Closing, the aggregate amount of Indemnified Losses that may be recovered by the Parent Indemnified Persons under Section 8.2(a)(i) shall not exceed Twenty-One Million Dollars ($21,000,000) (the “Cap”); provided, however, that notwithstanding the foregoing, (i) the aggregate amount of Indemnified Losses that may be recovered by the Parent Indemnified Persons for any breach of Section 2.3 (Capitalization and Related Matters) or Section 2.8 (Taxes) hereof shall be the Merger Consideration, and (ii) neither the Cap nor any other limitation set forth in this Section 8.6(b) shall apply in any manner whatsoever to Indemnified Losses resulting from or arising out of fraud.

(c) The Securityholders shall not have any claim for contribution from or against the Surviving Company as a result of any indemnification or other payments made by any of the Securityholders to any of the Parent Indemnified Persons pursuant to this Agreement.

(d) No information or knowledge acquired, or investigations conducted, by Parent or its representatives, of the Company or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by Parent or any Parent Indemnified Person under this Agreement.

(e) The amount of any Losses claimed by any Indemnified Person hereunder shall be (i) net of any Tax savings or Tax detriments when and as actually recognized in cash by any Indemnified Person that is attributable to such Losses, and (ii) net of any amounts actually recovered under insurance policies maintained by Parent or the Company; provided, that any increased insurance premiums and other costs resulting therefrom, together with costs incurred in making, seeking and pursuing such insurance claim and obtaining recovery, shall be Losses hereunder.

(f) Parent and the Representative shall cooperate with each other and act in good faith with respect to resolving any claim for indemnification hereunder.

(g) In connection with any Losses for which an Indemnified Person may seek indemnification under this Section 8.6, such Indemnified Person will in its reasonable discretion use its commercially reasonable efforts to seek full recovery under available insurance coverage; provided, however, that the Indemnified Person shall have no obligation to first submit or to collect upon any applicable insurance coverage as a precondition to making a claim for indemnification hereunder or obtaining indemnification for Losses therefor, and the Parties hereto agree, without limiting any other rights any Indemnifying Party may have against any Indemnified Person, not to delay in any manner the payment to any Indemnified Person of such indemnification based on the Indemnified Person’s failure to have sought insurance coverage at the time any such claim is made. If the Indemnified Person receives any such amounts subsequent to an indemnification payment by the Indemnifying Party (for which the indemnified Losses were not reduced by such amounts), the Indemnified Person will pay over to the Indemnifying Party (which, in the case of the Securityholders will be the Escrow Agent (to the extent that (i) amounts have been paid to Parent out of the Escrow Account and (ii) the Escrow Agreement remains in effect) or the Representative) the amounts of such insurance payments promptly after they are actually recovered.

(h) With respect to the matter set forth on Schedule 8.6(h), for a period from the date hereof through the 90th calendar day following the Closing Date, the Company may take (and, from and after the Closing, Parent specifically agrees to allow the Company to take and to allow the Company to use the Company’s internal resources to take) any commercially reasonable actions, provided such actions do not interfere with the discharge of duties and responsibilities by the Company’s employees and are consistent with good customer relations. The Representative shall provide periodic updates to Parent’s Chief Financial Officer regarding such actions. Should the Company or the Surviving Corporation employ independent contractors with regard to the actions above, such fees and expenses shall be borne by the Securityholders. Notwithstanding the foregoing, from and after the Closing, Parent may also address such matter in such manner as is reasonably determined by Parent, so long as such actions do not interfere with the first sentence.

(i) With respect to indemnification under Section 8.2(a)(v) which relates to the Stockholders identified on Schedule 8.2(a)(v), Indemnified Losses shall include only that portion, if any, of the per share consideration ultimately paid for Stockholders’ Shares that exceeds the amount of the per Share Merger Consideration payable to such Stockholder hereunder.

8.7 Exclusive Remedies. Anything contained in this Agreement to the contrary notwithstanding, the indemnification rights set forth in this Article 8, all of which are subject to the terms, limitations, and restrictions of this Article 8, shall be the sole and exclusive remedy after Closing for monetary damages sustained as a result of a breach of a representation or warranty or covenant under this Agreement, except that the foregoing shall not apply to fraud or breach of the representations contained in Article 3. In addition, such limitations set forth in this Article 8 shall not impair the rights of any of the Parties: (a) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement, including for the provisions of Article 5 hereof; or (b) to seek enforcement, collection, damages, or such non-monetary equitable relief to redress any default or breach of any other agreement at or prior to Closing hereunder. In connection with the seeking of any non-monetary equitable relief, each of the Parties acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees the other Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in accordance with Section 10.9 hereof.

ARTICLE 9

TERMINATION

9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time only as follows, whether before or after the Requisite Stockholder Approval:

(a) by mutual consent of the Company and Parent;

(b) by either the Company, on the one hand, or Parent, on the other hand, if the Closing shall not have occurred on or before 5:00 p.m. Pacific Standard Time, on December 31, 2012, or such other date, if any, as the Company and Parent shall agree upon; provided, that no Party may terminate this Agreement pursuant to this clause (b) if such Party’s failure to fulfill any of its obligations under this Agreement shall have directly or indirectly resulted in the failure of the Closing to occur on or before said date;

(c) by Parent, at any time after 5:00 p.m., Pacific Standard Time, on the date which is the first day following the date hereof, if the Company has not obtained the Requisite Stockholder Approval by such time and delivered to Parent by such time a copy of such Requisite Stockholder Approval;

(d) by Parent, if as permitted by Section 5.8, an Adverse Recommendation Change shall have occurred;

(e) by Parent if the Company shall have breached in any material respect any of its obligations under Section 5.6 or 5.8;

(f) by Parent if there shall have been a breach by any of the parties (other than Parent and Acquisition Subsidiary) of any of its covenants or agreements hereunder or under a Letter of Transmittal, Option Cancellation Agreement, the Warrant Termination Agreement or other similar agreement, and such party has not cured such breach within five Business Days after notice by Parent thereof, provided, that Parent has not materially breached any of its obligations hereunder and failed to timely cure such breach;

(g) by the Company if there shall have been a breach by Parent or Acquisition Subsidiary of any of their respective covenants or agreements hereunder, and neither Parent nor Acquisition Subsidiary has cured such breach within five Business Days after notice by the Company thereof, provided, that the Securityholders and the Company have not materially breached any of their respective obligations under this Agreement or the Letters of Transmittal, the Option Cancellation Agreements, the Warrant Termination Agreements or other similar agreements, as applicable, and failed to timely cure such breach;

(h) by Parent if any Government has taken any action, investigation or proceeding as described in Section 7.3(d); or

(i) by Parent if the Company suffers a Company Material Adverse Effect.

The party desiring to terminate this Agreement pursuant to the preceding clauses (b) through (i) shall give written notice of such termination to the other party in accordance with Section 10.1 below.

9.2 Procedure Upon Termination. In the event of termination pursuant to this Article 9, the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, provided, that the agreements contained in Section 7.5, Section 9.2 and Section 10.6 shall remain in full force and effect. If this Agreement is terminated as provided herein, each Party shall use its commercially reasonable efforts to return all documents, work papers and other material (including any copies thereof) of any other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any breach of any representation, warranty or covenant contained herein prior to termination (including, in the case of the Company, claims for damages based on the consideration that would have otherwise been payable to the Securityholders).

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided, that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 10.1 for, or such other address as may be designated in writing hereafter by, such Party:

If to Parent (or, after Closing, the Company):

Ixia

26601 W. Agoura Rd.

Calabasas, CA 91302

Attention: General Counsel

Facsimile:        (818) 444-3100

with a copy to:

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, CA 90401-2386

Attention:        Katherine F. Ashton

Facsimile:        (310) 576-2200

If, prior to Closing, to the Company:

8310 N. Capital of Texas Hwy

Bldg 2, Suite 300

Austin, TX 78731

Attention: Alex Pepe

Facsimile:        (512) 692-2634

with a copy to:

Phillips & Reiter, PLLC

6805 Capital of Texas Hwy N., Suite 318

Austin, TX 78731

Attention: Dan Jochnowitz

Facsimile:        (512) 646-1106

If to the Representative:

8310 N. Capital of Texas Hwy

Bldg 2, Suite 300

Austin, TX 78731

Attention: Alex Pepe

Facsimile:        (512) 692-2634

with a copy to:

Phillips & Reiter, PLLC

6805 Capital of Texas Hwy N., Suite 318

Austin, TX 78731

Attention: Dan Jochnowitz

Facsimile:        (512) 646-1106

10.2 Entire Agreement. This Agreement, the Escrow Agreement, the Letters of Transmittal, the Option Cancellation Agreements, the Warrant Termination Agreements and the Confidentiality Agreement, together with any Schedules and Exhibits hereto or thereto, embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter.

10.3 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Parent without the prior written consent of the Representative (which consent shall not be unreasonably withheld) or by the Representative or the Company without the prior written consent of Parent (which consent shall not be unreasonably withheld); provided, however, that Parent shall have the right to transfer and assign its and Acquisition Subsidiary’s rights (but not its obligations) hereunder to any entity which is controlled by Parent.

10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.5 Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. For purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Government and any other entity and “Affiliate” of a Person shall mean any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

10.6 Expenses.

(a) Except as set forth in Section 10.6(b), Parent shall pay the fees and expenses of its counsel, accountants, experts, financial advisors and other representatives, and all other fees and expenses incurred by or on behalf of Parent (or its Affiliates) incident or relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, and the performance by Parent of its obligations hereunder. All fees and expenses of the Company and the Representative incurred by any of them incident or relating to the negotiation, preparation and execution of this Agreement, the Letters of Transmittal and/or the transactions contemplated hereby, and the performance by them of their obligations hereunder (including, without limitation, their fees and expenses of counsel, accountants, experts and other representatives) shall be deemed to be Company Transaction Expenses.

(b) If a Payment Event occurs, the Company shall (i) pay Parent (by wire transfer of immediately available funds) simultaneously with the occurrence of such Payment Event, a fee equal to Four Million Three Hundred Fifty Thousand Dollars $(4,350,000) (the “Termination Fee”), and (ii) reimburse Parent (by wire transfer of immediately available funds), simultaneously with the occurrence of such Payment Event, for all out-of-pocket costs and expenses incurred by or on behalf of Parent (or its Affiliates) incident or relating to the negotiation, preparation and execution of this Agreement, the Letters of Transmittal and the transactions contemplated hereby and thereby, and the performance by Parent of its obligations hereunder, including, without limitation, the fees and expenses of counsel, accountants, experts, financial advisors and other representatives.

“Payment Event” means the termination of this Agreement, prior to the delivery of the Requisite Stockholder Approval, pursuant to Sections 9.1(c), 9.1(d), or 9.1(e).

(c) The Company acknowledges that the agreements contained in this Section 10.6 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Acquisition Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 10.6, it shall also pay any costs and expenses (including attorneys’ fees) incurred by or on behalf of Parent (or its Affiliates) in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount or is settled in favor of Parent, together with interest on any amount of the Termination Fee at a rate per annum equal to 5% over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.

10.7 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

10.8 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

10.9 Submission to Jurisdiction; Waivers. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns may be brought and determined in the federal or state courts located in the State of Delaware, County of New Castle or the federal courts located in Wilmington, California, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a Party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 10.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed facsimile directed to such Party at the address specified in Section 10.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

10.10 No Waiver. Any failure by any of the Parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other Party or Parties; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

10.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

10.12 Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties hereto.

10.13 No Third Party Beneficiaries. The Parties hereby agree that there are no third party beneficiaries to this Agreement, other than Indemnified Parties solely with respect to Article 8 herein and the Company Indemnified Persons solely with respect to Section 1.15(a).

10.14 Subsidiary Compliance. The Company shall cause its Subsidiaries to use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their parts under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

* * * *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties and is effective as of the date first herein above written.

IXIA		ANUE SYSTEMS, INC.

By:	/s/ Victor Alston	By:	/s/ Alexander Pepe

Name:	Victor Alston	Name:	Alexander Pepe

Title:	Chief Operating Officer	Title:	President & CEO

EMILY ACQUISITION CORP.		REPRESENTATIVE

By:	/s/ Victor Alston	/s/ Alexander Pepe

Name:	Victor Alston	Alexander Pepe

Title:	President

Accepted and agreed to, effective upon becoming the Representative (and successor to Alex Pepe as the current Representative) hereunder pursuant to Section 1.16 and the Cheetah Representative Letter Agreement, dated May 4, 2012, by and among Alexander Pepe, Kyle K. Fox, certain Stockholders and the Company:

KYLE K. FOX /s/ Kyle K. Fox

EXHIBIT A

CERTIFICATE OF MERGER OF

EMILY ACQUISITION CORP.

(a Delaware corporation)

WITH AND INTO

ANUE SYSTEMS, INC.

(a Delaware corporation)

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name and state of incorporation of each of the constituent corporations are as follows:

Anue Systems, Inc., a Delaware corporation

Emily Acquisition Corp., a Delaware corporation

SECOND: An Agreement and Plan of Merger, dated as of May 4, 2012, by and among Anue Systems, Inc., Ixia, Emily Acquisition Corp. and Alexander Pepe, as the Representative (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251(c) of the DGCL.

THIRD: The name of the surviving corporation is Anue Systems, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of Anue Systems, Inc., as amended, shall be amended and restated to read in its entirety as attached hereto as Exhibit A.

FIFTH: An executed copy of the Merger Agreement is on file at 8310 N. Capital of Texas Hwy, Bldg 2, Suite 300 Austin, TX 78731, the place of business of the surviving corporation.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

SEVENTH: The Merger Agreement has been adopted by the Stockholders of each of the constituent corporations pursuant to and in accordance with Sections 228 and 251 of the DGCL.

EIGHTH: The merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, said surviving corporation has caused this Certificate of Merger to be signed by a duly authorized officer, the      day of         , 2012.

ANUE SYSTEMS, INC.

By:
Name:
Title:

Signature Page to Certificate of Merger

Exhibit A

Amended and Restated Certificate of Incorporation of Anue Systems, Inc.

EXHIBIT B

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Escrow Agreement”) is made as of             , 2012, by and among Ixia, a California corporation (“Parent”), Alexander Pepe (the “Representative”), as the representative of the Securityholders, and U.S. Bank N.A. (the “Escrow Agent”).

RECITALS

A. Parent, Representative, Anue Systems, Inc., a Delaware corporation (the “Company”), and Emily Acquisition Corp., a Delaware corporation and direct and wholly owned subsidiary of Parent (“Acquisition Subsidiary”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 4, 2012, pursuant to which, among other things, the parties thereto agreed to the merger of Acquisition Subsidiary with and into the Company.

B. The transactions contemplated by the Merger Agreement are being closed (the “Closing”) contemporaneously with the execution of this Escrow Agreement.

C. Pursuant to the Merger Agreement, a certain portion of the Merger Consideration is to be deposited in escrow, subject to the terms and conditions of the Merger Agreement and this Escrow Agreement.

D. The Escrow Agent has agreed to hold the Escrow Funds (as hereinafter defined) and disburse and apply the same in accordance with the terms and conditions of this Escrow Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Merger Agreement.

2. Appointment of Escrow Agent. Parent and the Representative, on its own behalf and on behalf of all of the Securityholders, hereby appoint the Escrow Agent to serve as escrow agent hereunder and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to accept, hold and distribute the Escrow Funds in accordance with and subject to the terms and conditions hereof.

3. Deposit of Escrow Funds.

3.1. Pursuant to Section 1.9(d) of the Merger Agreement, Parent has deposited with the Escrow Agent $14,000,000 (the “Escrow Amount”). The Escrow Agent hereby acknowledges receipt of the Escrow Amount.

3.2. The Escrow Amount and any income earned thereon are referred to herein collectively as the “Escrow Funds.”

4. Investments.

4.1. The Escrow Agent shall cause the Escrow Funds from time to time to be invested and reinvested as directed in writing by the Representative, in Authorized Investments, provided that all such investments shall have appropriately blended maturities but in no event shall any individual investment mature more than 91 days from the date of investment or reinvestment. For the purpose of this Escrow Agreement, “Authorized Investments” means (1) short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States and/or (2) money market funds rated AAA by Standard and Poor’s which invests in short term interest bearing or discount debt obligations issued or guaranteed by the Government of the United States including funds offered by the Escrow Agent. Any direction by the Representative to the Escrow Agent as to investment or reinvestment of funds shall be in writing and shall be provided to the Escrow Agent no later than 9:00 a.m. Central Daylight Time on the day on which the investment is to be made. Any such direction received after 9:00 a.m. Central Daylight Time or received on a non-Business Day shall be deemed to have been given prior to 9:00 a.m. Central Daylight Time the next Business Day. If a direction is not received, the Escrow Agent shall not have any obligation to invest the Escrow Funds in Authorized Investments and pending receipt of same shall be entitled to hold such Escrow Funds uninvested in its trust account.

4.2. All earnings, dividends or other property (including securities) received in connection with the Escrow Funds shall be converted into cash and invested as provided in this Section 4. The Escrow Agent shall supply a written statement to Parent and the Representative monthly listing all transactions with respect to the Escrow Funds during each such period.

4.3. The Escrow Agent shall not be held liable for any losses incurred in the investments of any funds in Authorized Investments provided that the Escrow Agent is not grossly negligent or does not act willfully or in bad faith in connection with such investments.

5. Application of Escrow Funds to Adjustment Amount and Auditor Fees.

5.1 If the Adjustment Amount is a negative number, then promptly following the Determination Date and in any event within five Business Days after the Determination Date, Parent and the Representative shall deliver to the Escrow Agent a notice setting forth the amount equal to the lesser of (i) the Adjustment Amount, together with any interest earned on that portion of the Escrow Amount equal to the Adjustment Amount or (ii) the full amount of the Escrow Funds (the “Adjustment Notice”). Upon receipt of any such Adjustment Notice, the Escrow Agent shall promptly pay to Parent out of the Escrow Funds the amount set forth on the Adjustment Notice.

5.2 If any of the fees and expenses of the Auditor incurred in connection with its review and resolution of any disputes is allocated to the Escrow Amount in accordance with Section 1.11(e) (the “Allocated Auditor Fees”), then promptly following the Determination Date and in any event within five Business Days after the Determination Date, Parent and the Representative shall deliver to the Escrow Agent a notice setting forth the amount equal to the Allocated Auditor Fees (the “Allocated Auditor Fees Notice”). Upon receipt of any such Allocated Auditor Fees Notice, the Escrow Agent shall promptly pay to the Auditor out of the Escrow Funds the amount set forth on the Allocated Auditor Fees Notice.

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6. Application of Escrow Funds to Claims of Parent.

6.1. If Parent claims that a Parent Indemnified Person has suffered Indemnified Losses for which it is entitled to indemnification under Section 8.2 of the Merger Agreement or other Losses pursuant to the Merger Agreement or in connection with the transactions contemplated thereby at any time prior to 11:59 p.m. Central Daylight Time on [insert date 18 months from Closing] (the “Second Release Date”), Parent shall deliver the written notice required by Section 8.4 of the Merger Agreement (any notice from Parent under this Section 6 shall be referred to as a “Release Notice”) to the Representative and the Escrow Agent to release from the Escrow Funds such amount (the “Claimed Amount”). The parties acknowledge that there may be multiple Release Notices given by Parent during the term hereof and that any Release Notice may be amended by Parent from time to time on or prior to the Release Date (e.g., to increase or decrease the Claimed Amount stated therein), any such amendment being effective as of and from the date of delivery thereof to the Representative and the Escrow Agent. The Claimed Amount shall be paid by the Escrow Agent out of the Escrow Funds to or at the direction of Parent in accordance with the Release Notice unless the Representative disputes the validity or amount of such claim by notifying Parent and the Escrow Agent in writing, containing a description in reasonable detail of the basis for the dispute and the amount in dispute (a “Dispute Notice”), within thirty (30) calendar days after Parent has provided the Representative with its Release Notice. If a Dispute Notice has not been delivered to Parent and the Escrow Agent within the required thirty (30) calendar day period, the Escrow Agent shall promptly disburse from the Escrow Funds to or at the direction of Parent the portion of the Escrow Funds set forth in the Release Notice.

6.2. In the event that a Dispute Notice signed by the Representative has been provided to Parent and the Escrow Agent within the required thirty (30) calendar day period, the Escrow Agent shall distribute promptly to or at the direction of Parent the undisputed portion (if any) of the amount set forth in the Release Notice, and withhold the amount in dispute (the “Disputed Amount”), which amount shall be resolved in accordance with this Section 6.2. The Disputed Amount shall be held by the Escrow Agent in accordance with the terms hereof until the earlier to occur of the following: (i) the Representative and Parent jointly direct the disbursement of the Disputed Amount by delivering written instruction to the Escrow Agent, or (ii) the Escrow Agent receives a copy of a final judgment or order of a court of competent jurisdiction (a “Directive”) with respect to the Disputed Amount (which judgment or order shall also be delivered by Parent to the Representative or by the Representative to Parent, as the case may be). Upon receipt of such instructions or Directive, or as promptly as practicable but in no event more than three (3) calendar days after receipt of such instructions or Directive, the Escrow Agent shall disburse or continue to hold (as the case may be) the Disputed Amount, as required by such instructions or Directive, as the case may be.

7. Distribution of Escrow Funds.

7.1. First Release Date. Promptly following 11:59 p.m. Central Daylight Time on December 31, 2012 (the “First Release Date”), the Escrow Agent shall release to the Representative (for distribution by the Representative to the Securityholders in accordance with this

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Section 7) any amounts in the Escrow Account, which are in excess of the amount equal to (i) nine million three hundred thirty-three thousand three hundred thirty-four dollars ($9,333,334) (the “Remaining Escrow Amount”) plus (ii) any interest earned on the Remaining Escrow Amount plus (iii) all Disputed Amounts outstanding on the First Release Date which have not been resolved in accordance with Section 6 hereof and all Claimed Amounts that have not then been paid to Parent or disputed by the Representative in accordance with Section 6 hereof. Following the resolution of any Disputed Amounts in accordance with Section 6 hereof, the Escrow Agent shall disburse the Disputed Amounts as provided in the Directive or in written instructions from Parent and the Representative.

7.2. Second Release Date. Promptly following the Second Release Date, the Escrow Agent shall release to the Representative (for distribution by the Representative to the Securityholders in accordance with this Section 7) the Escrow Funds remaining in the Escrow Account, if any; provided, however, the Escrow Agent shall retain (and not deliver to the Representative) such Escrow Funds in the amount equal to (i) all Disputed Amounts outstanding on the Second Release Date which have not been resolved in accordance with Section 6 plus (ii) all Claimed Amounts that have not then been paid to Parent or disputed by the Representative in accordance with Section 6 hereof. Following the resolution of any Disputed Amounts in accordance with Section 6 hereof, the Escrow Agent shall disburse the Disputed Amounts as provided in the Directive or in written instructions from Parent and the Representative.

7.3. Distribution to Securityholders. Upon receipt of any amounts from the Escrow Account by the Representative, the Representative shall promptly (but in no event later than five (5) calendar days thereafter) distribute all such amounts (less any reimbursable expenses owed to the Representative pursuant to Section 1.16 of the Merger Agreement ) to the Securityholders, which are set forth on Exhibit A attached hereto with each Securityholder being entitled to receive an amount (with respect to each such Securityholder, such Securityholder’s “Pro Rata Amount”) equal to the aggregate amount to be so distributed multiplied by the Percentage set forth next to such Securityholder’s name on Exhibit A under the column entitled “Percentage;” provided, however, if any amounts distributed to Parent pursuant to the terms hereof were as a result of an indemnity obligation arising under Section 8.2(b) of the Merger Agreement, then (i) any Securityholder whose breach or violation gave rise to such indemnity obligation shall not be entitled to such Securityholder’s Pro Rata Amount, and instead such Securityholder shall only be entitled to the greater of (A) $0 and (B) the difference between such Securityholder’s Pro Rata Amount and the amount distributed to Parent pursuant to the terms hereof as a result of any such indemnity obligation attributable to such Securityholder (such amount so distributed to Parent the “Individual Obligation Amount”) and (ii) each such Individual Obligation Amount shall be distributed to all other Securityholders in accordance with their Percentages, with, for this purpose, such Percentages increased on a pro rata basis as among such other Securityholders in order to allocate the breaching Securityholder’s Percentage among such non-breaching Securityholders; provided further, if at the time of any distribution by the Representative of Escrow Funds to the Securityholders, any Disputed Amount represents an amount that Parent has claimed it is entitled to as a result of an indemnity obligation under Section 8.2(b) of the Merger Agreement (an “Individual Obligation Disputed Amount”), then (i) all such Escrow Funds other than any Individual Obligation Disputed Amounts shall be distributed by the Representative to the Securityholders, with each Securityholder being entitled to receive its Pro Rata Amount, except that the Securityholder or Securityholders whose alleged breach or violation is at issue with respect to any such Individual Obligation Disputed

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Amount shall only be entitled to receive the difference between such Securityholder’s Pro Rata Amount of such distribution and the Individual Obligation Disputed Amount attributable to such Securityholder and (ii) all such Individual Obligation Disputed Amounts shall continue to be held by the Representative until such time as the disputes with respect to such amounts have been resolved in accordance with the terms hereof, at which time such Individual Obligation Disputed Amounts shall be distributed by the Representative in accordance with the terms hereof as if such resolution had been known at the time of the initial distribution of such Escrow Funds. The Representative shall deliver to each Securityholder in connection with each distribution hereunder a statement showing the calculation of the amounts so distributed. Promptly following each such distribution, the Representative shall also deliver to Parent a copy of each such statement so delivered to the Securityholders, together with a certificate certifying that all amounts distributed were distributed in accordance with the provisions hereof.

8. Certain Covenants. Parent and the Representative, on its own behalf and on behalf of the Securityholders, hereby agree that the interest and other income earned on the Escrow Amount shall be treated for Tax purposes as earned by Parent. Parent and the Representative agree that the Escrow Agent shall report such income to the Internal Revenue Service (“IRS”), or any other taxing authority, on IRS Form 1099 or IRS Form 1042-S (or other appropriate form) whether or not such income has been distributed during the taxable year. Parent agrees to provide the Escrow Agent with a certified tax identification number by signing and returning an IRS Form W-9 to the Escrow Agent prior to the date on which any income earned on the investment of the Escrow Amount is credited to such Escrow Funds. In addition, Parent and the Representative hereby agree that they will make all reasonable efforts to resolve as quickly as possible any claims still pending pursuant to Section 6 or 7 at the time a disbursement is required to be made hereunder.

9. Joint Written Instructions and Directions; Disbursements. Notwithstanding any other provisions of this Escrow Agreement, the Escrow Agent shall deal with the Escrow Funds, or any part thereof, at any time in accordance with any directions given in an undisputed Release Notice or jointly given in writing by Parent and the Representative to the Escrow Agent or in a Directive. The parties hereto agree that all disbursements required to be made hereunder shall be made to the Representative by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the notice directing the Escrow Agent to make such disbursement and to or at the direction of Parent by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the notice directing the Escrow Agent to make such disbursement.

10. Provisions Concerning the Escrow Agent.

10.1. This Escrow Agreement sets forth, exclusively, the duties of the Escrow Agent and no additional duties or obligations shall be inferred herefrom or implied hereby.

10.2. The Escrow Agent shall not be responsible for the validity of any documents or other property delivered to it pursuant hereto, may act and rely conclusively upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instructions hereunder, believed by the Escrow Agent to be authorized, has been duly authorized so to do.

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10.3. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may in good faith do or refrain from doing in connection herewith, except to the extent that any act or omission constitutes gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

10.4. The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.

10.5. The Escrow Agent shall not be bound by any modification of this Escrow Agreement unless it shall have specifically consented thereto in writing.

10.6. The Representative, on the one hand, and Parent, on the other hand, shall each upon demand pay to the Escrow Agent fifty percent (50%) of the amount of all reasonable expenses, including the reasonable fees and expenses of counsel, which the Escrow Agent may incur, and its normal fees for all services rendered, in each case in connection with the discharge of its duties, and the exercise or enforcement of the rights of the parties hereunder. The Escrow Agent may deduct any unpaid fees from the Escrow Funds. In the event the Escrow Agent deducts any unpaid fees for which Parent is responsible hereunder from the Escrow Funds, Parent shall promptly deposit into the Escrow Account Parent’s portion of such unpaid fees and in the event the Escrow Agent deducts any unpaid fees for which any of the Securityholders is responsible hereunder from the Escrow Funds, the Representative shall promptly deposit into the Escrow Account such Securityholder’s portion of such unpaid fees.

10.7. The Escrow Agent may resign by giving written notice to Parent and the Representative of such resignation, specifying a date upon which such resignation shall take effect, which shall in no event be earlier than sixty (60) days after the giving of such notice, and shall be discharged from its duties and obligations upon the appointment of a successor Escrow Agent as hereafter provided and the delivery to such successor of the Escrow Funds. Immediately upon receipt of such notice, Parent and the Representative shall appoint a successor Escrow Agent who shall be mutually acceptable to them. Any such successor Escrow Agent shall deliver to Parent and the Representative and to the resigning Escrow Agent a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder, and shall be entitled to receive the Escrow Funds. In the event that a successor Escrow Agent shall not be so appointed by the date of resignation specified by the Escrow Agent, the Escrow Agent shall have the right to appoint as a successor Escrow Agent any national bank, and the parties hereto agree to accept any such successor Escrow Agent appointed by the Escrow Agent.

10.8. In the event of any dispute between Parent or the Representative, or between the Escrow Agent and any one or more of the other parties hereto, with regard to the Escrow Agent or its duties, or any other matter concerning the disposition of the Escrow Funds or in the event that the Escrow Agent, in good faith, is in doubt as to what action it should take

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hereunder, the Escrow Agent may deposit the Escrow Funds with any court described in Section 10.9 of the Merger Agreement pending the decision of such court, and the Escrow Agent shall be entitled to refrain from action pending, and rely upon, the decision of such court. The rights of the Escrow Agent under this Section 10.8 are cumulative of all other rights which it may have by law or otherwise.

10.9. The parties to the Escrow Agreement (other than the Escrow Agent) hereby agree that the Escrow Agent shall be indemnified from and against any loss, liability or expense reasonably incurred, without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability arising therefrom. The Escrow Agent shall not be required to give any bond or surety or report to any court despite any statute, custom or rule to the contrary. Notwithstanding the foregoing, Parent and the Representative (jointly and severally) agree that any payment required to be made pursuant to this Section 10.9 shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Representative. The Escrow Agent may deduct any unpaid amounts from the Escrow Funds. In the event the Escrow Agent deducts any unpaid amounts for which Parent is responsible under this Section 10.9 from the Escrow Funds, Parent shall promptly deposit into the Escrow Account Parent’s portion of such unpaid amounts and in the event the Escrow Agent deducts any unpaid amounts for which the Representative is responsible hereunder from the Escrow Funds, the Representative shall promptly deposit into the Escrow Account the Representative’s portion of such unpaid amounts.

10.10. Parent and the Representative together may terminate the appointment of the Escrow Agent hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, Parent and the Representative shall before the date of such termination jointly appoint a successor Escrow Agent, and the Escrow Agent shall deliver the remaining Escrow Funds to such successor Escrow Agent.

11. Provisions Concerning the Representative.

11.1. Until the later of the Second Release Date or the date on which no Escrow Funds remain held in escrow hereunder, the Representative shall, and shall have full power and authority to, exclusively act on behalf of each Securityholder in connection with all matters relating to this Escrow Agreement and the Merger Agreement. The Representative shall also have full power and authority to give and receive notices by or on behalf of each Securityholder.

11.2. By giving notice to the Representative in the manner provided by Section 12, a party shall be deemed to have given notice to all of the Securityholders and any action taken by the Representative may be considered by any other party to be the action of each such Securityholder for all purposes, including for all purposes of this Escrow Agreement and the Merger Agreement. In addition, the parties hereto acknowledge and agree that (i) none of the Securityholders shall be entitled to individually take any action which the Representative is authorized hereunder to take on behalf of such Securityholders and (ii) the failure of the Representative to take any action it is permitted or authorized to take hereunder on behalf of the Securityholders during the applicable time period in which such action is permitted to have been taken by the Representative, including, without limitation, providing any Dispute Notice hereunder or under the Merger Agreement, shall be deemed for all purposes to constitute a complete waiver and release by each Securityholder of the right to individually take any such action.

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11.3. In the event that the Representative is unable or refuses to serve, the Securityholders will promptly notify Parent and the Escrow Agent in writing of the designation by the Securityholders of a successor to act as the Representative hereunder.

12. Notices and Written Directions. All notices, requests, demands, and other communications required or permitted under this Escrow Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the party for whom it is intended and by depositing such notice, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 12 for, or such other address as may be designated in writing hereafter by, such party:

If to Parent:

Ixia

26601 West Agoura Road

Calabasas, CA 91302

Attention: General Counsel

Facsimile: (818) 444-3100

with a copy to:

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, CA 90401-2386

Attention: Katherine F. Ashton

Facsimile: (310) 576-2200

If to the Representative:

Alexander Pepe

8310 N. Capital of Texas Hwy

Bldg 2, Suite 300

Austin, TX 78731

Attention: (512) 600-5400

Facsimile: (512) 692-2634

with a copy to:

Phillips & Reiter, PLLC

6805 Capital of Texas Hwy. N.

Suite 318

8

Austin, TX 78731

Attention: Daniel M. Jochnowitz

Facsimile: (512) 646-1106

If to the Escrow Agent:

Attention:
Facsimile:

13. Transfer of Interests. The interests of the Securityholders or the Representative in the Escrow Funds and the rights and obligations of the parties hereunder may not be transferred except by operation of law, and will not be represented by any certificate or instrument. Neither the Representative nor the Securityholders shall be entitled to withdraw the Escrow Funds except as provided hereunder or to substitute any other property therefor.

14. Liabilities of Parent, Representative and Securityholders. Neither the depositing hereunder of the Escrow Amount nor any of the other provisions of this Escrow Agreement shall directly or indirectly limit or expand any of the liabilities or obligations of any of Parent, the Company, the Representative, or the Securityholders.

15. Counterparts. Counterpart copies of this Escrow Agreement may be signed by all parties and signature pages exchanged by fax or otherwise. The parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged by U.S. mail or express service at the earliest reasonable date following the exchange of signature pages by fax.

16. Amendment; Waiver. No modification, amendment or waiver of any provision of this Escrow Agreement will be effective unless such modification, amendment or waiver is approved in writing by Parent, the Representative, and the Escrow Agent. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

17. Binding Effect; Assignment. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

18. Headings. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

19. Severability. If any provision of this Escrow Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Escrow Agreement shall

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remain in full force and effect, and this Escrow Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Escrow Agreement shall be sufficient to carry out the overall intent of the parties as expressed herein.

20. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law doctrine.

21. Further Assurances. Each party hereto shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Escrow Agreement.

22. Third Party Beneficiary Nothing set forth in this Escrow Agreement shall be construed to confer any benefit to any third party who is not a party to this Escrow Agreement.

23. Venue and Jurisdiction Any disputes arising out of, in connection with or with respect to this Escrow Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated as set forth in Section 10.9 of the Merger Agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

PARENT

By:

Name:
Title:

REPRESENTATIVE

Name:

ESCROW AGENT

By:

Name:
Title:

Accepted and agreed to, effective upon becoming the Representative (and successor to Alexander Pepe as the current Representative) hereunder pursuant to Section 1.16 of the Merger Agreement and the Cheetah Representative Letter Agreement, dated May 4, 2012, by and among Alexander Pepe, Kyle K. Fox, certain Stockholders and the Company:

KYLE K. FOX

By:

Name:
Title:

Signature Page to the Escrow Agreement

EXHIBIT B

Exhibit A

Persons Entitled to Distributions from the Escrow Account

Pursuant to Section 7 of the Escrow Agreement

Securityholder	Percentage

EXHIBIT C

(Please read the accompanying instructions carefully)

LETTER OF TRANSMITTAL TO ACCOMPANY

CERTIFICATES THAT FORMERLY REPRESENTED CAPITAL

STOCK OF ANUE SYSTEMS, INC.

To:	Anue Systems, Inc.

8310 N. Capital of Texas Hwy

Bldg 2, Suite 300

Austin, TX 78731

Attention: Carla Quinn

Ladies and Gentlemen:

In accordance with the Agreement and Plan of Merger by and among Ixia (“Parent”), Emily Acquisition Corp. (“Acquisition Subsidiary”), Anue Systems, Inc. (the “Company”), and Alexander Pepe (the “Representative”) dated as of May 4, 2012 (the “Merger Agreement”), and in compliance with the accompanying instructions, the undersigned (the “Stockholder”) hereby surrenders certificate(s) that formerly represented shares of the Company’s capital stock (the “Shares”), in exchange for the Initial Merger Consideration as provided in the Merger Agreement. Capitalized terms used but not otherwise defined in this Letter of Transmittal shall have the meanings assigned to such terms in the Merger Agreement.

Unless otherwise indicated, please wire the Stockholder’s portion of the Merger Consideration to an account designated below or send a check via certified mail to the address set forth below. Please fill out the appropriate information in the table below.

DESCRIPTION OF SHARES SURRENDERED FOR INITIAL MERGER CONSIDERATION

Shares Surrendered for Merger Consideration (Attach list if necessary)
Name of Owner (Use Exact Name on certificates)	Certificate Number(s)	Number of Shares

(Address, including zip code)

(Telephone and area code)

Wire Instructions:

1

With respect to those Stockholders who deliver this Letter of Transmittal following the execution of the Merger Agreement, completion and delivery of this Letter of Transmittal with respect to the Shares constitutes assent to the terms of the Merger and constitutes a waiver by the Stockholder of any appraisal or dissenters’ rights with respect to any Shares under the Delaware General Corporation Law (“DGCL”), as the case may be, whether or not the Stockholder has previously made a written demand upon the Company and otherwise complied with the appraisal rights provisions of the DGCL.

In order to induce Parent to cause U.S. Bank, N.A. (the “Exchange Agent”) to issue the consideration for the Shares called for by the Merger Agreement, the Stockholder hereby expressly agrees with Parent as follows:

1. Merger Agreement; Escrow Agreement. The Stockholder acknowledges receipt of a copy of the Merger Agreement (included herewith) and the Escrow Agreement (included herewith). The Stockholder has reviewed those documents and the terms of the Merger described therein. The Stockholder has also reviewed such other materials as the Stockholder has deemed necessary or appropriate for the purposes of this Letter of Transmittal. The Stockholder understands that the Escrow Amount will be retained in the Escrow Account to satisfy, at least in part, any claims by (i) Parent for satisfaction of any post-closing adjustment pursuant to Section 1.11 of the Merger Agreement, (ii) any Parent Indemnified Person for any indemnification claim of any Parent Indemnified Person pursuant to Section 8.2 of the Merger Agreement or (iii) any Parent Indemnified Person pursuant to the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement. The Stockholder acknowledges and agrees to be subject to and bound by the terms and conditions of the Merger Agreement and the Escrow Agreement substantially in the form included herewith, with such changes as the officers of the Company may approve. The Stockholder further acknowledges that the Merger Consideration is subject to certain adjustments more specifically described in Section 1.4 to the Merger Agreement.

2. Representations and Warranties. The Stockholder hereby makes the following representations and warranties to Parent, Acquisition Subsidiary and the Surviving Company, each of which is true and correct on the date hereof and on the Closing Date and each of which shall survive the Closing.

a. Organization of the Stockholder. If the Stockholder is not a natural person, the Stockholder is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization.

b. Authority. The Stockholder has full power and authority to enter into this Letter of Transmittal, to perform his, her or its obligations thereunder, and to consummate the transactions contemplated hereby and by the Merger Agreement. This Letter of Transmittal constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability hereof or thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

c. No Violation. The Stockholder is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Stockholder of this Letter of Transmittal or (ii) prevent the carrying out of the transactions contemplated hereby or by the Merger Agreement or the agreements contemplated hereby or thereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance by the Stockholder of this Letter of Transmittal, or the consummation by the Stockholder of the transactions contemplated hereby and by the Merger Agreement. The execution of this Letter of Transmittal and the consummation by the Stockholder of the transactions contemplated hereby and by the Merger Agreement will not result in the creation of any Liens against the Company or the Stockholder or any of the properties or assets of any of them. If the Stockholder is not a natural person, none of the execution and delivery of this Letter of Transmittal by the Stockholder, the performance by the Stockholder of its obligations hereunder, nor the consummation of the transactions contemplated hereby and by the Merger Agreement will violate, conflict with or result in any breach of any provision of the certificate or articles of incorporation, bylaws or other similar charter or organizational documents of the Stockholder.

d. Shares. The Stockholder holds of record and owns beneficially the number of shares of capital stock of the Company set forth next to his, her or its name on Schedule 2.3(b) of the Merger Agreement, free and clear of any Liens. The Stockholder further represents that the above described Certificate(s) represent all of the Shares owned by the

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Stockholder and that the undersigned has no right, entitlement or expectation (other than existing Options and Warrants held by the Stockholder) to acquire or receive any additional shares of capital stock in the Company or any dividends, distributions or other payments in respect of the Shares owned by the Stockholder (other than (1) the Stockholder Dividend (as defined in the Information Statement) which will be paid prior to the consummation of the Merger and (2) the cash consideration payable in connection with the Merger). Except as set forth on Schedule 2(d) hereto, the Stockholder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Letter of Transmittal or an Option Cancellation Agreement) that could require the Stockholder to sell, transfer, or otherwise dispose of any capital stock or other equity interest of the Company. Except as set forth on Schedule 2(d) hereto, there are no stockholder agreements, buy-sell agreements, voting trusts or other agreements or understandings to which the Stockholder is a party or to which he, she or it is bound relating to any shares of capital stock or other equity interest in the Company.

e. Representation by Counsel. The Stockholder: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with the Stockholder’s attorney and other advisors and has availed himself, herself or itself of this right and opportunity; (c) has carefully read and fully understands this Letter of Transmittal in its entirety and has had it fully explained to him, her or it by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Letter of Transmittal and has executed this Letter of Transmittal free from coercion, duress or undue influence. As of the date hereof, there is no action, suit, claim, investigation or proceeding pending, or to the knowledge of the Stockholder, threatened against the Stockholder before any court or arbitrator or any Government authority which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, to the Stockholder’s knowledge, the Stockholder is not, and none of its properties is, subject to any order, writ, judgment, injunction, decree, determination or award that would prevent, delay or impair the consummation of the transactions contemplated hereby. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Letter of Transmittal. The Stockholder has received and carefully reviewed the Anue Systems, Inc. Information Statement and Notice of Action By Written Consent and Appraisal Rights dated May 4, 2012 (the “Information Statement”) delivered together with this Letter of Transmittal. The Stockholder has had the opportunity to ask the Company any and all questions the Stockholder may have with respect to the Information Statement, the Merger Agreement and any related documents and has also had the opportunity to consult with the Stockholder’s tax, financial, legal and other advisors regarding the same.

3. Federal Income Tax Considerations. Each Stockholder who is a U.S. person and who is to receive the Stockholder Dividend from the Company and the Merger Consideration in the Merger will be required to furnish the Stockholder’s current social security number or taxpayer identification number on an enclosed Substitute Form W-9 to both the Company and the Exchange Agent. Each Stockholder who is a Non-U.S. person and who is to receive the Stockholder Dividend from the Company and the Merger Consideration in the Merger will be required to furnish the appropriate Form W-8. The undersigned acknowledges that failure to provide this information may result in backup withholding. Such forms, if required, should be completed and submitted with this Letter of Transmittal.

EACH STOCKHOLDER IS URGED TO CONSULT WITH THE STOCKHOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THE STOCKHOLDER’S OWN PARTICULAR CIRCUMSTANCES.

4. Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Letter of Transmittal, the Stockholder agrees to use his, her or its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent, Acquisition Subsidiary and the Company in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby and by the Merger Agreement, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government, (ii) timely making all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the performance of the Company’s obligations under the Merger Agreement, (iv) the obtaining of all necessary consents, approvals or waivers from third parties; provided, however, that in no event shall the Stockholder be required to pay any amount of money in order to obtain such third party consent, (v) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Letter of Transmittal or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Government vacated or reversed, and (vi) the execution and delivery of any additional instruments necessary to

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consummate the transactions contemplated hereby and to fully carry out the purposes of this Letter of Transmittal and the Merger Agreement. In consummating the Merger and the other transactions contemplated hereby and by the Merger Agreement, the Stockholder shall comply with all applicable Laws.

5. Public Announcements; Confidentiality. Except as may be required by applicable Law, the Stockholder shall not issue any press release, make any such statement or communication or schedule any press conference or conference call with respect to the Merger Agreement or this Letter of Transmittal or the transactions contemplated hereby or thereby without the written consent of Parent. Following the Closing, the Stockholder shall maintain in confidence any information it may have in relation to Parent, the Company or the Surviving Company and such information shall not be disclosed or used by Stockholder without Parent’s prior written consent, unless such information is (i) otherwise publicly available as of the date of this Letter of Transmittal other than as the result of an unauthorized disclosure or (ii) required to be disclosed pursuant to applicable Law.

6. Release.

a. Effective upon the Closing, the Stockholder hereby irrevocably waives, releases and discharges Parent, the Company or, from and after the Closing, the Surviving Company, and any of their respective Affiliates, and the owners of each of the foregoing, and the directors, managers, officers, employees, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing (the “Releasees”) from any and all liabilities and obligations of any kind or nature whatsoever, in his, her or its capacity as a stockholder, manager, member, officer, director or employee of the Company or any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, disclosed or undisclosed, and whether arising under any agreement or understanding (other than this Letter of Transmittal, the Merger Agreement, any Option Cancellation Agreement, any Warrant Termination Agreement and any of the other agreements executed and delivered in connection with the Merger Agreement) or otherwise at law or equity, and the Stockholder agrees that he, she or it shall not seek to recover any amounts in connection therewith or thereunder from any of the Releasees; provided, that the waivers contained in this Section 6 shall not apply to (i) claims against Parent asserted pursuant to this Letter of Transmittal, the Merger Agreement, any Option Cancellation Agreement and any Warrant Termination Agreement, (ii) any claims for which the facts or circumstances giving rise to such claim first occur following Closing, or (iii) obligations to current employees, officers or directors relating to the payment or provisions of wages, salaries, bonuses, benefits, expense reimbursements and perquisites incurred in the Ordinary Course of Business and accrued or payable at Closing (except for indemnification and insurance provided to officers and directors by the Company as provided in Section 1.15 of the Merger Agreement). In furtherance of the foregoing, except as otherwise provided in the Merger Agreement, the Stockholder hereby agrees that he, she or it shall not make any claim for indemnification against any Releasee by reason of the fact that the Stockholder is or was a stockholder, member, director, manager, officer, employee or agent of the Company or is or was serving at the request of the Company or any of their Affiliates (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against the Stockholder, and the Stockholder hereby acknowledges and agrees that he, she or it shall not have any claim or right to contribution or indemnity from any Releasee with respect to any amounts paid by he, she or it pursuant to this Letter of Transmittal or the Merger Agreement.

b. The Stockholder affirms that the matters covered by the preceding paragraphs include, without limitation, (i) any claims under the securities or other laws of the United States, any state or territory thereof, or any foreign jurisdiction, relating to the Merger or the ownership of any of the Shares, (ii) any claims challenging or disputing the validity, enforceability, binding effect or legality of the Merger Agreement or the transactions contemplated thereby, and (iii) any claims for breach of fiduciary duty arising from any actions or inactions at or prior to the Closing Date, including, without limitation, related to the transactions contemplated by the Merger Agreement.

c. The Stockholder agrees that nothing in this release is an admission by either the Stockholder or any Releasee of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Letter of Transmittal is to be construed as such by any Person. The Stockholder further acknowledges that he, she or it understands this release, the claims he, she or it is releasing, the promises and agreements he, she or it is making, and the effect of his, her or its signing this Letter of Transmittal.

d. The Stockholder hereby waives the benefit of any statute or rule of law which, if applied to this release, would exclude from its binding effect any claim against the Releasees not now known by the Stockholder to exist. This release is intended to be a general release and a covenant not to sue that extinguishes all claims released above and precludes any attempt by the Stockholder to initiate any litigation against the Releasees with respect to the claims released above. If

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the Stockholder commences or continues any claim in violation of this release, the Releasees shall be entitled to assert this release as a complete bar. This release is binding on the Stockholder and his, her or its respective heirs, legal representatives, successors, and assigns, in their own right, and in the rights of others.

e. Solely with respect to the claims released hereunder, Stockholder expressly waives and relinquishes to the fullest extent permitted by law (and to the extent applicable), the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

f. The Stockholder hereby acknowledges that he, she or it has been advised to consult with an attorney before executing this Letter of Transmittal and otherwise in connection with the Merger and all actions contemplated by the Merger and the Merger Agreement and the related documents and that the Stockholder has done so or, after careful reading and consideration has chosen not to do so of the Stockholder’s own volition. The Stockholder hereby acknowledges that he, she or it has signed this release knowingly and voluntarily and with the advice of any counsel retained to advise the Stockholder with respect to this release.

7. Indemnification. Article 8 of the Merger Agreement is hereby incorporated herein by this reference. By virtue of such incorporation by reference, the parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such Article.

8. Termination. Prior to the Effective Time, this Letter of Transmittal shall be terminated without further action required by any party in the event that the Merger Agreement is terminated in accordance with Article 9 of the Merger Agreement; provided that nothing contained in this Letter of Transmittal shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Letter of Transmittal prior to the termination. Following Closing, this Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more or the Stockholder, and shall be binding upon the heirs, personal representatives, successors and assigns of the Stockholder.

9. Further Actions. The Stockholder will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Exchange Agent in connection with the surrender of the certificates that formerly represented the Shares. From and after the Closing, Stockholder shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby and by the Merger Agreement.

10. Miscellaneous Provisions.

a. Assignment; Binding Letter of Transmittal. This Letter of Transmittal and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Neither this Letter of Transmittal nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by the Stockholder.

b. Counterparts; Facsimile Signatures. This Letter of Transmittal may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Letter of Transmittal may be executed by facsimile signature(s).

c. Headings; Interpretation. The Section headings contained in this Letter of Transmittal are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Letter of Transmittal. Each reference in this Letter of Transmittal to a Section or Schedule, unless otherwise indicated, shall mean a Section of this Letter of Transmittal or a Schedule attached to this Letter of Transmittal, respectively. Each party hereto has participated substantially in the negotiation and drafting of this Letter of Transmittal and each party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

d. Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the parties under this Letter of Transmittal are cumulative and without prejudice to any other rights or remedies under Law.

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e. Governing Law. This Letter of Transmittal shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

f. Submission to Jurisdiction; Waiver. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Letter of Transmittal or for recognition and enforcement of any judgment in respect hereof brought by a party hereto or its successors or assigns may be brought and determined in the federal or state courts located in the State of Delaware, County of New Castle or the federal courts located in Wilmington, Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Letter of Transmittal, (a) any claim that a party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 10(f), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Letter of Transmittal, or the subject matter hereof, may not be enforced in or by such court. Each party hereto waives all personal service of any and all process upon such party related to this Letter of Transmittal and consents that all service of process upon such party shall be made by hand delivery, certified mail or confirmed telecopy directed to such party at the address specified in this Letter of Transmittal; and service made by certified mail shall be complete seven days after the same shall have been posted.

g. No Waiver. Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by all of the other parties hereto; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

h. Severability. If any term or other provision of this Letter of Transmittal is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Letter of Transmittal shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Letter of Transmittal so as to effect the original intent of the parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Letter of Transmittal be consummated as originally contemplated to the fullest extent possible.

i. No Third Party Beneficiaries. The parties hereby agree that there are no third party beneficiaries to this Letter of Transmittal, other than the Representative, the Releasees and the Indemnified Parties, each of which is hereby expressly made a third party beneficiary hereof.

j. Amendment. This Letter of Transmittal may only be amended with the prior written consent of the Company (or, after Closing, the Surviving Company), Parent and the Stockholder.

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The Stockholder agrees that the Instructions to this Letter of Transmittal constitute an integral part of this instrument and agrees to be bound thereby.

IN WITNESS WHEREOF, this Letter of Transmittal has been duly executed and delivered by the parties and is effective as of the date below.

SIGN BELOW X
(Signature(s) of stockholders) Must be signed by registered stockholder(s) exactly as name(s) appear(s) on share certificate(s). See Instruction 1. Dated: , 2012

TRANSFER INSTRUCTIONS	SPECIAL MAILING INSTRUCTIONS
To be completed only if the Merger Consideration is to be issued to person(s) other than the registered owner(s) of certificates. Issue such Merger Consideration to:	To be completed only if the Merger Consideration is to be mailed to someone other than the registered holder(s) of the certificates indicated above or to the registered holder(s) at an address other than shown above.

☐ Please check this box if this is a permanent address change.

Name(s): Address: Social Security No. or T. I. N.:	Name(s): Address:

IXIA

(Signature of Parent)

Dated: , 2012

ANUE SYSTEMS, INC.

(Signature of the Company)

Dated: , 2012

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INSTRUCTIONS TO LETTER OF TRANSMITTAL

Pursuant to the Merger Agreement referred to in the Letter of Transmittal, the Acquisition Subsidiary will merge with and into the Company and the outstanding shares of the Company’s capital stock will be converted into the right to receive the Initial Merger Consideration. In order to receive payment of the Merger Consideration, the certificates or other documentation that formerly represented Shares (the “Certificates”) must be forwarded in accordance with the following instructions. Capitalized terms used but otherwise not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

1.	Letter of Transmittal.

The Letter of Transmittal should be properly filled in, signed and returned, together with the surrendered Certificates, to the Company at the address set forth above. The Letter of Transmittal and Certificates may be mailed or delivered by hand to the address shown on the face of this Letter of Transmittal. In addition, pursuant to Instruction 6 below, the undersigned Stockholder may be required to submit the attached Substitute Form W-9 or other appropriate form to each of the Company and the Exchange Agent to prevent backup withholding on any cash payment made to a Stockholder with respect to the Stockholder Dividend or Shares surrendered in connection with the Merger Agreement and any interest earnings on the Escrow Amount. The method of delivery of all documents is at the option and risk of the surrendering Stockholder, but if sent by mail, registered mail with return receipt requested, properly insured, is recommended.

2.	Certificates in Different Names.

This Letter of Transmittal may be used to submit more than one Certificate only if all of the Certificates are registered in exactly the same name. Otherwise, it will be necessary to complete, sign and submit as many Letters of Transmittal as there are different registrations of Certificates. If the Merger Consideration is to be issued to someone other than the registered owner(s) of the surrendered Certificate(s), the Certificate(s) must be duly endorsed in blank by the registered owner(s) thereof or accompanied by a duly executed instrument of assignment in blank, and the signature to the endorsement or assignment must be guaranteed by a commercial bank or trust company (not a savings bank) or a member of the National Association of Securities Dealers, and the information under “Transfer Instructions” must be supplied. If any of the Merger Consideration is to be mailed to an address different from the record address of your Shares, provide the information under “Special Mailing Instructions.”

3.	Signatures.

This Letter of Transmittal shall be signed by the registered holder(s) of the Certificates submitted herewith. The signatures must correspond with the name(s) as set forth on the face of the Certificate(s), without alteration, enlargement or any change whatsoever. If the Certificate(s) submitted herewith are held of record by two or more joint owners, all such holders must sign this Letter of Transmittal.

If this Letter of Transmittal or any Certificates are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence satisfactory to the Exchange Agent of their authority so to act must be submitted.

4.	Lost, stolen, mutilated or destroyed Certificates.

The Exchange Agent reserves the right to require additional documentation and/or an indemnity bond in the case of lost, stolen, mutilated or destroyed Certificates. If your Certificates have been lost, stolen, mutilated or destroyed, please contact the Company in writing for instructions.

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5.	Validity of Surrender; Irregularities.

All questions as to validity, form and eligibility of any surrender of Certificates hereunder will be determined by the Exchange Agent, and such determination will be final and binding. The Exchange Agent reserves the right to waive any irregularities or defects in the surrender of any Certificates, and its interpretations of the terms and conditions of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects will be final and binding. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

6.	Important Tax Information.

Under the United States federal income tax laws, a Stockholder who receives a dividend payment, including in connection with the Stockholder Dividend, or whose Shares are surrendered herewith is required to provide the Company (with respect to a dividend payment) or the Exchange Agent (with respect to payment for Shares) with such Stockholder’s current Taxpayer Identification Number (“TIN”) on the enclosed Substitute Form W-9. If such Stockholder is an individual, the TIN is his or her Social Security number. For businesses and other entities, the number is the Employer Identification Number. If the Company or the Exchange Agent is not provided with the correct TIN, the Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”). In addition, the Stockholder Dividend or the Merger Consideration to which the Stockholder is entitled with respect to Shares surrendered in connection with the Merger and any interest earnings on the Escrow Amount may be subject to backup withholding.

Certain Stockholders are not subject to these backup withholding and reporting requirements. See the enclosed W-9 Guidelines for additional instructions. Exempt Stockholders should furnish their TIN, check the box labeled “Exempt Payee” on the Substitute Form W-9, and sign, date and return the Substitute Form W-9 to the Company or the Exchange Agent.

If backup withholding applies, the Company or the Exchange Agent may be required to withhold a portion of any cash payment made to the Stockholder with respect to the Stockholder Dividend or Shares surrendered in connection with the Merger Agreement and any interest earnings on the Escrow Account. The backup withholding rate is currently 28% but is scheduled to be increased to 31% beginning January 1, 2013. Backup withholding is not an additional tax. Rather, the amount of backup withholding is treated as an advance payment of a tax liability, and a Stockholder’s U.S. federal income tax liability will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund from the IRS may be obtained by the Stockholder. Failure to comply truthfully with the backup withholding requirements may also result in the imposition of severe criminal and/or civil fines and penalties.

Purpose of Substitute Form W-9

To prevent backup withholding on any cash payment made to a Stockholder with respect to the Stockholder Dividend or Shares surrendered in connection with the Merger Agreement and any interest earnings on the Escrow Amount, the Stockholder is required to notify the Company and the Exchange Agent of his or her correct TIN by completing the enclosed Substitute Form W-9 and certifying that the TIN provided on Substitute Form W-9 is correct (or that such Stockholder is awaiting a TIN). A Stockholder is also required to certify on Substitute Form W-9 that (i) the Stockholder is exempt from backup withholding, or (ii) the Stockholder has not been notified by the IRS that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified the holder that the Stockholder is no longer subject to backup withholding. In addition, the Stockholder must provide its name and address, check the appropriate box regarding its classification for federal tax purposes, and date and sign as indicated.

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What Number to Give the Company and the Exchange Agent

The Stockholder is required to give the Company and the Exchange Agent the Social Security Number or Employer Identification Number of the record owner of the Shares for his, her, or its Stockholder Dividend and the Shares being surrendered for payment in connection with the Merger Agreement. See the enclosed W-9 Guidelines for additional information.

Substitute Form W-8 for Foreign Persons

If the surrendering Stockholder is a nonresident alien or foreign entity not subject to backup withholding, instead of submitting a Substitute Form W-9, such Stockholder must give the Company and the Exchange Agent the appropriate Form W-8, signed under penalties of perjury, attesting to such Stockholder’s foreign status. If a nonresident alien or foreign entity Stockholder does not provide the Company and the Exchange Agent with the appropriate Form W-8, the Stockholder will be subject to backup withholding on reportable payments.

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Please complete both of the Substitute Form W-9s included herewith and return them to the Company with your properly completed Letter of Transmittal and surrendered Certificates.

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Substitute Form W-9 Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification	Give form to the requester. Do NOT send to the IRS.

Print or type See Specific Instructions on page 2.	Name (as shown on your income tax return)
Business Name/disregarded entity name, if different from above.
	Check appropriate box:	☐ Individual/ Sole proprietor	☐ C Corporation	☐ S Corporation	☐ Partnership	☐ Other	☐ Exempt payee
☐ Limited Liability Company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership)
	Address (number, street, and apt. or suite no.)					Requester’s name and address (optional)
City, state, and Zip code
List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on the “Name” line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on page 3, and write “Applied For” below in this Part I indicating that you have applied or intend to apply for a TIN and, in addition to the Part II Certification, sign the attached Certification of Awaiting Taxpayer Identification Number.	Social security number

Or
Employer identification number

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number show on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me),

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.	I am a U.S. citizen or other U.S. person (defined on page 2).

Certification Instructions. — You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return

Sign Here	Signature of U.S. person	Date

Substitute Form W-9 Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification	Give form to the requester. Do NOT send to the IRS.

Print or type See Specific Instructions on page 2.	Name (as shown on your income tax return)
Business Name/disregarded entity name, if different from above.
	Check appropriate box:	☐ Individual/ Sole proprietor	☐ C Corporation	☐ S Corporation	☐ Partnership	☐ Other	☐ Exempt payee
☐ Limited Liability Company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership)
	Address (number, street, and apt. or suite no.)					Requester’s name and address (optional)
City, state, and Zip code
List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on the “Name” line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on page 3, and write “Applied For” below in this Part I indicating that you have applied or intend to apply for a TIN and, in addition to the Part II Certification, sign the attached Certification of Awaiting Taxpayer Identification Number.	Social security number

Or
Employer identification number

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number show on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me),

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.	I am a U.S. citizen or other U.S. person (defined on page 2).

Certification Instructions. — You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return

Sign Here	Signature of U.S. person	Date

YOU MUST COMPLETE THE FOLLOWING CERTIFICATION IF YOU ENTERED “APPLIED FOR” IN PART I OF SUBSTITUTE FORM W-9

CERTIFICATION OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify, under penalties of perjury, that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (b) I intend to mail or deliver an application in the near future. I understand that I must provide a taxpayer identification number to the Company and the Exchange Agent within 60 days of submitting this Substitute Form W-9 and that I will be subject to backup withholding at the applicable rate on all reportable payments until I provide my taxpayer identification number to the Company and the Exchange Agent. I also understand that if I provide my taxpayer identification number to the Company and the Exchange Agent within 60 days, the Company and the Exchange Agent will refund any amounts backup withheld from reportable payments made during the 60-day period, and if I do not provide the Company and the Exchange Agent with my taxpayer identification number within the 60-day period, the Company and the Exchange Agent will remit such previously retained amounts to the IRS as backup withholding.

Signature

Date

NOTE:	FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENT MADE TO YOU PURSUANT TO THE MERGER AGREEMENT OR IN CONNECTION WITH THE STOCKHOLDER DIVIDEND.

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines For Determining the Proper Identification Number to Give the Payer – Social Security Numbers (“SSNs”) have nine digits separated by two hyphens: i.e., 000-00-000. Employer Identification Numbers (“EINs”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the Name and Social Security Number	For this type of account:	Give the name and Employer Identification Number
1. Individual	The individual	6. Disregarded entity not owned by an individual	The owner

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account (1)	7. A valid trust, estate, or pension trust	Legal entity (4)

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor (2)	8. Corporation or LLC electing corporate status on Form 8832	The corporation

4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee (1)	9. Association, club, religious, charitable, educational or other tax-exempt organization	The organization
b. The so-called trust account that is not a legal or valid trust under State law	The actual owner (1)	10.Partnership or multi-member LLC	The partnership or LLC
		11.A broker or registered nominee	The broker or nominee

5. Sole proprietorship or disregarded entity owned by an individual	The owner (3)	12.Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments)	The public entity

(1)	List first and circle the name of the person whose SSN you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name and you may also enter your business or “doing business as” name. You may use either your SSN or EIN, but the Internal Revenue Service encourages you to use your SSN.
(4)	List first and circle the name of the legal trust, estate or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title).

NOTE: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Purpose of Form

A person who is required to file an information return with the IRS must get your correct Taxpayer Identification Number (“TIN”) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA. Use Form W-9 only if you are U.S. person (including a resident alien), to provide your correct TIN to the requester (the person requesting your TIN) and, when applicable, to (1) certify the TIN you are giving is correct (or you are waiting for a number to be issued), (2) certify you are not subject to backup withholding, or (3) claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income. The TIN provided must match the name given on the Substitute Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

•	An individual who is a U.S. citizen or U.S. resident alien,

•	A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,

•	An estate (other than a foreign estate), or

•	A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners’ share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income. The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

•	The U.S. owner of a disregarded entity and not the entity,

•	The U.S. grantor or other owner of a grantor trust and not the trust, and

•	The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

Taxpayer Identification Number (TIN)

If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter this number in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN. If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

How to Get a TIN

If you do not have a TIN, apply for one immediately. To apply for an SSN, obtain Form SS-5, Application for a Social Security Card, at the local office of the Social Security Administration or get this form on-line at www.ssa.gov/online/ss-5.pdf. You may also get this form by calling 1-800-772-1213. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can get Forms W-7 and SS-4 from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS web site at www.irs.gov.

If you do not have a TIN, write “Applied For” in the space for the TIN, sign and date the Substitute Form W-9 and Certification of Awaiting Taxpayer Identification Number, and give it to the requester. For interest and dividend payments and certain payments made with respect to readily tradable instruments, you will generally have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

CAUTION: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.

Payees Exempt from Backup Withholding

Individuals (including sole proprietors) are NOT exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note: If you are exempt from backup withholding, you should still complete Substitute Form W-9 to avoid possible erroneous backup withholding. If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed

Form W-8, Certificate of Foreign Status.

The following is a list of payees that may be exempt from backup withholding and for which no information reporting is required. For interest and dividends, all listed payees are exempt except for those listed in item (9). For broker transactions, payees listed in (1) through (13) and any person registered under the Investment Advisers Act of 1940 who regularly acts as a broker are exempt. Payments subject to reporting under sections 6041 and 6041A are generally exempt from backup withholding only if made to payees described in items (1) through (7). However, the following payments made to a corporation (including gross proceeds paid to an attorney under section 6045(f), even if the attorney is a corporation) and reportable on Form 1099-MISC are not exempt from backup withholding: (i) medical and health care payments, (ii) attorneys’ fees, and (iii) payments for services paid by a federal executive agency. Only payees described in items (1) through (5) are exempt from backup withholding for barter exchange transactions and patronage dividends.

(1)	An organization exempt from tax under section 501(a), or an individual retirement plan (“IRA”), or a custodial account under section 403(b)(7), if the account satisfies the requirements of section 401(f)(2).

(2)	The United States or any of its agencies or instrumentalities.

(3)	A state, the District of Columbia, a possession of the United States, or any of their subdivisions or instrumentalities.

(4)	A foreign government, a political subdivision of a foreign government, or any of their agencies or instrumentalities.

(5)	An international organization or any of its agencies or instrumentalities.

(6)	A corporation.

(7)	A foreign central bank of issue.

(8)	A dealer in securities or commodities registered in the United States, the District of Columbia, or a possession of the United States.

(9)	A futures commission merchant registered with the Commodity Futures Trading Commission.

(10)	A real estate investment trust.

(11)	An entity registered at all times during the tax year under the Investment Company Act of 1940.

(12)	A common trust fund operated by a bank under section 584(a).

(13)	A financial institution.

(14)	A middleman known in the investment community as a nominee or custodian.

(15)	An exempt charitable remainder trust, or a non-exempt trust described in section 4947.

Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, CHECK THE “EXEMPT PAYEE” BOX ON THE FACE OF THE FORM IN THE SPACE PROVIDED, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Payments Exempt from Backup Withholding

Certain payments that are not subject to information reporting are also not subject to backup withholding. For details, see sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N, and their regulations. The following payments are not generally subject to backup withholding:

Dividends and Patronage Payments

•	Payments to nonresident aliens subject to withholding under section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) distributions made by an ESOP.

Interest Payments

•

Payments of interest on obligations issued by individuals. Note: You are subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business. Backup withholding applies to the reportable payment if the payee has not provided a TIN or provided an incorrect TIN.

•	Payments described in section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.

Privacy Act Notice. Section 6109 of the Internal Revenue Code requires you to give your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states, and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to federal and state agencies to enforce federal nontax criminal laws and to combat terrorism.

You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% (31% beginning January 1, 2013) of taxable interest, dividends, and certain other payments to a payee who does not give a TIN to a payer. The penalties described below may also apply.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to Furnish TIN. If you fail to furnish your correct TIN to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the payer discloses or uses TINs in violation of federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION, CONTACT YOUR TAX ADVISOR OR THE INTERNAL REVENUE SERVICE

EXHIBIT D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ANUE SYSTEMS, INC.

Anue Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1. That the name of the corporation is Anue Systems, Inc. and that the corporation was originally incorporated pursuant to the DGCL on December 11, 2002 under the name Anue Systems, Inc.

2. Pursuant to Sections 228, 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the corporation.

3. The text of the Certificate of Incorporation of the corporation is hereby restated in its entirety to read as follows:

FIRST: The name of the Corporation is Anue Systems, Inc.

SECOND: Its registered office in the State of Delaware is located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904. The name of its registered agent at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: All corporate powers of the Corporation shall be exercised by or under the direction of the Board of Directors of the Corporation except as otherwise provided herein or by applicable law. In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation is expressly authorized:

(i) to adopt, amend or repeal Bylaws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal Bylaws of the Corporation made by the Board of Directors of the Corporation; and

(ii) from time to time to determine whether and to what extent, at what time and place, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of any stockholder of the Corporation; and no stockholder of the Corporation shall have any right to inspect any account or book or document of the Corporation except as provided by applicable law or the Bylaws of the Corporation or as authorized by resolution of the stockholders or Board of Directors of the Corporation.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director; provided, however, that the foregoing shall not be deemed to eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. This provision is not intended to eliminate or narrow any defenses to or protection against liability otherwise available to directors of the Corporation. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH:

A. Every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person of whom such person is a legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, shall be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the DGCL, as amended from time to time, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably paid or incurred by such person in connection therewith. Such right of indemnification shall be a contract right that may be enforced in any manner desired by such person. Such right of indemnification shall include the right to be paid by the Corporation the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if ultimately it should be determined that such person is not entitled to be indemnified by the Corporation under the DGCL. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any Bylaw of the Corporation, agreement, vote of stockholders or disinterested directors, provision of law or otherwise, as well as their rights under this Article.

B. The Board of Directors of the Corporation may adopt bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the DGCL, as amended from time to time, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation or for its benefit as a director, officer, employee or agent of any other corporation, or as the representative of the Corporation in a partnership, joint venture, trust or other entity, against any expense, liability or loss asserted against or incurred by any such person in any such capacity or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss.

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C. Any repeal or modification of the foregoing provisions in this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors and officers herein are granted subject to this reservation.

NINTH: The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation or (d) any action asserting a claim against the Corporation governed by the internal affairs doctrine, as applied by the courts of the State of Delaware to corporations organized and existing under the DGCL.

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EXHIBIT E

AMENDED AND RESTATED

BYLAWS

OF

ANUE SYSTEMS, INC.

ARTICLE I

Stockholders

Section 1.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date, time and place either within or without the State of Delaware as may be designated by the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

Section 1.2. Special Meetings. Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Board of Directors, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.

Section 1.4. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 1.5. Quorum. At each meeting of stockholders, except where otherwise provided by law or the Certificate of Incorporation or these bylaws, the holders of a majority of the outstanding shares of each class of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, two or more classes or series of stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided by Section 1.4 of these bylaws until a quorum shall attend. Shares of its own capital stock belonging on the record date for the meeting to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6. Organization. Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in his absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7. Voting; Proxies. Unless otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors unless the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at such meeting shall so determine. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. All other elections and questions shall, unless otherwise provided by law or by the Certificate of Incorporation or these bylaws, be decided by the vote of the holders of a majority of the outstanding shares of all classes of stock entitled to vote thereon present in person or by proxy at the meeting, provided that (except as otherwise required by law or by the Certificate of Incorporation) the Board of Directors may require a larger vote upon any election or question.

Section 1.8. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining stockholders entitled to express consent to

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corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

Section 1.9. List of Stockholders Entitled to Vote. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 1.10. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE II

Board of Directors

Section 2.1. Powers; Number; Qualifications. The business and affairs of the Corporation shall be managed by the Board of Directors, except as may be otherwise provided by law or in the Certificate of Incorporation. The Board shall consist of one or more members, the number thereof to be determined from time to time by the Board. Directors need not be stockholders.

Section 2.2. Election; Term of Office; Resignation; Removal; Vacancies. Each director shall hold office until the annual meeting of stockholders next succeeding his election and until his successor is elected and qualified or until his earlier resignation or removal. Any director may resign at any time upon written notice to the Board of Directors or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director.

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Section 2.3. Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board may from time to time determine, and if so determined, notice thereof need not be given.

Section 2.4. Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board, if any, by the Vice Chairman of the Board, if any, by the President or by any two directors. Reasonable notice thereof shall be given by the person or persons calling the meeting.

Section 2.5. Telephonic Meetings Permitted. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this by law shall constitute presence in person at such meeting.

Section 2.6. Quorum; Vote Required for Action. At all meetings of the Board of Directors one third of the entire Board shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the Certificate of Incorporation or these bylaws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall attend.

Section 2.7. Organization. Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his absence by the Vice Chairman of the Board, if any, or in his absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8. Informal Action by Directors. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

ARTICLE III

Committees

Section 3.1. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or

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members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation; but no such committee shall have the power or authority in reference to the following matter: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by these bylaws to be submitted to stockholders for approval or (ii) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1. Officers; Election; Qualification; Term of Office; Resignation; Removal; Vacancies. As soon as practicable after the annual meeting of stockholders in each year, the Board of Directors shall elect a President and a Secretary, and it may, if it so determines, elect from among its members a Chairman of the Board and a Vice Chairman of the Board. The Board may also elect one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Each such officer shall hold office until the first meeting of the Board after the annual meeting of stockholders next succeeding his election, and until his successor is elected and qualified or until his earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the President or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election or appointment of an officer shall not of itself create contractual rights. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board at any regular or special meeting.

Section 4.2. Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.

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ARTICLE V

Stock

Section 5.1. Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, certifying the number of shares owned by him in the Corporation. If such certificate is manually signed by one officer or manually countersigned by a transfer agent or by a registrar, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VI

Miscellaneous

Section 6.1. Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

Section 6.2. Seal. The Corporation shall have no corporate seal.

Section 6.3. Waiver of Notice of Meetings of Stockholders, Directors and Committees. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these bylaws.

Section 6.4. Indemnification of Directors, Officers and Employees. The Corporation shall have the power to indemnify to the full extent authorized by law, as it presently exists or may hereafter be amended, any person made or threatened to be made a party to any

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action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, or employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer, or employee at the request of the Corporation or any predecessor of the Corporation against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such action, suit or proceeding.

Section 6.5. Interested Directors; Quorum. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

Section 6.6. Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

Section 6.7. Amendment of Bylaws. These bylaws may be altered or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter or repeal any by law whether or not adopted by them.

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Exhibit F

WARRANT TERMINATION AGREEMENT

This Warrant Termination Agreement (this “Agreement”), is made this 4th day of May 2012, by and between Anue Systems, Inc., a Delaware corporation (the “Company”), and the undersigned holder of the Anue Systems, Inc. Warrant (the “Warrant”) to purchase shares of the Company’s Common Stock dated April 25, 2011 to NYR, LLC (the “Holder”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Merger Agreement (defined below).

WHEREAS, pursuant to the Agreement and Plan of Merger by and among the Company, Ixia, a California corporation (“Parent”), Emily Acquisition Corp., a Delaware corporation and direct and wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), and Alexander Pepe, as the Representative (the “Representative”), dated May 4, 2012 (the “Merger Agreement”), on the Closing Date and as of the Effective Time, Acquisition Subsidiary will merge with and into the Company with (i) the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”) and (ii) each issued and outstanding share of the Company’s Common Stock (subject to certain exceptions), each Company Option and each Company Warrant being extinguished and converted into only the right to receive the consideration described in the Merger Agreement; and

WHEREAS, in connection with the Merger, the Holder wishes to irrevocably cancel the Warrant and convert the Warrant into the right to receive, upon consummation of the Merger, the consideration described below.

1. Cancellation of Warrant. The Holder hereby acknowledges and irrevocably agrees that: (a) the Warrant (whether or not vested or exercisable) is hereby surrendered, cancelled and terminated, effective as of the Effective Time; and (b) the Warrant will cease to exist and will be automatically cancelled and retired and the Holder will cease to have any rights or obligations with respect to the Warrant as of the Effective Time, other than those set forth in Section 2 of this Agreement.

2.Consideration. In consideration of the surrender, cancellation and termination of the Warrant and the waiver and releases set forth in Section 5 and Section 9 below, and subject to consummation of the Merger and the terms and conditions set forth in the Merger Agreement, the Company hereby agrees to pay, with respect to the Warrant, and subject to the terms of, and at such times as set forth in, the Merger Agreement, an amount in cash equal to the product obtained by multiplying (i) the excess, if any, of the Common Stock Exchange Amount over the applicable exercise price of such warrant by (ii) the number of shares of Common Stock such holder of the Warrant could have purchased had such holder exercised such Warrant in full immediately prior to the Effective Time (the “Warrant Consideration”). The Warrant Consideration shall be payable without interest thereon and shall be subject to any applicable withholding of Taxes and all adjustments made in accordance with the terms of the Merger Agreement, including any positive or negative adjustments for purposes of the working capital adjustment, other adjustments or indemnification claims. The Holder, to the greatest extent permitted by law, hereby acknowledges that the payments made pursuant to this Agreement shall be in full satisfaction of any and all rights the Holder may have with respect to the Warrant. The Warrant held by the Holder shall be deemed at any time after the date the Holder executes and delivers this Agreement to the Company to represent for all purposes only the right to receive the Warrant Consideration as provided in this Section 2.

3. Appointment of the Representative. The Holder agrees that the Holder will be deemed a “Securityholder” under, and shall be subject to, the Merger Agreement in accordance with the terms thereof. The Holder hereby irrevocably ratifies the appointment, authorization and empowerment of the Representative as the true and lawful attorney-in-fact of the Holder pursuant to Section 1.16 of the Merger Agreement (including with respect to this Agreement, the Merger Agreement, the Escrow Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. All authority herein conferred or agreed to be conferred upon the Representative shall survive the death or incapacity of the Holder, and any obligation of the Holder hereunder shall be binding upon the heirs, personal representatives, estates, successors and assigns of the Holder.

4. Merger Agreement; Escrow Agreement. The Holder acknowledges receipt of a copy of the Merger Agreement (included herewith) and the Escrow Agreement (included herewith). The Holder has reviewed those documents and the terms of the Merger described therein. The Holder has also reviewed such other materials as the Holder has deemed necessary or appropriate for the purposes of this Agreement. The Holder understands that the Escrow Amount will be retained in the Escrow Account to satisfy, at least in part, any claims by (i) Parent for satisfaction of any post-closing adjustment pursuant to Section 1.11 of the Merger Agreement, (ii) any Parent Indemnified Person for any indemnification claim of any Parent Indemnified Person pursuant to Section 8.2 of the Merger Agreement or (iii) any Parent Indemnified Person pursuant to the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement. The Holder acknowledges and agrees to be subject to and bound by the terms and conditions of the Merger Agreement and the Escrow Agreement substantially in the form included herewith, with such changes as the officers of the Company may approve. The Holder further acknowledges that the Warrant Consideration is subject to certain adjustments more specifically described in Section 1.4 to the Merger Agreement.

5. Waiver. As a condition precedent to the Holder’s right to receive the Warrant Consideration, the Holder hereby irrevocably waives all requirements under the Warrant or any other separate agreement applicable to the Warrant.

6. Exercise of Warrant; Termination of Warrant. The Holder agrees that (a) any agreement with respect to the Warrant previously entered into between the Company and the Holder and (b) any outstanding and unexercised portion of the Warrant will be terminated as of the Effective Time with no further liability or obligation on the part of the Company or the Holder thereunder, except as expressly provided herein.

7. Representations and Warranties. The Holder represents and warrants, as of the date of this Agreement and as of the Effective Time (except for representations and warranties that by their express terms only address matters as of a particular date), as follows:

(a) Organization of the Holder. The Holder is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization.

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(b) Authority. The Holder has full power and authority to enter into this Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated hereby and by the Merger Agreement. This Agreement constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except to the extent that enforceability hereof or thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

(c) No Violation. The Holder is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Holder of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Merger Agreement or the agreements contemplated hereby or thereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance by the Holder of this Agreement, or the consummation by the Holder of the transactions contemplated hereby and by the Merger Agreement. The execution of this Agreement and the consummation by the Holder of the transactions contemplated hereby and by the Merger Agreement will not result in the creation of any Liens against the Company or the Holder or any of the properties or assets of any of them.

(d) Warrant. The Holder holds of record and owns beneficially the Warrant described herein, free and clear of any Liens. The Holder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement or a Letter of Transmittal) that could require the Holder to sell, transfer, or otherwise dispose of any capital stock or other equity interest of the Company. There are no buy-sell agreements, voting trusts or other agreements or understandings to which the Holder is a party or to which it is bound relating to any shares of capital stock or other equity interest in the Company into which the Warrant may be converted.

(e) Representation by Counsel. The Holder: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with the Holder’s attorney and other advisors and has availed itself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. As of the date hereof, there is no action, suit, claim, investigation or proceeding pending, or to the knowledge of the Holder, threatened against the Holder before any court or arbitrator or any Government authority which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger

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Agreement. As of the date hereof, to the Holder’s knowledge, the Holder is not, and none of its properties is, subject to any order, writ, judgment, injunction, decree, determination or award that would prevent, delay or impair the consummation of the transactions contemplated hereby. The Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Holder’s execution and delivery of this Agreement. The Holder has had the opportunity to ask the Company any and all questions the Holder may have with respect to the Merger Agreement and any related documents and has also had the opportunity to consult with the Holder’s tax, financial, legal and other advisors regarding the same.

8. Public Announcements; Confidentiality. Except as may be required by applicable Law, the Holder shall not issue any press release, make any such statement or communication or schedule any press conference or conference call with respect to the Merger Agreement or this Agreement or the transactions contemplated hereby or thereby without the written consent of Parent. Following the Closing, the Holder shall maintain in confidence any information it may have in relation to Parent, the Company or the Surviving Company and such information shall not be disclosed or used by Holder without Parent’s prior written consent, unless such information is (i) otherwise publicly available as of the date of this Agreement other than as the result of an unauthorized disclosure or (ii) required to be disclosed pursuant to applicable Law.

9. Release.

(a) Effective upon the Closing, the Holder hereby irrevocably waives, releases and discharges Parent, the Company or, from and after the Closing, the Surviving Company, and any of their respective Affiliates, and the owners of each of the foregoing, and the directors, managers, officers, employees, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing (the “Releasees”) from any and all liabilities and obligations to it of any kind or nature whatsoever, in its capacity as a Holder, manager, member, officer, director or employee of the Company or any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, disclosed or undisclosed, and whether arising under any agreement or understanding (other than this Agreement, the Merger Agreement, and any of the other agreements executed and delivered in connection with the Merger Agreement) or otherwise at law or equity, and the Holder agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Releasees; provided, that the waivers contained in this Section 9 shall not apply to (i) claims against Parent asserted pursuant to this Agreement or the Merger Agreement, (ii) any claims for which the facts or circumstances giving rise to such claim first occur following Closing, or (iii) obligations relating to the payment or provisions of wages, salaries, bonuses, benefits, expense reimbursements and perquisites due to such Holders as an employee, officer or director incurred in the Ordinary Course of Business and accrued or payable at Closing (except for indemnification and insurance provided to officers and directors by the Company as provided in Section 1.15 of the Merger Agreement). In furtherance of the foregoing, except as otherwise provided in the Merger Agreement, the Holder hereby agrees that it shall not make any claim for indemnification against any Releasee by reason of the fact that the Holder is or was a Holder, member,

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director, manager, officer, employee or agent of the Company or is or was serving at the request of the Company or any of their Affiliates (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against the Holder, and the Holder hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from any Releasee with respect to any amounts paid by it pursuant to this Agreement or the Merger Agreement.

(b) The Holder affirms that the matters covered by the preceding paragraph includes, without limitation, (i) any claims under the securities or other laws of the United States, any state or territory thereof, or any foreign jurisdiction, relating to the Merger or the ownership of the Warrant, (ii) any claims challenging or disputing the validity, enforceability, binding effect or legality of the Merger Agreement or the transactions contemplated thereby, and (iii) any claims for breach of fiduciary duty arising from any actions or inactions at or prior to the Closing Date, including, without limitation, related to the transactions contemplated by the Merger Agreement.

(c) The Holder agrees that nothing in this release is an admission by either the Holder or any Releasee of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any Person. The Holder further acknowledges that it understands this release, the claims it is releasing, the promises and agreements it is making, and the effect of its signing this Agreement.

(d) The Holder hereby waives the benefit of any statute or rule of law which, if applied to this release, would exclude from its binding effect any claim against the Releasees not now known by the Holder to exist. This release is intended to be a general release and a covenant not to sue that extinguishes all claims released above and precludes any attempt by the Holder to initiate any litigation against the Releasees with respect to the claims released above. If the Holder commences or continues any claim in violation of this release, the Releasees shall be entitled to assert this release as a complete bar. This release is binding on the Holder and its heirs, legal representatives, successors, and assigns, in their own right, and in the rights of others.

(e) Solely with respect to the claims released hereunder, the Holder expressly waives and relinquishes to the fullest extent permitted by law (and to the extent applicable), the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(f) The Holder hereby acknowledges that it has been advised to consult with an attorney before executing this Agreement and otherwise in connection with the Merger and all actions contemplated by the Merger and the Merger Agreement and the related

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documents and that the Holder has done so or, after careful reading and consideration has chosen not to do so of the Holder’s own volition. The Holder hereby acknowledges that it has signed this release knowingly and voluntarily and with the advice of any counsel retained to advise the Holder with respect to this release.

10. Indemnification. Article 8 of the Merger Agreement is hereby incorporated herein by this reference. By virtue of such incorporation by reference, the parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such Article.

11. Termination. Prior to the Effective Time, this Agreement shall be terminated without further action required by any party in the event that the Merger Agreement is terminated in accordance with Article 9 of the Merger Agreement; provided that nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to the termination. Following Closing, this Agreement shall remain in full force and effect notwithstanding the death or incapacity of the Holder, and shall be binding upon the heirs, personal representatives, successors and assigns of the Holder.

12. Further Actions. The Holder will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Company in connection with the surrender of the Warrant. From and after the Closing, the Holder shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby and by the Merger Agreement.

13. Miscellaneous Provisions.

(a) Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by the Holder.

(b) Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature(s).

(c) Headings; Interpretation. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to a Section or Schedule, unless otherwise indicated, shall mean a Section of this Agreement or a Schedule attached to this Agreement, respectively. Each party hereto has participated substantially in the negotiation and drafting of this Agreement and each party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

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(d) Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

(e) Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

(f) Submission to Jurisdiction; Waiver. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a party hereto or its successors or assigns may be brought and determined in the federal or state courts located in the State of Delaware, County of New Castle or the federal courts located in Wilmington, Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 13(f), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each party hereto waives all personal service of any and all process upon such party related to this Agreement and consents that all service of process upon such party shall be made by hand delivery, certified mail or confirmed telecopy directed to such party at the address specified in this Agreement; and service made by certified mail shall be complete seven days after the same shall have been posted.

(g) No Waiver. Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by all of the other parties hereto; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(i) No Third Party Beneficiaries. The parties hereby agree that there are no third party beneficiaries to this Agreement, other than the Representative, the Releasees and the Indemnified Parties, each of which is hereby expressly made a third party beneficiary hereof.

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(j) Amendment. This Agreement may only be amended with the prior written consent of Parent, the Company (or, after Closing, the Surviving Company) and the Holder.

Please see the attached Instructions to this Warrant Termination Agreement

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Instructions to this

Warrant Termination Agreement

Execution of the Agreement. The Agreement is to be completed by the Holder of the Warrant surrendered hereby. In order to validly surrender the Warrant, the Holder must complete and sign this Agreement in accordance with the instructions herein. All required documents must be mailed or delivered in the enclosed envelope to the Company.

Delivery. This Agreement, when executed, should be delivered to:

Anue Systems, Inc.

8310 N. Capital of Texas Hwy

Bldg 2, Suite 300

Austin, TX 78731

Attention: Carla Quinn

Telephone: (512) 600-5413

The method of delivery of the Agreement is at the option and risk of the Holder and valid delivery will be deemed made only when actually received by the Company. Delivery by expedited mail, courier or other similar service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. Holders are also advised to retain a copy of all documents delivered.

Signatures. The signature on the Agreement must correspond exactly with the Holder’s name in the records of the Company.

Requests for Assistance. If you have questions or need assistance, please call Hemi Thaker at (512) 600-5400, or Dan Jochnowitz, of Phillips & Reiter, PLLC, the Company’s legal counsel, at (512) 646-1109.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned Holder has caused this Agreement to be executed as of the      day of             , 2012.

HOLDER:

Name:

Address:

Telephone Number:

Taxpayer Identification or

Social Security No.:

COMPANY:

ANUE SYSTEMS, INC.

By:
Name:
Title:

[Signature Page to Warrant Termination Agreement]

EXHIBIT G

OPTION CANCELLATION AGREEMENT

This Option Cancellation Agreement (this “Agreement”), is made this [•] day of [•] 2012, by and between Anue Systems, Inc., a Delaware corporation (the “Company”), and the undersigned holder of Options (the “Optionholder”). Capitalized terms not otherwise defined herein have the meanings given to such terms in the Merger Agreement (defined below).

WHEREAS, pursuant to the Agreement and Plan of Merger by and among the Company, Ixia, a California corporation (“Parent”), Emily Acquisition Corp., a Delaware corporation and direct and wholly-owned subsidiary of Parent (“Acquisition Subsidiary”), and Alexander Pepe, as the Representative (the “Representative”), dated May 4, 2012 (the “Merger Agreement”), on the Closing Date and as of the Effective Time, Acquisition Subsidiary will merge with and into the Company, with (i) the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”) and (ii) each issued and outstanding share of the Company’s Common Stock (subject to certain exceptions), each Company Option and each Company Warrant being extinguished and converted into only the right to receive the consideration described in the Merger Agreement;

WHEREAS, the Company previously adopted the Anue Systems, Inc. 2004 Stock Plan (the “Company Option Plan”);

WHEREAS, the Company has previously granted to the Optionholder, pursuant to the Company Option Plan and an Option Agreement (as defined below), one or more stock options to purchase shares of Common Stock of the Company (“Company Options”) as listed on the Schedule of Ownership attached hereto. The Company Options listed on the Schedule of Ownership attached hereto constitute all Company Options held by the Optionholder;

WHEREAS, in the event of a merger of the Company with or into another corporation, or a Change in Control (as defined in the Company Option Plan), Section 13 of the Company Option Plan provides that each outstanding Company Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of the successor corporation;

WHEREAS, a Company Option is considered assumed if, following the merger or Change in Control, the Company Option confers the right to purchase or receive, for each Share subject to the Company Option, the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction;

WHEREAS, in connection with the Merger, the Optionholder wishes to irrevocably cancel such Company Options and convert such Company Options existing as of the Effective Time into the right to receive, upon consummation of the Merger, the consideration described below (the “Merger Election”).

1. Cancellation of Company Options. The Optionholder hereby acknowledges and irrevocably agrees that: (a) the Company Options (whether or not vested or exercisable) are hereby surrendered, cancelled and terminated, effective as of the Effective Time; (b) the Company Option Plan will be terminated as of the Effective Time; and (c) all of the Company Options will cease to exist and will be automatically cancelled and retired and the Optionholder will cease to have any rights or obligations with respect to the Company Options as of the Effective Time, other than those set forth in Section 2 of this Agreement.

2. Consideration. In consideration of the surrender, cancellation and termination of the Company Options and the waiver and releases set forth in Section 5 and Section 9 below, and subject to consummation of the Merger and the terms and conditions set forth in the Merger Agreement, the Company hereby agrees to pay, with respect to each Company Option and subject to the terms of, and at such times as set forth in, the Merger Agreement, an amount in cash, without interest, equal to the product obtained by multiplying (i) the excess, if any, of the Common Stock Exchange Amount over the applicable exercise price of such Company Option by (ii) the number of shares of Common Stock the Optionholder could have purchased (assuming full vesting of such Company Option) had the Optionholder exercised such Company Option in full immediately prior to the Effective Time, as more fully set forth on the Schedule of Ownership attached hereto (such aggregate amount for all Company Options, the “Optionholder Consideration”). The Optionholder Consideration shall be payable without interest thereon and shall be subject to any applicable withholding of Taxes and all adjustments made in accordance with the terms of the Merger Agreement, including any positive or negative adjustments for purposes of the working capital adjustment, other adjustments or indemnification claims. The Optionholder, to the greatest extent permitted by law, hereby acknowledges that the payments made pursuant to this Agreement shall be in full satisfaction of any and all rights the Optionholder may have under the Company Option Plan, the Option Agreement(s) or otherwise with respect to each and every Option granted to the Optionholder by the Company. Each Option held by the Optionholder shall be deemed at any time after the date the Optionholder executes and delivers this Agreement to the Company to represent for all purposes only the right to receive the Optionholder Consideration as provided in this Section 2.

3. Appointment of the Representative. The Optionholder acknowledges that all payments to be made pursuant to this Agreement will be made as provided in the Merger Agreement. The Optionholder agrees that the Optionholder will be deemed a “Securityholder” under, and shall be subject to, the Merger Agreement in accordance with the terms thereof. The Optionholder hereby irrevocably ratifies the appointment, authorization and empowerment of the Representative as the true and lawful attorney-in-fact of the Optionholder pursuant to Section 1.16 of the Merger Agreement (including with respect to this Agreement, the Merger Agreement, the Escrow Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby). All authority herein conferred or agreed to be conferred upon the Representative shall survive the death or incapacity of the Optionholder, and any obligation of the Optionholder hereunder shall be binding upon the heirs, personal representatives, estates, successors and assigns of the Optionholder.

4. Merger Agreement; Escrow Agreement. The Optionholder acknowledges receipt of a copy of the Merger Agreement (included herewith) and the Escrow Agreement (included herewith). The Optionholder has reviewed those documents and the terms of the Merger described therein. The Optionholder has also reviewed such other materials as the Optionholder has deemed necessary or appropriate for the purposes of this Agreement. The Optionholder understands that the Escrow Amount will be retained in the Escrow Account to satisfy, at least in part, any claims by (i) Parent for satisfaction of any post-closing adjustment pursuant to Section 1.11 of the Merger Agreement, (ii) any Parent Indemnified Person for any

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indemnification claim of any Parent Indemnified Person pursuant to Section 8.2 of the Merger Agreement or (iii) any Parent Indemnified Person pursuant to the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement. The Optionholder acknowledges and agrees to be subject to and bound by the terms and conditions of the Merger Agreement and the Escrow Agreement substantially in the form included herewith, with such changes as the officers of the Company may approve. The Optionholder further acknowledges that the Optionholder Consideration is subject to certain adjustments more specifically described in Section 1.4 to the Merger Agreement.

5. Waiver. As a condition precedent to the Optionholder’s right to receive the Optionholder Consideration, the Optionholder hereby irrevocably waives all requirements under the Company Options, the Option Agreement(s), the Company Option Plan or any other separate agreement applicable to such Company Options.

6. Exercise of Options; Termination of Option Agreements. The Optionholder agrees that (a) any Option Agreement previously entered into between the Company and the Optionholder and (b) all outstanding and unexercised Company Options will be terminated as of the Effective Time with no further liability or obligation on the part of the Company or the Optionholder thereunder, except as expressly provided herein.

7. Representations and Warranties. The Optionholder represents and warrants, as of the date of this Agreement and as of the Effective Time (except for representations and warranties that by their express terms only address matters as of a particular date), as follows:

(a) Authority. The Optionholder has full power and authority to enter into this Agreement, to perform his or her obligations thereunder, and to consummate the transactions contemplated hereby and by the Merger Agreement. This Agreement constitutes a legal, valid and binding obligation of the Optionholder, enforceable against the Optionholder in accordance with its terms, except to the extent that enforceability hereof or thereof may be limited by bankruptcy and other similar laws affecting the rights and remedies of creditors generally and general equitable principles.

(b) No Violation. The Optionholder is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated, increased, extinguished or terminated (whether or not with notice or lapse of time or both) by the execution, delivery or performance by the Optionholder of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby or by the Merger Agreement or the agreements contemplated hereby or thereby. No permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any third person or Government is required in connection with the execution, delivery or performance by the Optionholder of this Agreement, or the consummation by the Optionholder of the transactions contemplated hereby and by the Merger Agreement. The execution of this Agreement and the consummation by the Optionholder of the transactions contemplated hereby and by the Merger Agreement will not result in the creation of any Liens against the Company or the Optionholder or any of the properties or assets of any of them.

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(c) Options. The Optionholder holds of record and owns beneficially the number of Company Options set forth next to his or her name on the Schedule of Ownership hereto, free and clear of any Liens. Except as set forth on the Schedule of Ownership hereto, the Optionholder is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement or a Letter of Transmittal) that could require the Optionholder to sell, transfer, or otherwise dispose of any capital stock or other equity interest of the Company. Except as set forth on the Schedule of Ownership hereto, there are no Optionholder agreements, buy-sell agreements, voting trusts or other agreements or understandings to which the Optionholder is a party or to which he or she is bound relating to any shares of capital stock or other equity interest in the Company into which the Company Options may be converted.

(d) Representation by Counsel. The Optionholder: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with the Optionholder’s attorney and other advisors and has availed himself or herself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to him or her or by such counsel; (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. As of the date hereof, there is no action, suit, claim, investigation or proceeding pending, or to the knowledge of the Optionholder, threatened against the Optionholder before any court or arbitrator or any Government authority which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, to the Optionholder’s knowledge, the Optionholder is not, and none of its properties is, subject to any order, writ, judgment, injunction, decree, determination or award that would prevent, delay or impair the consummation of the transactions contemplated hereby. The Optionholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Optionholder’s execution and delivery of this Agreement. The Optionholder has had the opportunity to ask the Company any and all questions the Optionholder may have with respect to the Merger Agreement and any related documents and has also had the opportunity to consult with the Optionholder’s tax, financial, legal and other advisors regarding the same.

8. Public Announcements; Confidentiality. Except as may be required by applicable Law, the Optionholder shall not issue any press release, make any such statement or communication or schedule any press conference or conference call with respect to the Merger Agreement or this Agreement or the transactions contemplated hereby or thereby without the written consent of Parent. Following the Closing, the Optionholder shall maintain in confidence any information it may have in relation to Parent, the Company or the Surviving Company and such information shall not be disclosed or used by Optionholder without Parent’s prior written consent, unless such information is (i) otherwise publicly available as of the date of this Agreement other than as the result of an unauthorized disclosure or (ii) required to be disclosed pursuant to applicable Law.

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9. Release.

(a) Effective upon the Closing, the Optionholder hereby irrevocably waives, releases and discharges Parent, the Company or, from and after the Closing, the Surviving Company, and any of their respective Affiliates, and the owners of each of the foregoing, and the directors, managers, officers, employees, agents, representatives, heirs, administrators, predecessors, attorneys, successors and assigns of each of the foregoing (the “Releasees”) from any and all liabilities and obligations to it of any kind or nature whatsoever, in his or her capacity as a Optionholder, manager, member, officer, director or employee of the Company or any other capacity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, disclosed or undisclosed, and whether arising under any agreement or understanding (other than this Agreement, the Merger Agreement and any of the other agreements executed and delivered in connection with the Merger Agreement) or otherwise at law or equity, and the Optionholder agrees that he or she shall not seek to recover any amounts in connection therewith or thereunder from any of the Releasees; provided, that the waivers contained in this Section 9 shall not apply to (i) claims against Parent asserted pursuant to this Agreement or the Merger Agreement, (ii) any claims for which the facts or circumstances giving rise to such claim first occur following Closing, or (iii) obligations relating to the payment or provisions of wages, salaries, bonuses, benefits, expense reimbursements and perquisites due to such Optionholders as an employee, officer or director incurred in the Ordinary Course of Business and accrued or payable at Closing (except for indemnification and insurance provided to officers and directors by the Company as provided in Section 1.15 of the Merger Agreement). In furtherance of the foregoing, except as otherwise provided in the Merger Agreement, the Optionholder hereby agrees that he or she shall not make any claim for indemnification against any Releasee by reason of the fact that the Optionholder is or was a Optionholder, member, director, manager, officer, employee or agent of the Company or is or was serving at the request of the Company or any of their Affiliates (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against the Optionholder, and the Optionholder hereby acknowledges and agrees that he or she shall not have any claim or right to contribution or indemnity from any Releasee with respect to any amounts paid by him or her pursuant to this Agreement or the Merger Agreement.

(b) The Optionholder affirms that the matters covered by the preceding paragraph includes, without limitation, (i) any claims under the securities or other laws of the United States, any state or territory thereof, or any foreign jurisdiction, relating to the Merger or the ownership of any of the Company Options, (ii) any claims challenging or disputing the validity, enforceability, binding effect or legality of the Merger Agreement or the transactions contemplated thereby, and (iii) any claims for breach of fiduciary duty arising from any actions or inactions at or prior to the Closing Date, including, without limitation, related to the transactions contemplated by the Merger Agreement.

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(c) The Optionholder agrees that nothing in this release is an admission by either the Optionholder or any Releasee of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any Person. The Optionholder further acknowledges that he or she understands this release, the claims he or she is releasing, the promises and agreements he or she is making, and the effect of his or her signing this Agreement.

(d) The Optionholder hereby waives the benefit of any statute or rule of law which, if applied to this release, would exclude from its binding effect any claim against the Releasees not now known by the Optionholder to exist. This release is intended to be a general release and a covenant not to sue that extinguishes all claims released above and precludes any attempt by the Optionholder to initiate any litigation against the Releasees with respect to the claims released above. If the Optionholder commences or continues any claim in violation of this release, the Releasees shall be entitled to assert this release as a complete bar. This release is binding on the Optionholder and his or her respective heirs, legal representatives, successors, and assigns, in their own right, and in the rights of others.

(e) Solely with respect to the claims released hereunder, the Optionholder expressly waives and relinquishes to the fullest extent permitted by law (and to the extent applicable), the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(f) The Optionholder hereby acknowledges that he or she has been advised to consult with an attorney before executing this Agreement and otherwise in connection with the Merger and all actions contemplated by the Merger and the Merger Agreement and the related documents and that the Optionholder has done so or, after careful reading and consideration has chosen not to do so of the Optionholder’s own volition. The Optionholder hereby acknowledges that he or she has signed this release knowingly and voluntarily and with the advice of any counsel retained to advise the Optionholder with respect to this release.

10. Indemnification. Article 8 of the Merger Agreement is hereby incorporated herein by this reference. By virtue of such incorporation by reference, the parties hereto shall be entitled to all of the benefits, and subject to all of the obligations, contained in such Article.

11. Termination. Prior to the Effective Time, this Agreement shall be terminated without further action required by any party in the event that the Merger Agreement is terminated in accordance with Article 9 of the Merger Agreement; provided that nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to the termination. Following Closing, this Agreement shall remain in full force and effect notwithstanding the death or incapacity of the Optionholder, and shall be binding upon the heirs, personal representatives, successors and assigns of the Optionholder.

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12. Further Actions. The Optionholder will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Company in connection with the surrender of the certificates that formerly represented the Company Options. From and after the Closing, the Optionholder shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby and by the Merger Agreement.

13. Miscellaneous Provisions.

(a) Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, devisees, legatees, legal representatives and permitted assigns (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise). Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by the Optionholder.

(b) Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature(s).

(c) Headings; Interpretation. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to a Section or Schedule, unless otherwise indicated, shall mean a Section of this Agreement or a Schedule attached to this Agreement, respectively. Each party hereto has participated substantially in the negotiation and drafting of this Agreement and each party agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

(d) Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

(e) Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

(f) Submission to Jurisdiction; Waiver. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a party hereto or its successors or assigns may be brought and determined in the federal or state courts located in the State of Delaware, County of New Castle or the federal courts located in Wilmington, Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the non-exclusive

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jurisdiction of the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that a party is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 13(f), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each party hereto waives all personal service of any and all process upon such party related to this Agreement and consents that all service of process upon such party shall be made by hand delivery, certified mail or confirmed telecopy directed to such party at the address specified in this Agreement; and service made by certified mail shall be complete seven days after the same shall have been posted.

(g) No Waiver. Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by all of the other parties hereto; provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

(h) Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

(i) No Third Party Beneficiaries. The parties hereby agree that there are no third party beneficiaries to this Agreement, other than the Representative, the Releasees and the Indemnified Parties, each of which is hereby expressly made a third party beneficiary hereof.

(j) Amendment. This Agreement may only be amended with the prior written consent of the Parent, Company (or, after Closing, the Surviving Company) and the Optionholder.

Please see the attached Instructions to this Option Cancellation Agreement

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Instructions to this

Option Cancellation Agreement

1. Execution of the Agreement and the Ownership Schedule. The Agreement is to be completed by the Optionholder of Options surrendered hereby. In order to validly surrender such Options, the Optionholder thereof must complete and sign this Agreement and the Ownership Schedule in accordance with the instructions herein. All required documents must be mailed or delivered in the enclosed envelope to the Company.

THE OWNERSHIP SCHEDULE MUST BE SIGNED BY THE OPTIONHOLDER AS EVIDENCE OF ACKNOWLEDGMENT OF OUTSTANDING OPTIONS AND RETURNED TOGETHER WITH THIS AGREEMENT.

2. Delivery. This Agreement and the enclosed Ownership Schedule, when each are executed, should be delivered to:

Anue Systems, Inc.

8310 N. Capital of Texas Hwy

Bldg 2, Suite 300

Austin, TX 78731

Attention: Carla Quinn

Telephone: (512) 600-5413

The method of delivery of the Agreement and the Ownership Schedule is at the option and risk of the surrendering Optionholder and valid delivery will be deemed made only when actually received by the Company. Delivery by expedited mail, courier or other similar service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. Optionholders are also advised to retain a copy of all documents delivered.

3. Signatures. The signature on each of the Agreement and the Ownership Schedule must correspond exactly with the Optionholder’s name in the records of the Company.

4. Requests for Assistance. If you have questions or need assistance, please call Hemi Thaker at (512) 600-5400, or Dan Jochnowitz, of Phillips & Reiter, PLLC, the Company’s legal counsel, at (512) 646-1109.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned Optionholder has caused this Agreement to be executed as of the      day of             , 2012.

OPTIONHOLDER:

Name:

Address:

Telephone Number:

Taxpayer Identification or

Social Security No.:

COMPANY:

ANUE SYSTEMS, INC.

By:

Name:
Title:

[Signature Page to Option Cancellation Agreement]

SCHEDULE OF OWNERSHIP

Company Options

Exhibit H

EXECUTION COPY

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of May 4, 2012 (the “Effective Date”), by and between Ixia, a California corporation (“Ixia”), and             (“Stockholder”), a resident of the State of Texas and a stockholder of Anue Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, Ixia is entering into an Agreement and Plan of Merger by and among Ixia, Emily Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Ixia (“Acquisition Subsidiary”), the Company and Alexander Pepe, as the initial Representative (the “Merger Agreement”), pursuant to which, among other things, Acquisition Subsidiary will merge with and into the Company, with the Company being the surviving corporation and becoming a wholly owned subsidiary of Ixia. All capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

B. Stockholder is a stockholder of the Company, and in connection with the closing of the transactions contemplated by the Merger Agreement, a portion of the Merger Consideration will be paid to Stockholder. Stockholder also has a direct or indirect beneficial or other financial interest in the shares of common stock of the Company listed in Exhibit A attached hereto and incorporated herein and, as a result of such interest, will benefit, directly or indirectly, from the Merger Consideration to be paid to the stockholders of the Company holding such shares (as such stockholders are listed in Exhibit A).

C. The Merger Agreement requires that this Agreement be executed and delivered by Stockholder as a condition to the obligations of Ixia under the Merger Agreement.

D. The Company is engaged in the business of (i) designing, developing, researching, manufacturing, supplying, distributing, selling and supporting (A) network monitoring switches and (B) products and systems that emulate networks or monitor or validate the performance of synchronization services, Ethernet operations administration and maintenance (i.e OAM), and protection switching, and (ii) providing related services (the “Business”).

E. The Company has customers throughout the world, and competes globally with firms providing products, solutions and services similar or comparable to, and competitive with, those of the Company.

F. The Company has expended a great deal of time, money and effort to develop and maintain proprietary, trade secret, and other confidential business information relating to the Business which, if misused or disclosed, could be very harmful to the Company. Stockholder recognizes that, as a result of Stockholder’s affiliation with the Company, Stockholder may have had and will be provided and have access to (among other things) the Company’s proprietary, trade secret and other confidential information of or relating to the Company’s business.

G. Stockholder recognizes and acknowledges that the Company, in all fairness, needs certain protection in order (among other things) (i) to ensure that Stockholder does not misappropriate or misuse any proprietary, trade secret or other confidential information relating to the Company’s business, cause injury to the Company’s customer relationships, or take any other action which could result in a loss of goodwill developed for and on behalf of the Company and at its expense, and (ii) more generally, to prevent Stockholder from being positioned to provide others with an unfair competitive advantage over the Company.

H. Stockholder has occupied a position of trust and confidence with the Company prior to the date hereof and has had access to and has become familiar with the Company’s confidential information.

NOW, THEREFORE, in consideration of the recitals and the covenants, representations, warranties, conditions and agreement hereinafter expressed, the parties agree as follows:

1. Acknowledgements.

(a) Stockholder acknowledges and agrees that he has occupied a position of trust and confidence with the Company prior to the date hereof and has had access to and has become familiar with the confidential information of the Company.

(b) Stockholder recognizes that the covenants set forth in Section 2 of this Agreement are an essential part of the transactions contemplated by the Merger Agreement and that but for the agreement of Stockholder to comply with such covenants, Ixia and Acquisition Subsidiary would not enter into the Merger Agreement. Stockholder acknowledges and agrees that the covenants set forth in Section 2 of this Agreement are necessary to protect the legitimate business interests of the Company being acquired by Ixia pursuant to the Merger Agreement, including without limitation, trade secrets and other confidential information of the Company and goodwill acquired pursuant to the Merger Agreement, and that irreparable harm and damage will be done to Ixia if Stockholder takes any action in any way prohibited by such covenants. In addition, Stockholder acknowledges that the Merger Consideration is paid in part as consideration for customer contacts and marketplace reputation developed by Stockholder for the Company, and that such covenants are necessary for Ixia to receive the full benefit of the Merger Agreement.

(c) Stockholder hereby acknowledges the broad territorial scope of the covenants and restrictions contained in this Agreement, and acknowledges and agrees that such covenants and restrictions are reasonable in view of, among other things, (i) the narrow range of activities prohibited; (ii) the fact that the conduct of the Business prior to the Closing is international in scope; (iii) the fact that the Business prior to the Closing competes with other businesses that are or could be located in any part of the world; (iv) the confidential, proprietary and trade secret information of the Company to which Stockholder had and/or may have had access; (v) the fact that a business which competes with the Business could greatly benefit if it were to obtain the confidential information of the Company; (vi) the sale and/or transfer of the intellectual property and goodwill of the Company pursuant to the Merger Agreement; (vii) the fact that Stockholder would have an unfair competitive advantage if he were allowed to engage in the competitive activities prohibited by this Agreement in light of the confidential, proprietary and trade secret information and/or goodwill that Stockholder had as of the Closing, (viii) the fact that Ixia has required Stockholder to make the covenants set forth in Section 2 of this Agreement as a condition to consummating the transactions contemplated by the Merger Agreement; (ix) the fact that the provisions of Section 2 of this Agreement are reasonable and necessary to protect and preserve Ixia’s interests in and right to use and operate the Business from and after Closing; and (x) Ixia would be irreparably damaged if Stockholder were to breach the covenants set forth in Section 2 of this Agreement.

2. Non-Competition and Non-Solicitation. In consideration of the Merger Consideration and the consummation of the transactions contemplated by the Merger Agreement, Stockholder agrees that he shall not:

(a) for a period of four (4) years after the Closing Date (the “Restricted Period”), directly himself or indirectly through or on behalf of any entity, as a principal, employee, partner, stockholder, member, officer, director, agent or otherwise, compete with, assist in or provide financial resources to any activity, person or entity which competes anywhere in the world with the Business, whether conducted by the Company, Ixia and/or any of their respective subsidiaries, as the Business is conducted or planned to be conducted on the Closing Date; provided, however, that the foregoing shall not prohibit Stockholder from owning 2% or less of the outstanding equity or debt securities of a publicly traded entity that engages in the Business (or any portion thereof) or from performing services as an employee for the benefit of the Company, Ixia and/or any of their respective subsidiaries and accordance with the terms and conditions of such employment;

(b) use or disclose to anyone except authorized personnel of the Company and Ixia any trade secrets or confidential matters concerning the Company, including, without limitation, all information pertaining to secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, intellectual property and any other research or business information concerning the Company which the Company currently treats as confidential (whether or not a trade secret under applicable law). If Stockholder is or may be obligated to disclose any such trade secret or confidential information pursuant to applicable law, regulation or legal process, then Stockholder shall provide Ixia with prompt written notice before any such disclosure sufficient to enable Ixia either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section or both. Nothing herein shall prevent Stockholder from using or disclosing information that is generally available to the public;

(c) during the Restrictive Period, directly himself or indirectly through or on behalf of any entity, as a principal, employee, partner, stockholder, member, officer, director, agent or otherwise, solicit or encourage to leave employment any officer or employee of the Company, Ixia or any of their respective subsidiaries as of the Closing Date, or any person who had been an officer or employee of the Company, Ixia or any of their respective subsidiaries within the three months immediately preceding the Closing Date (collectively, the “Restricted Employees”), or induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company, Ixia or any of their respective subsidiaries to reduce or discontinue its business with the Company, Ixia or any of their respective subsidiaries or disclose to anyone else the name and/or requirements of any such customer or provide goods or services to any such customer in competition with the goods or services of the Company, Ixia or any of their respective subsidiaries; or

(d) for a period of three (3) years after the Closing Date, directly himself or indirectly through or on behalf of any entity, as a principal, employee, partner, stockholder, member, officer, director, agent or otherwise, hire any one or more of the Restricted Employees; provided, however, that notwithstanding the foregoing and subject to the restrictions set forth in Section 2(c) above, from and after the second anniversary of the Closing Date, Stockholder shall not be prohibited from hiring any one or more of the Restricted Employees who are listed in Exhibit B attached hereto.

3. Remedies. If Stockholder breaches the covenants set forth in Section 2 of this Agreement, Ixia will be entitled to the following remedies:

(a) money damages (if any) from Stockholder; and

(b) injunctive or equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 2 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Ixia and would be an inadequate remedy for such breach.

4. Waiver. The rights and remedies of the parties to this Agreement are cumulative and without prejudice to any other rights or remedies under Law. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

5. Notice. Any notice, request, instruction or other document to be given hereunder shall be in writing and delivered personally or sent by facsimile or prepaid overnight courier, if to:

Ixia:

Ixia

26601 W. Agoura Road

Calabasas, CA 91302

Attention: General Counsel

Facsimile: (818) 444-3100

with a copy (which shall not constitute notice) to:

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, CA 90401

Attention: Katherine F. Ashton

Facsimile: (310) 260-4154

Stockholder:

Telephone:
Facsimile:

Any notice or other communication transmitted in accordance with this Section 5 shall for all purposes of this Agreement be treated as given or effective, if personally delivered, upon receipt, or, if sent by courier, upon the earlier of receipt or the end of the business day following the date of delivery to such courier, or, if sent by facsimile, upon transmission and confirmation of receipt.

6. Assignment; Binding Agreement. This Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or assigned (by operation of Law or otherwise) by either of the parties without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Ixia shall have the right to transfer and assign its rights hereunder to any entity which at the time of such transfer and assignment is controlled by, or under common control with, Ixia or any entity that acquires Ixia or substantially all of its assets. Any assignment or attempted assignment in violation of this Section 6 shall be void and of no effect.

7. Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same instrument.

8. Right to Recover Costs and Fees. In the event that Ixia or any of its affiliates or permitted assigns undertakes any arbitration or litigation in order to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its or his reasonable expenses, costs and fees (including reasonable attorneys’ fees) incurred in the pursuit or defense of such action.

9. Amendments. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing specifically referring hereto and signed by a duly authorized officer or representative of Ixia and Stockholder.

10. Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

11. Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive Laws of the State of Delaware, without reference to its choice of Law rules.

12. Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts located in the county in Texas in which the Company is located, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each of the parties agrees to commence any action, suit or proceeding relating hereto in the courts located in the county in Texas in which the Company is located. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Texas with respect to any matters to which it has submitted to jurisdiction in this Section 12. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts located in the county in Texas in which the Company is located, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

13. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14. Severability. If any provision of this Agreement is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them, and such provision shall then be applicable in such modified form.

15. Entire Agreement. Other than the obligations of Stockholder related to non-competition, non-solicitation, confidentiality and intellectual property assignments entered into in connection with employment and related agreements with the Company, Stockholder acknowledges and agrees that he is not entering into this Agreement in reliance upon any term or condition not stated herein; that this Agreement is the entire agreement pertaining to the subject matter hereof; and that this Agreement supersedes any and all prior or contemporaneous agreements, arrangements, negotiations and understandings between or among Stockholder, the Company and/or Ixia, or any of them, whether oral or written, pertaining to Stockholder’s ability to compete with the Company, Ixia or any of their respective subsidiaries.

16. Agreement Null and Void for Failure to Close Transaction. In the event that the Closing under the Merger Agreement does not occur on or before December 31, 2012 and unless otherwise agreed in a writing signed by each of the parties hereto, this Agreement shall thereafter be deemed null and void in all respects.

* * * *

IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the day, month and year first above written.

IXIA

By:

Name:

Title:

STOCKHOLDER:

[SIGNATURE PAGE TO NON-COMPETITION

AND NON-SOLICITATION AGREEMENT]

EXHIBIT A

Stockholder Name	No. of Shares of Company Common Stock Owned

Total:

EXHIBIT B

[Insert Names of the Four Other Persons Entering into Stockholder Non-Competition and Non-Solicitation Agreements]

Exhibit I

CANCELLATION AGREEMENT

THIS CANCELLATION AGREEMENT (this “Agreement”) is made as of the              day of             , 2012, by and between Anue Systems, Inc., a Delaware corporation (the “Company”) and             , a              (the “Borrower”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Borrower is a stockholder of the Company;

WHEREAS, Borrower is indebted to the Company in the total amount set forth on Schedule A attached hereto (the “Payoff Amount”), representing principal and interest owed as of the date hereof under that certain Promissory Note dated as of              made by Borrower in favor of the Company (the “Promissory Note”);

WHEREAS, under the terms of a Security Agreement between Borrower and the Company (the “Security Agreement”), the Promissory Note is secured by a pledge of Borrower’s shares of common stock of the Company (the “Common Stock”), which are described on Schedule A;

WHEREAS, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated May 4, 2012 by and among the Company, Ixia, a California corporation (“Parent”), Emily Acquisition Corp., a Delaware corporation and direct and wholly-owned subsidiary of Parent (“Acquisition Subsidiary”) and Alexander Pepe, as the Representative, pursuant to which, among other things, the parties thereto agreed to the merger of Acquisition Subsidiary with and into the Company (the “Merger”);

WHEREAS, the entire unpaid principal of the Promissory Note and accrued interest thereon becomes due and payable immediately prior to the consummation of the Merger;

WHEREAS, pursuant to the Merger, each share of Common Stock will be converted into a portion of the Merger Consideration as provided in the Merger Agreement; and

WHEREAS, Borrower desires to pay in full the entire amount owed under the Promissory Note, including any accrued interest, to the Company by setting off and applying a portion of Borrower’s portion of the Merger Consideration as a final payment of the Promissory Note as more fully described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

1. REPAYMENT AND CANCELLATION OF PROMISSORY NOTE. At the Effective Time, Borrower hereby agrees to pay the Payoff Amount to the Company by directing the Company to setoff and apply a portion of Borrower’s portion of the Merger Consideration under the terms of the Merger Agreement in an amount equal to the Payoff Amount as a final payment of the entire outstanding amount under the Promissory Note. The Company agrees that the security interest under the Security Agreement shall be released and discharged upon the final payment of the entire outstanding amount under the Promissory Note in accordance with the preceding sentence.

2. MISCELLANEOUS.

2.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

2.2 Counterparts. This Agreement may be executed in counterparts, which counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatories to the original or the same counterpart.

2.3 Further Actions. Each of the parties agrees to execute, acknowledge and deliver such additional documents, and to take such further actions, as may reasonably be required from time to time to carry out the provisions and the intent of this Agreement and every agreement or document relating hereto or entered into in connection herewith.

2.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written and oral agreements, understandings and negotiations with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:	ANUE SYSTEMS, INC.

By:
Name:
Title:

BORROWER:

Name:

Exhibit I

Schedule A

Total Amount Due under the Promissory Note: $

Pledged Shares of Common Stock: